Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

SANOFI,

AVENTIS INC.,

ROTHKO MERGER SUB, INC.

and

BLUEPRINT MEDICINES CORPORATION

Dated as of June 2, 2025

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-iii-

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Annexes

Annex I	Conditions to the Offer
Annex II	Certificate of Incorporation
Annex III	Bylaws
Annex IV	Form of CVR Agreement

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 2, 2025 (this “Agreement”), among SANOFI, a French société anonyme (“Parent”), Aventis Inc., a Pennsylvania corporation and wholly owned Subsidiary of Parent (“Aventis”), Rothko Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Aventis (“Purchaser”), and Blueprint Medicines Corporation, a Delaware corporation (the “Company”).

WHEREAS, the boards of directors of Parent, Aventis, Purchaser and the Company each have approved the acquisition of the Company on the terms and subject to the conditions set forth in this Agreement and, accordingly, Purchaser has agreed to commence a tender offer (as it may be amended, modified or extended from time to time as permitted by this Agreement, the “Offer”) to purchase any (subject to the Minimum Tender Condition) and all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (each, a “Share” and, collectively, “Shares”), for (i) $129.00 per Share, to the seller in cash, without interest (the “Cash Offer Price”), plus (ii) one (1) contractual contingent value right per Share, to the seller, representing the right to receive contingent payments in cash, without interest, upon the achievement of one or both of the Milestones set forth in the CVR Agreement (the “CVR” and, together with the Cash Offer Price, or any other amount paid pursuant to the Offer to the extent permitted under this Agreement, the “Offer Consideration”);

WHEREAS, as soon as practicable following the consummation of the Offer, Purchaser will merge with and into the Company (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares described in Section 3.1(b) and any Dissenting Shares) will be converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Contemplated Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and the holders of the Shares, (ii) adopted this Agreement and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Contemplated Transactions, including the Offer and the Merger, and (iii) resolved to recommend that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer;

WHEREAS, the boards of directors of Parent, Aventis and Purchaser each have (i) declared it advisable for Parent, Aventis and Purchaser, respectively, to enter into this Agreement and consummate the Contemplated Transactions, including the Offer and the Merger, and (ii) adopted this Agreement and approved the execution, delivery and performance by Parent, Aventis and the Purchaser of this Agreement and the consummation of the Contemplated Transactions, including the Offer and the Merger; and

WHEREAS, Aventis, as sole stockholder of Purchaser, will approve and adopt this Agreement immediately following its execution;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Aventis Purchaser and the Company hereby agree as follows:

Article I
THE OFFER

Section 1.1            The Offer.

(a)           (i) Provided that this Agreement shall not have been terminated pursuant to Article VIII, Purchaser shall, as promptly as practicable after the date of this Agreement (but in no event later than the tenth (10th) Business Day following the date of this Agreement and, without the consent of the Company, not to be unreasonably withheld, conditioned or delayed, in no event earlier than the tenth (10th) Business Day following the date of this Agreement), commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer to purchase any (subject to the Minimum Tender Condition) and all Shares in exchange for the Offer Consideration. The obligation of Purchaser to accept for purchase and to pay for any Shares validly tendered and not validly withdrawn pursuant to the Offer is subject only to the terms of this Agreement, including the prior satisfaction or waiver (to the extent permitted hereunder) of those conditions set forth in Annex I (the “Offer Conditions”). Unless extended in accordance with Section 1.1(a)(ii), the Offer will expire at one (1) minute after 11:59 p.m. Eastern Time on the twentieth (20th) Business Day (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) following (and including the day of) the commencement of the Offer (the “Initial Expiration Date”), or, if the Offer has been extended in accordance with Section 1.1(a)(ii), at the time and date to which the Offer has been so extended (the Initial Expiration Date, and/or such later time and date to which the Offer has been extended in accordance with Section 1.1(a)(ii), the “Expiration Date”). Purchaser expressly reserves the right at any time or, from time to time, in its sole discretion, to waive any Offer Condition or modify or amend the terms of the Offer, including the Offer Consideration, except that, without the prior written consent of the Company, Purchaser may not (A) decrease the Offer Consideration or change the form of the consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer, (C) amend, modify, or waive the Minimum Tender Condition, (D) add to the Offer Conditions or impose any other conditions on the Offer, (E) amend or modify the Offer Conditions in a manner adverse to the holders of Shares, (F) accelerate or extend the Expiration Date of the Offer except as required or permitted by Section 1.1(a)(ii), (G) amend or modify the terms of the CVR or the CVR Agreement (other than as set forth in the definition thereof) or (H) make any other change in the terms or conditions of the Offer that is adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent, Aventis or Purchaser to consummate the Offer or the Merger.

(ii)           Subject to the terms and conditions of this Agreement and to the satisfaction or waiver (to the extent permitted hereunder) by Purchaser of the Offer Conditions as of any scheduled Expiration Date, Purchaser shall accept for purchase and pay for any and all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after such scheduled Expiration Date (the date and time of acceptance for payment, the “Acceptance Time”). Purchaser shall not permit holders of Shares to tender Shares pursuant to the Offer pursuant to guaranteed delivery procedures. Purchaser shall (A) extend the Offer for one (1) or more consecutive periods of time of up to ten (10) Business Days per extension if at any scheduled Expiration Date any Offer Condition is not satisfied and has not been waived (to the extent permitted hereunder) and (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, the staff thereof, or The Nasdaq Global Select Market (“Nasdaq”) applicable to the Offer; provided, that, Purchaser is not required to, and Purchaser shall not, under any circumstances, without the prior written consent of the Company, extend the Offer beyond the Outside Date. The Company shall register (and shall instruct its transfer agent to register) the transfer of the Shares accepted for payment by Purchaser effective immediately after the Acceptance Time.

(b)           On the date of commencement of the Offer, Parent, Aventis and Purchaser shall file or cause to be filed with the SEC, in accordance with Rule 14d-2 of the Exchange Act, a Tender Offer Statement on Schedule TO (collectively with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer that includes as exhibits the offer to purchase and related letter of transmittal, summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”) and shall disseminate the Offer Documents to holders of Shares, in each case, as and to the extent required by applicable federal securities Laws. The Company shall furnish promptly to Parent, Aventis and Purchaser all information reasonably requested by Parent, Aventis and Purchaser concerning the Company and the Company’s stockholders that is required by applicable federal securities Laws to be set forth in the Offer Documents. Except from and after a Change of Board Recommendation, Parent, Aventis and Purchaser shall afford the Company a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent, Aventis and Purchaser shall (i) promptly provide the Company and its counsel with a copy of any written comments (and a description of any oral comments) received by Parent, Aventis, Purchaser or their counsel from the SEC or its staff with respect to the Offer Documents, (ii) consult with the Company regarding any such comments prior to responding thereto and (iii) promptly provide the Company with copies of any responses to any such comments, in each case, except from and after a Change of Board Recommendation. Parent, Aventis and Purchaser each agree that it shall cause the Schedule TO to comply in all material respects with the Exchange Act and other applicable Law. Parent, Aventis and Purchaser shall respond promptly to any comments of the SEC or its staff with respect to the Schedule TO. Parent, Aventis and Purchaser shall take all steps necessary to cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable federal securities Laws. Each of Parent, Aventis, Purchaser and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that it has become aware that such information has become false or misleading in any material respect. Parent, Aventis and Purchaser shall take all steps necessary to cause the Offer Documents as so corrected to be promptly filed with the SEC and disseminated to holders of Shares, in each case, as and to the extent required by applicable federal securities Laws.

(c)           On the terms specified herein and subject to the satisfaction or waiver (to the extent permitted hereunder) of the Offer Conditions, Purchaser shall, and Parent shall cause Purchaser to, irrevocably accept for payment at the Acceptance Time and pay (or cause to be paid) for, all of the Shares validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable (and in any event within one (1) Business Day) after the Acceptance Time.

(d)           Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article VIII. If this Agreement is terminated pursuant to Article VIII, Purchaser shall terminate the Offer promptly (and in any event within twenty-four (24) hours of such termination of this Agreement pursuant to Article VIII), and Purchaser shall not acquire any Shares pursuant to the Offer. If the Offer is terminated by Purchaser, or if this Agreement is terminated pursuant to Article VIII prior to the acquisition of Shares in the Offer, Purchaser shall promptly (and in any event within two (2) Business Days of such termination) return, and shall cause any depositary or other agent acting on behalf of Purchaser to return, in accordance with applicable Law, all Shares tendered into the Offer to the registered holders thereof.

(e)           The Offer Consideration will be adjusted appropriately to reflect any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, or readjustment of shares, or any stock dividend or stock distribution occurring (or for which a record date is established) after the date of this Agreement and prior to the Acceptance Time for Shares validly tendered and not validly withdrawn in connection with the Offer so as to provide any holder of Shares validly tendered and not validly withdrawn in the Offer the same economic effect as contemplated by this Agreement; it being understood that nothing in this Section 1.1(e) shall be construed to permit the Company to take any action that is expressly prohibited by the terms of this Agreement.

Section 1.2            Company Actions; Schedule 14D-9.

(a)           As promptly as practicable on the day that the Offer is commenced, after the filing of the Offer Documents, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all exhibits, amendments and supplements thereto, the “Schedule 14D-9”) containing, subject to the conditions set forth herein, the Company Board Recommendation. The Company shall include in the Schedule 14D-9 the information required by Section 262(d)(2) of the DGCL such that the Schedule 14D-9 constitutes a notice of appraisal rights under Section 262(d)(2) of the DGCL. The Company shall establish the Stockholder List Date as the record date for the purpose of receiving the notice required by Section 262(d)(2) of the DGCL; provided, that, such record date will not be more than ten (10) calendar days prior to the date that the Schedule 14D-9 is first mailed. The Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents and, absent a Change of Board Recommendation, to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the holders of Shares. Parent, Aventis and Purchaser, absent a Change of Board Recommendation, shall coordinate with the Company so that Parent and Purchaser may (and at the request of the Company, shall) disseminate a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the holders of Shares. Except from and after a Change of Board Recommendation, Parent, Aventis and Purchaser shall furnish promptly to the Company all information concerning Parent, Aventis and Purchaser reasonably requested by the Company or required by applicable federal securities Laws to be set forth in the Schedule 14D-9. Except from and after a Change of Board Recommendation, Parent and Purchaser shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The Company shall (i) promptly provide Parent, Purchaser and their counsel with a copy of any written comments (or a description of any oral comments) received by the Company or its counsel from the SEC or its staff with respect to the Schedule 14D-9, (ii) consult with Parent and Purchaser regarding any such comments prior to responding thereto and (iii) promptly provide Parent and Purchaser with copies of any responses to any such comments, in each case, except from and after a Change of Board Recommendation. Each of the Company, Parent, Aventis and Purchaser shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it has become aware that such information has become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case, as and to the extent required by applicable federal securities Laws. The Company agrees that it shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and other applicable Law. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9.

Section 1.3            Stockholder Lists. In connection with the Offer, the Company shall cause its transfer agent to promptly furnish Parent and Purchaser with a list of the Company’s stockholders, mailing labels, security position listings and computer files containing the names and addresses of the record holders of the Shares as of the most recent practicable date prior to consummation of the Offer (such date, the “Stockholder List Date”), and the Company shall furnish or cause to be furnished to Parent and Purchaser such information and assistance (including periodic updates of such information) as Parent or Purchaser or their agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of the Shares. Except for such actions as are reasonably necessary to disseminate the Offer Documents, each of Parent, Aventis and Purchaser shall, and shall instruct their respective agents to, hold and use all information and documents provided to it under this Section 1.3 in accordance with the letter agreement regarding confidentiality, by and between Parent and the Company, dated May 24, 2024, as amended on each of November 5, 2024 and May 18, 2025 (as may be further amended or waived, the “Confidentiality Agreement”).

Article II
THE MERGER

Section 2.1            The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with Section 251(h) of the DGCL, at the Effective Time, Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease, and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.2            Closing; Effective Time. Subject to the provisions of this Agreement and pursuant to the DGCL (including Section 251 of the DGCL), the closing of the Merger (the “Closing”) will take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts, as soon as practicable following consummation of the Offer, but in no event later than the first (1st) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree (such date, the “Closing Date”). At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and agreed to by Purchaser and the Company, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the Effective Time.

Section 2.3            Effects of the Merger. The Merger will have the effects set forth herein and in the DGCL.

Section 2.4            Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)           At the Effective Time, the certificate of incorporation of the Company will, by virtue of the Merger, be amended and restated in its entirety to read in the form of Annex II, and as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law, subject to Section 6.5.

(b)           At the Effective Time, and without any further action on the part of the Company or Purchaser, the bylaws of the Company will be amended and restated in their entirety so as to read in the form of Annex III, and, as so amended, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, in accordance with the certificate of incorporation of the Surviving Corporation and as provided by applicable Law, subject to Section 6.5.

Section 2.5            Directors and Officers. The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case, until the earlier of his or her death, resignation, or removal, or until his or her successor is duly elected and qualified. At the Closing, the Company shall use its reasonable best efforts to deliver, or cause to be delivered, executed copies of a customary resignation letter for each of its directors as of immediately prior to the Effective Time (in such individual’s capacity as such), effective as of the Effective Time.

Section 2.6            Merger Without a Vote of Stockholders. The Merger will be governed by Section 251(h) of the DGCL. The parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer, without a vote of the holders of the Shares in accordance with Section 251(h) of the DGCL.

Section 2.7            Merger Consideration Adjustment. The Merger Consideration will be adjusted appropriately to reflect any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, or readjustment of shares, or any stock dividend or stock distribution occurring (or for which a record date is established) after the date of this Agreement and prior to the Effective Time so as to provide any holder of Shares that receives Merger Consideration the same economic effect as contemplated by this Agreement, it being understood that nothing in this Section 2.7 shall be construed to permit the Company to take any action that is expressly prohibited by the terms of this Agreement.

Article III
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

Section 3.1            Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Aventis, Purchaser, the Company or the holders of any of the following securities, the following will occur:

(a)           each Share issued and outstanding immediately prior to the Effective Time (other than any Shares described in Section 3.1(b) and any Dissenting Shares) will be converted into the right to receive (i) an amount in cash equal to the Cash Offer Price, without interest, plus (ii) one (1) CVR ((i) and (ii), collectively, the “Merger Consideration”), and as of the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable with respect to such Shares in accordance with Section 3.4;

(b)           each Share (i) held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time, (ii) held immediately prior to the Effective Time by Parent or any direct or indirect wholly owned Subsidiary of Parent (other than Purchaser) or (iii) irrevocably accepted by Purchaser for purchase in the Offer, will be cancelled and retired without any conversion thereof and no payment or distribution will be made with respect thereto;

(c)           all shares of the common stock, par value $0.0001 per share, of Purchaser outstanding as of immediately prior to the Effective Time shall be converted into an aggregate number of shares of common stock, par value $0.0001 per share, of the Surviving Corporation equal to the number of Shares issued and outstanding immediately prior to the Effective Time; and

(d)           each Dissenting Share immediately prior to the Effective Time will be cancelled and retired without any conversion thereof, and Dissenting Shares will thereafter only represent the right to receive payment pursuant to Section 262 of the DGCL and as described in Section 3.3.

Section 3.2            Treatment of Equity Awards.

(a)           Prior to the Effective Time, the Company Board (or the committee with administrative authority with respect to the applicable Company Equity Plan) shall take all actions necessary to (i) terminate each Company Equity Plan in accordance with its terms, effective as of the Effective Time and (ii) adopt such resolutions as are required to approve the actions contemplated by this Section 3.2 ((i) and (ii), collectively, the “Equity Actions”). Prior to the Effective Time, the Company shall provide Parent with a copy of any and all resolutions or other corporate action (the form and substance of which shall be subject to prior reasonable review and comment by Parent, which comments the Company shall consider in good faith) evidencing the Equity Actions.

(b)           Treatment of Outstanding Company Stock Options.

(i)            As of the Effective Time, each option to purchase Shares granted under a Company Equity Plan (each such option, a “Company Stock Option”) that is outstanding, whether vested or unvested, immediately prior to the Effective Time, other than 50% of each unvested Company Stock Option that was granted to employees of the Company and its Subsidiaries during the 2025 calendar year (the “Rollover Options”) and is subject to Section 3.2(b)(ii), will, as applicable, fully vest, be cancelled, and, in exchange therefor, the holder of such cancelled Company Stock Option will be entitled to receive in consideration of the cancellation of such Company Stock Option, (A) an amount in cash (without interest and less applicable Tax withholdings pursuant to Section 3.6) equal to the product of (i) the total number of Shares subject to such Company Stock Option as of immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Cash Offer Price over the applicable exercise price per Share under such Company Stock Option (the “Stock Option Cash Consideration”) and (B) one (1) CVR (payable in accordance with Section 3.2(e) and the CVR Agreement) for each Share subject to the Company Stock Option. Parent shall pay (or shall cause the Surviving Corporation to pay) the Stock Option Cash Consideration on the Surviving Corporation’s next regularly scheduled payroll date following the Closing Date (but in no event later than ten (10) Business Days after the Closing Date).

(ii)           As of the Effective Time, except as set forth in Section 3.2 of the Company Disclosure Letter, each Rollover Option that is outstanding immediately prior to the Effective Time (rounded up to the nearest whole number) will be cancelled and converted into a cash-based award (a “Converted Stock Option”), which shall entitle the holder thereof to receive (A) one (1) CVR (payable in accordance with Section 3.2(e) and the CVR Agreement) for each Share subject to such Rollover Option and (B) an amount in cash (without interest and less applicable Tax withholdings pursuant to Section 3.6) equal to the product of (1) the total number of Shares subject to such Rollover Option as of immediately prior to the Effective Time multiplied by (2) the excess, if any, of the Cash Offer Price over the applicable exercise price per Share under such Rollover Option (the “Converted Stock Option Cash Consideration”). Each Converted Stock Option (and the right to payment in respect thereof) shall be subject to the same terms and conditions (including vesting, forfeiture and acceleration provisions) that were applicable to the corresponding Company Stock Option immediately prior to the Effective Time, provided that such Converted Stock Option shall vest and become payable upon the earliest of (i) the date the corresponding Company Stock Option would have vested pursuant to the terms thereof, (ii) the date that is six (6) months following the Closing Date, and (iii) the date the holder of such Converted Stock Option is terminated by Parent, the Surviving Corporation or any of their Subsidiaries, as applicable, without “cause” or the date such holder resigns for “good reason” (each as defined in the Employment Agreement or CIC Severance Plan set forth in the Company Disclosure Letter applicable to such holder). Parent shall pay (or shall cause the Surviving Corporation to pay) the Converted Stock Option Cash Consideration in respect of each Converted Stock Option that becomes vested on the Surviving Corporation’s next regularly scheduled payroll date following the applicable vesting date (but in no event later than ten (10) Business Days after the applicable vesting date).

(c)           Treatment of Outstanding Company RSU Awards.

(i)           As of the Effective Time, each restricted stock unit granted under a Company Equity Plan (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time, other than 50% of each award of Company RSUs that was granted to employees of the Company and its Subsidiaries during the 2025 calendar year (each award, a “Rollover RSU”) and is subject to Section 3.2(c)(ii), will fully vest, be cancelled and entitle the holder thereof to receive (i) an amount in cash (without interest and less applicable Tax withholdings pursuant to Section 3.6) equal to the product of (A) the total number of Shares subject to such Company RSU as of immediately prior to the Effective Time multiplied by (B) the Cash Offer Price (the “RSU Cash Consideration”) and (ii) one (1) CVR (payable in accordance with Section 3.2(e) and the CVR Agreement) for each Share subject to such Company RSU. Parent shall pay (or shall cause the Surviving Corporation to pay) the RSU Cash Consideration on the Surviving Corporation’s next regularly scheduled payroll date following the Closing Date (but in no event later than ten (10) Business Days after the Closing Date).

(ii)           As of the Effective Time, except as set forth in Section 3.2 of the Company Disclosure Letter, each Rollover RSU that is outstanding immediately prior to the Effective Time (rounded up to the nearest whole number) will be cancelled and converted into a cash-based award (a “Converted RSU”), which shall entitle the holder thereof to receive (i) one (1) CVR (payable in accordance with Section 3.2(e) and the CVR Agreement) for each Share subject to such Rollover RSU and (ii) an amount in cash (without interest and less applicable Tax withholdings pursuant to Section 3.6) equal to the product of (A) the total number of Shares subject to such Rollover RSU as of immediately prior to the Effective Time multiplied by (B) the Cash Offer Price (the “Converted RSU Cash Consideration”). Each Converted RSU (and the right to payment in respect thereof) shall be subject to the same terms and conditions (including vesting, forfeiture, settlement and acceleration provisions) that were applicable to the corresponding Company RSU immediately prior to the Effective Time, provided that such Converted RSU shall vest and become payable upon the earliest of (i) the date the corresponding Company RSU would have vested pursuant to the terms thereof, (ii) the date that is six (6) months following the Closing Date, and (iii) the date the holder of such Converted RSU is terminated by Parent, the Surviving Corporation or any of their Subsidiaries, as applicable, without “cause” or the date such holder resigns for “good reason” (each as defined in the Employment Agreement or CIC Severance Plan set forth in the Company Disclosure Letter applicable to such holder). Parent shall pay (or shall cause the Surviving Corporation to pay) the Converted RSU Cash Consideration in respect of each Converted RSU that becomes vested on the Surviving Corporation’s next regularly scheduled payroll date following the applicable vesting date (but in no event later than ten (10) Business Days after the applicable vesting date).

(d)           Treatment of Outstanding Company PSU Awards.

(i)            As of the Effective Time, each performance-based restricted stock unit granted under a Company Equity Plan (each, a “Company PSU”) that is outstanding immediately prior to the Effective Time, other than 50% of each award of Company PSUs that was granted to employees of the Company and its Subsidiaries during the 2025 calendar year (each award, a “Rollover PSU”) and is subject to Section 3.2(d)(ii), will be cancelled and entitle the holder thereof to receive (i) an amount in cash (without interest and less applicable Tax withholdings pursuant to Section 3.6) equal to the product of (A) the total number of Shares subject to such Company PSU as of immediately prior to the Effective Time, as determined by the Company Board (or the committee with administrative authority with respect to the applicable Company Equity Plan) prior to the Closing based on the greater of target and actual performance as of the Effective Time, multiplied by (B) the Cash Offer Price (the “PSU Cash Consideration”) and (ii) one (1) CVR (payable in accordance with Section 3.2(e) and the CVR Agreement) for each Share subject to such Company PSU as determined in accordance with the foregoing clause (i). Parent shall pay (or shall cause the Surviving Corporation to pay) the PSU Cash Consideration on the Surviving Corporation’s next regularly scheduled payroll date following the Closing Date (but in no event later than ten (10) Business Days after the Closing Date).

(ii)           As of the Effective Time, except as set forth in Section 3.2 of the Company Disclosure Letter, each Rollover PSU that is outstanding immediately prior to the Effective Time (rounded up to the nearest whole number) will be cancelled and converted into a cash-based award (a “Converted PSU”), which shall entitle the holder thereof to receive (i) one (1) CVR (payable in accordance with Section 3.2(e) and the CVR Agreement) for each Share subject to such Rollover PSU as determined in accordance with the following clause (ii), and (ii) an amount in cash (without interest and less applicable Tax withholdings pursuant to Section 3.6) equal to the product of (A) the total number of Shares subject to such Rollover PSU as of immediately prior to the Effective Time, as determined, by the Company Board (or the committee with administrative authority with respect to the applicable Company Equity Plan) prior to Closing, based on the greater of target and actual performance as of the Effective Time multiplied by (B) the Cash Offer Price (the “Converted PSU Cash Consideration”). Each Converted PSU (and the right to payment in respect thereof) shall be subject to the same terms and conditions (including vesting (other than the performance-based vesting conditions), forfeiture, settlement and acceleration provisions) that were applicable to the corresponding Company PSU immediately prior to the Effective Time, provided that such Converted PSU shall vest and become payable upon the earliest of (i) the date the corresponding Company PSU would have vested pursuant to the terms thereof, (ii) the date that is six (6) months following the Closing Date, and (iii) the date the holder of such Converted PSU is terminated by Parent, the Surviving Corporation or any of their Subsidiaries, as applicable, without “cause” or the date such holder resigns for “good reason” (each as defined in the Employment Agreement or CIC Severance Plan set forth in the Company Disclosure Letter applicable to such holder). Parent shall pay (or shall cause the Surviving Corporation to pay) the Converted PSU Cash Consideration in respect of each Converted PSU that becomes vested on the Surviving Corporation’s next regularly scheduled payroll date following the applicable vesting date (but in no event later than ten (10) Business Days after the applicable vesting date).

(e)           Treatment of Equity Award CVR. As contemplated by Section 3.2(b), (c) and (d) (as applicable), each holder of a Company Equity Award (whether vested or unvested) shall receive one (1) CVR in respect of each Share subject to such Company Equity Award (each, an “Equity Award CVR”); provided, that, any payments in respect of an Equity Award CVR, shall be on the same schedule and under the same terms and conditions as apply to payments to holders of Shares, in order for such payment to constitute transaction-based compensation for purposes of Treasury Regulation § 1.409A–3(i)(5)(iv) or shall otherwise be paid in compliance with or under an alternative exemption from Section 409A of the Code. Parent or Aventis shall make (or shall cause the Surviving Corporation to make) a cash payment in respect of each Equity Award CVR (without interest and less applicable Tax withholdings pursuant to Section 3.6) to the holder thereof on the Surviving Corporation’s next regularly scheduled payroll date following the applicable Milestone Payment Date (but in no event later than ten (10) Business Days after the applicable Milestone Payment Date); provided, that, if at the time that any payment is to be made in respect of an Equity Award CVR issued with respect to a Converted Stock Option, Converted RSU or Converted PSU, the corresponding Converted Stock Option, Converted RSU or Converted PSU remains unvested, the payment in respect thereof shall be made on the Surviving Corporation’s next regularly scheduled payroll date following the date on which such Converted Stock Option, Converted RSU or Converted PSU vests in accordance with its terms (but in no event later than ten (10) Business Days after the applicable vesting date). For the avoidance of doubt, in no event shall any payment be made in respect of an Equity Award CVR issued with respect to a Converted Stock Option, Converted RSU or Converted PSU unless and until the corresponding Converted Stock Option, Converted RSU or Converted PSU has vested in accordance with its terms. The terms of the CVR and the circumstances in which any Milestone Payment is made, shall be governed solely by the CVR Agreement.

(f)           Treatment of the Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement, the Company shall take all actions necessary to terminate the Company’s Employee Stock Purchase Plan (the “ESPP”) and all outstanding rights thereunder as of the day immediately prior to the Effective Time, contingent upon the occurrence of the Closing. The offering or purchase period under the ESPP that would be in effect as of the Effective Time (the “Final Offering Period”) shall terminate no later than the day immediately prior to the Effective Time, and the Company shall cause the exercise date applicable to the Final Offering Period to accelerate and occur on the termination date of the ESPP with respect to any then-outstanding purchase rights. Notwithstanding anything in this Agreement to the contrary, (i) all amounts allocated to each participant’s account under the ESPP at the end of the Final Offering Period shall thereupon be used to purchase whole Shares under the terms of the ESPP for such offering period, which Shares shall be cancelled at the Effective Time in exchange for the right to receive the Merger Consideration in accordance with Section 3.1(a) following the purchase of the Shares, (ii) the Company shall return to each participant the funds, if any, that remain in such participant’s account after such purchase and (iii) the Company shall take such steps as may be necessary such that, between the date of this Agreement and the Closing, (x) no new participants may commence participation in the ESPP, (y) no current participant in the ESPP may increase his or her rate of contribution under the ESPP and (z) no new offering period will commence after the date of this Agreement.

Section 3.3            Dissenting Shares.

(a)           Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly exercises and perfects their respective demands for appraisal of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into a right to receive the Merger Consideration unless such holder fails to perfect or effectively withdraws or otherwise loses his, her, or its right to appraisal. From and after the Effective Time, a holder of Shares who has properly exercised appraisal rights will not have any rights of a stockholder of the Company or the Surviving Corporation with respect to such Shares, except those provided under Section 262 of the DGCL. A holder of Dissenting Shares will be entitled only to receive payment of the appraised value of such Shares in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder effectively withdraws or loses his, her, or its right to appraisal in accordance with Section 262 of the DGCL, in which case such Dissenting Shares will be treated as if such Shares had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates, pursuant to Section 3.1.

(b)           The Company shall provide Parent with prompt written notice of any written demands for appraisal, withdrawals of such demands, and any other instruments received by the Company from holders of Shares relating to rights of appraisal, and Parent will have the opportunity and right to participate in all negotiations and proceedings with respect to demands for appraisal. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal. Prior to the Effective Time, the Company shall not be required to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(c)           If any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder’s right to obtain payment of the fair value of such holder’s Dissenting Shares under the DGCL, then, as of the occurrence of such effective withdrawal or loss, such holder’s Shares will no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, will be treated as if such holder’s Shares, as of the Effective Time, had been converted into the right to receive the Merger Consideration, without interest thereon, as set forth in Section 3.1(a) upon surrender of the Certificate or Certificates therefor in accordance with Section 3.4(b) or, if applicable, pursuant to the process for Book-Entry Shares set forth in Section 3.4(c).

Section 3.4            Paying Agent Matters; Surrender of Shares.

(a)           Prior to the Acceptance Time, Parent shall deposit or cause to be deposited with a bank or trust company reasonably acceptable to the Company (the “Paying Agent”), cash in an amount sufficient to pay the aggregate Cash Offer Price (calculated for the purposes of this Section 3.4(a) assuming that all outstanding Shares are tendered into the Offer) and Parent shall cause the Paying Agent to timely make all payments contemplated in Section 1.1(a)(ii), Section 1.1(c), Section 3.4(b) and Section 3.4(c). Such Cash Offer Price may be invested by the Paying Agent as directed by Parent; provided, that, (A) such investments must be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (B) no such investment will relieve Parent, Purchaser, or the Paying Agent from making the payments required by this Article III and (C) no such investment will have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs. No loss incurred with respect to such investments will decrease the amounts payable pursuant to this Agreement. In the event that the amount of cash held by the Paying Agent is insufficient to pay such aggregate Cash Offer Price, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make all such payments pursuant to Section 1.1(a)(ii), Section 1.1(c), Section 3.4(b) and Section 3.4(c). The aggregate Cash Offer Price as so deposited with the Paying Agent will not be used for any purpose other than to fund payments pursuant to Section 1.1(a)(ii), Section 1.1(c), Section 3.4(b) and Section 3.4(c), except as expressly provided for in this Agreement. Any portion of the cash made available to the Paying Agent in respect of any Dissenting Shares will be returned to Parent, upon demand. For the avoidance of doubt, Parent shall not be required to cause to be deposited any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the CVR Agreement and no such funds shall be required to be deposited with the Paying Agent.

(b)           Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate (a “Certificate”) which immediately prior to the Effective Time represented outstanding Shares that were converted pursuant to Section 3.1 into the right to receive the Merger Consideration, (i) a letter of transmittal in customary form reasonably satisfactory to the Company and Parent, which will specify that delivery will be effected, and risk of loss and title to the Certificate will pass, only upon proper delivery of such Certificate (or effective affidavits of loss in lieu thereof) to the Paying Agent, and (ii) instructions for use in effecting the surrender of the Certificate (or effective affidavits of loss in lieu thereof), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article III, and such Certificates shall then be cancelled. Upon surrender of a Certificate (or effective affidavits of loss in lieu thereof) for cancellation to the Paying Agent, together with such letter of transmittal, duly executed and properly completed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time the Merger Consideration payable for each Share formerly represented by such Certificate pursuant to Section 3.1 (less any applicable withholding Tax pursuant to Section 3.6), and the Certificate so surrendered shall forthwith be cancelled.

(c)           With respect to non-certificated Shares represented in book-entry form (the “Book-Entry Shares”), Parent shall cause the Paying Agent to pay and deliver the Merger Consideration payable therefor (less any applicable withholding Tax pursuant to Section 3.6), in each case promptly following the Effective Time (and in any event within three (3) Business Days thereafter). The Company, Parent and Aventis shall cooperate to, and Parent or Aventis, as applicable, shall cause (i) the Paying Agent to, (A) deliver to The Depository Trust Company (“DTC”) or its nominees, or to holders of Book-Entry Shares, in each case to the extent applicable or required, any notice with respect to the effectiveness of the Merger and any instructions for surrendering Book-Entry Shares and (B) establish procedures with the Paying Agent and DTC to ensure that the Paying Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, upon surrender of Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the cash portion of the Merger Consideration payable for each such Book-Entry Share pursuant to Section 3.1, and (ii) the Rights Agent under the CVR Agreement to record a number of CVRs in the name of DTC or its nominees equal to the number of such Shares held of record by DTC or such nominee.

(d)           The Paying Agent shall accept such Certificates and transferred Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Book-Entry Shares on the Merger Consideration payable upon the surrender of such Certificates and Book-Entry Shares pursuant to this Section 3.4. Until so surrendered, outstanding Certificates and Book-Entry Shares (other than Certificates and Book-Entry Shares representing any Dissenting Shares) shall be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration (including payment in the form of or with respect to any CVR), without interest thereon, less any applicable withholding Tax pursuant to Section 3.6, payable in respect thereof pursuant to the provisions of this Article III.

(e)           At any time following the date that is twelve (12) months after the Effective Time, Parent may require the Paying Agent to deliver to Parent any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and Book-Entry Shares, and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration payable upon surrender of a Certificate or Book-Entry Share. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. If any Certificate or Book-Entry Share has not been surrendered immediately prior to the date on which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Body, any Merger Consideration in respect of such Certificate or Book-Entry Share will, to the extent permitted by applicable Law, immediately prior to such time become the property of the Surviving Corporation, free and clear of all claims or interest of any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) previously entitled thereto.

(f)           From and after the Effective Time, the stock transfer books of the Surviving Corporation will be closed, and thereafter there shall be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time. After the Effective Time, any Certificate or Book-Entry Share presented to the Surviving Corporation for any reason will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article III.

(g)           In the event that any Certificate has been lost, stolen or destroyed, upon the holder’s delivery of an affidavit of loss to the Paying Agent (and, if required by Parent or the Paying Agent, the posting by such holder of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate), Parent shall cause the Paying Agent to deliver as consideration for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate.

Section 3.5            Section 16 Matters. Prior to the Acceptance Time, the Company Board shall take all necessary and appropriate action to approve, for purposes of Section 16(b) of the Exchange Act and the related rules and regulations thereunder, the disposition by Company directors and officers who are subject to the reporting requirements of Section 16(a) of the Exchange Act, of Shares and Company Equity Awards in the Contemplated Transactions.

Section 3.6            Withholding. The parties hereto and the Paying Agent are entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement or the CVR Agreement such amounts as are required to be deducted and withheld therefrom under the United States Internal Revenue Code of 1986, as amended (the “Code”), or the Treasury Regulations thereunder (the “Treasury Regulations”), or any other applicable Law. Any compensatory amounts payable pursuant to or as contemplated by this Agreement, including pursuant to Section 3.2, or the CVR Agreement will be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable. To the extent that any amounts are so deducted and withheld and timely paid over to the appropriate Governmental Body, such amounts will be treated for all purposes under this Agreement and the CVR Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.7            Transfer Taxes. If any payment pursuant to the Offer or the Merger is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it will be a condition to such payment that (a) such Certificate or Book-Entry Share so surrendered must be properly endorsed or must otherwise be in proper form and (b) the Person presenting such Certificate or Book-Entry Share to the Paying Agent for payment must pay to the Paying Agent any Transfer Taxes or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share or must establish to the satisfaction of the Paying Agent that such Tax has been paid or is not required to be paid. Parent shall timely pay any other Transfer Taxes incurred in connection with the Contemplated Transactions.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in (a) Company SEC Documents (excluding any disclosures in “risk factors” or otherwise relating to “forward-looking statements” to the extent that they are cautionary, predictive or forward-looking in nature) publicly filed with the SEC no less than one (1) Business Day prior to the date of this Agreement or (b) the confidential disclosure letter delivered by the Company to Parent, Aventis and Purchaser prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being understood and agreed that any disclosure set forth in one section or subsection of the Company Disclosure Letter also will apply to each other section and subsection of this Agreement to the extent that the relevance of such disclosure to such other section or subsection is reasonably apparent), the Company represents and warrants to Parent, Aventis and Purchaser as follows:

Section 4.1            Organization and Corporate Power. The Company is a corporation validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization (to the extent such concept exists in such jurisdiction). The Company and each of its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of the Company (the “Company Organizational Documents”), and the organizational documents of its Subsidiaries (the “Subsidiary Organizational Documents”), each as in effect as of the date of this Agreement, have been heretofore made available to Parent, Aventis and Purchaser.

Section 4.2            Authorization; Valid and Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, assuming that the Contemplated Transactions are consummated and the Merger becomes effective in accordance with Section 251(h) of the DGCL, to consummate the Offer and the Merger. The Company Board has unanimously (a) determined that this Agreement and the Contemplated Transactions, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and the holders of the Shares, (b) adopted this Agreement and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Contemplated Transactions, including the Offer and the Merger, and (c) resolved to recommend that the holders of the Shares accept the Offer and tender their Shares pursuant to the Offer (the “Company Board Recommendation”), which actions have not, as of the date of this Agreement, been rescinded, modified or withdrawn. No other corporate action on the part of the Company is necessary to authorize this Agreement. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Purchaser, Aventis and Parent, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.3            Capital Stock.

(a)           The authorized capital stock of the Company consists of 120 million Shares and 5 million shares of preferred stock, $0.001 par value per share (“Company Preferred Stock”), of which, as of May 30, 2025 (the “Measurement Date”), 64,666,111 Shares were issued and outstanding and no shares of Company Preferred Stock were issued and outstanding.

(b)           Section 4.3(b) of the Company Disclosure Letter sets forth a true and complete list as of the Measurement Date of each holder of a Company Equity Award, including, with respect to each Company Equity Award (as applicable), (i) the date of which such Company Equity Award was granted, (ii) the number of Shares subject thereto (with respect to Company PSUs, at each of target and maximum performance), and (iii) the exercise price with respect to each Company Stock Option. Each Company Equity Award, (x) was duly authorized no later than the date on which the grant of such Company Equity Award was by its terms to be effective (the “Grant Date”) by all necessary action and granted in material compliance with all applicable Laws and all of the material terms and conditions of the Company Equity Plan under which it was granted, (y) is evidenced by an award agreement, substantially in a form made available to Parent, and (z) will not trigger any liability for the holder thereof under Section 409A of the Code. Each Company Stock Option, has an exercise price equal to no less than the fair market value of the underlying Shares on the Grant Date, as determined in accordance with Section 409A of the Code.

(c)           Except as disclosed in this Section 4.3, as set forth in Section 4.3(b) or Section 4.3(c) of the Company Disclosure Letter, pursuant to the ESPP, or for changes since the Measurement Date resulting from the exercise or settlement of Company Equity Awards, the Company has no outstanding (i) shares of capital stock or other equity interests or voting securities, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or (v) bonds, debentures, notes or other Indebtedness of the Company having the right to vote on any matters on which the Company’s stockholders may vote.

Section 4.4            Subsidiaries. All of the outstanding shares of capital stock or equivalent equity interests of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company free and clear of all material Liens (other than Permitted Liens). The Company’s Subsidiaries do not have any outstanding rights nor have they authorized any options or other rights to acquire from any such Subsidiary, or any obligations to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary not owned by the Company. The Company does not own any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Person other than (i) the Company’s Subsidiaries and (ii) marketable securities in the ordinary course of business. Neither the Company nor the Company’s Subsidiaries have agreed nor are obligated to make, and are not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person.

Section 4.5            No Breach. The execution and delivery of this Agreement by the Company, and the consummation by the Company of the Offer and the Merger, do not (a) conflict with or violate the Company Organizational Documents or any Subsidiary Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 4.6 have been obtained, and all filings and obligations described in Section 4.6 have been made, conflict with or violate any Law, order, judgment or decree to which the Company, its Subsidiaries or any of their properties or assets is subject, except any conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, or (c) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, give rise to a right of termination, cancellation or acceleration under, or require any consent or approval under, any Company Material Contract, except any conflicts, breaches, defaults, violations, terminations, cancellations or accelerations that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.6            Consents. Except for (a) the applicable requirements of Antitrust Laws, (b) the applicable requirements of the Exchange Act, (c) any filings required by Nasdaq, (d) the filing of the Certificate of Merger, (e) the filing of applications, consents, approvals, authorizations and notices, as required by the FDA, the Drug Enforcement Administration and any other federal, state, local or foreign Governmental Body that is concerned with or regulates the marketing, sale, use, handling and control, safety, efficacy, reliability, manufacturing, wholesale or distribution of drug or biological products and (f) any filings with the relevant authorities of states in which the Company or any of its Subsidiaries is qualified to do business, in each case, the Company is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as stated above, no consent, approval or authorization of any Governmental Body is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations the failure of which to obtain would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.7            SEC Reports; Financial Statements; Disclosure Controls and Procedures.

(a)           Since the Reference Date, the Company has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC under the Exchange Act (such reports or documents, the “Company SEC Documents”). The Company’s Subsidiaries are not required to file or furnish any form, report, statement, schedule, registration statement, proxy statement, certification or other document with, or make any other filing with, or furnish any other material to, the SEC. As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such amendment, supplement or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, as in effect on the date so filed, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)           The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act) and (iii) fairly present, in accordance with GAAP in all material respects, the consolidated financial position of the Company and the Company’s Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and the Company’s Subsidiaries for the periods covered thereby (subject, in the case of unaudited financial statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not, individually or in the aggregate, material in amount).

(c)           The Company has designed and maintains, and at all times since the Reference Date, has maintained, a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) to provide reasonable assurance that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports and (ii) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Company Balance Sheet Date, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(d)           Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or Representative of the Company or any of its Subsidiaries has received a material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(e)           Neither the Company nor any of its Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company’s Subsidiaries in the Company’s published financial statements or other Company SEC Documents.

(f)           As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

Section 4.8            No Undisclosed Liabilities. Except (a) as and to the extent disclosed or reserved against on the unaudited consolidated balance sheet of the Company as of March 31, 2025 (the “Company Balance Sheet Date”), that is included in the Company SEC Documents, (b) as incurred after the date thereof in the ordinary course of business, (c) for performance obligations on the part of the Company or any of its Subsidiaries pursuant to the terms of any Company Material Contract (other than liabilities or obligations due to breaches thereunder), (d) as incurred in connection with this Agreement or the Contemplated Transactions or (e) as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company, together with its Subsidiaries, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

Section 4.9            Absence of Certain Developments. From the Company Balance Sheet Date to the date of this Agreement, (i) the Company has not experienced a Company Material Adverse Effect and (ii) there has not occurred any event, change, action, failure to act or transaction that, individually or in the aggregate, would be reasonably expected to have, a Company Material Adverse Effect. Except in connection with the Contemplated Transactions, and other than as a result of Health Emergencies and Health Measures (including any modifications, suspensions or alterations of operations resulting from, or determined by the Company and its Subsidiaries to be advisable and reasonably necessary in response to, Health Emergencies), from the Company Balance Sheet Date to the date of this Agreement, the Company has carried on and operated its business in all material respects in the ordinary course of business, and neither the Company nor any of its Subsidiaries has taken, committed or agreed to take any actions that would have been prohibited by (A) Sections 6.1(b)(vii), (viii), (x), (xi), (xii), (xv) or (xvi), or (B) Section 6.1(b)(xxi), solely with respect to any of the foregoing clause (A), in each case if such covenants had been in effect as of the Company Balance Sheet Date.

Section 4.10           Compliance with Laws.

(a)           Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries operate, and since the Reference Date have operated in compliance, with all Laws applicable to them, any of their properties or other assets or any of their business or operations.

(b)           Except in each case as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, since the Reference Date, (i) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Body that alleges (A) any violation or noncompliance (or reflects that the Company or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Body for such alleged noncompliance) with any applicable Law or (B) any fine, assessment or cease and desist order, or the suspension, revocation or limitation or restriction of any Permit and (ii) neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law.

(c)           The Company and each of its officers and directors (in their capacities as such) are in material compliance with, and have since the Reference Date complied in all material respects with, (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act (“Sarbanes-Oxley”) or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.11          Title to Tangible Properties.

(a)           Each of the Company and its Subsidiaries have good and valid title to, or hold pursuant to good, valid and enforceable leases or other comparable contract rights, all of the tangible personal property and other tangible assets owned or leased by it as of the date of this Agreement and necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)           The leased real property described in Section 4.11(b) of the Company Disclosure Letter (the “Company Real Property”) is a true and complete list of all the Company Real Property leases as of the date of this Agreement and constitutes all of the real property used, occupied or leased by the Company or its Subsidiaries. There are no subleases, licenses, occupancy agreements, consents, assignments, purchase agreements, or other contracts granting to any person (other than the Company or any of its Subsidiaries) the right to use or occupy the Company Real Property, and no other Person (other than the Company and its Subsidiaries) is in possession of the Company Real Property. The Company Real Property leases are in full force and effect. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, each of the Company Real Property leases is valid, binding and enforceable on the Company or any of its Subsidiaries that is a party to such lease and, to the Company’s Knowledge, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws affecting creditors’ rights generally, and subject to general principles of equity, and is in full force and effect, and the Company or any of its Subsidiaries has performed all material obligations required to be performed by it to date under each such lease. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to the applicable Company Real Property leases is in default in any material respect under any of such leases, nor has the Company or any of its Subsidiaries given or received written notice of termination, cancellation, breach, or default under any such lease. No event has occurred which, if not remedied, would result in a default by the Company in any material respect under the Company Real Property leases, and, to the Company’s Knowledge, no event has occurred which, if not remedied, would result in a default by any party other than the Company in any material respect under the Company Real Property leases. The Company has not granted, and, to the Company’s Knowledge, no other party has granted, any options, rights of first offer or rights of first refusal in favor of any other party to purchase or lease the Company Real Property or any portion thereof or interest therein.

(c)           The Company does not and has never owned any real property.

Section 4.12          Tax Matters.

(a)           Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have timely filed (taking into account any applicable extensions) all Tax Returns required to be filed by them, (ii) such Tax Returns are true, complete and correct in all respects and (iii) the Company and its Subsidiaries have paid all Taxes shown as due and payable on any Tax Return.

(b)           Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) there are no liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries and (ii) the Company and its Subsidiaries have withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party (including, without limitation, Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and complied with all information reporting and back-up withholding provisions of applicable Law.

(c)           Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, no U.S., federal, state, local or foreign Actions relating to Taxes are pending, threatened in writing, or being conducted with respect to the Company or any of its Subsidiaries.

(d)           Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, there has never been any claim made in writing by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that any of such entities may be subject to Tax in that jurisdiction.

(e)           Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, there are no disputes, audits, examinations, investigations or proceedings pending or threatened in writing in respect of any Taxes or Tax Returns of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries is a party to any litigation or administrative Action relating to Taxes. No deficiency for any Tax has been asserted or assessed by a taxing authority in writing against the Company or any of its Subsidiaries that has not been paid, settled or withdrawn or is not being contested in good faith in appropriate Actions.

(f)            Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has (i) constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement; or (ii) Knowledge of facts which are reasonably likely to cause any prior transactions in which the Company or any of its Subsidiaries (or any predecessors of the Company or any of its Subsidiaries) were treated as either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) to not qualify for tax-free treatment under Section 355 or 361 of the Code.

(g)           Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has participated in a “listed transaction,” as defined in Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(h)           Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Body with respect to any amount of Taxes.

(i)            Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Tax of the Company or any of its Subsidiaries that is currently in force.

(j)            Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) is a party to or bound by any Tax allocation, sharing or similar agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes), (ii) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group the common parent of which is the Company or any of its Subsidiaries) or (iii) has liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law).

(k)           Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result: (i) of any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (ii) of Section 965(a) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (iii) of any change in method of accounting made prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (iv) of any prepaid amount received on or prior to the Closing Date, (v) of any inclusion pursuant to Section 951 or Section 951A of the Code or (vi) of any installment sale or open transaction disposition made on or prior to the Closing Date.

Section 4.13           Contracts and Commitments.

(a)           Except for any Company Plans, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i)            “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or any of its Subsidiaries that was required to be, but has not been, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, or any Company SEC Documents filed after the date of filing of such Form 10-K until the date of this Agreement;

(ii)           Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries of a material amount of assets (1) after the date of this Agreement, other than the sale of inventory in the ordinary course of business, or (2) prior to the date of this Agreement, that contains any material ongoing obligations (including sale of inventory, indemnification, “earn-out” or other contingent obligations) that are still in effect that are expected to result in claims in excess of $2,000,000 or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other person or other business enterprise other than a Subsidiary of the Company;

(iii)          Contract establishing any joint venture, partnership, limited liability company or collaboration, in each case, that is material to the Company and its Subsidiaries, taken as a whole;

(iv)          Contract (A) prohibiting or materially limiting the right of the Company or any of its Subsidiaries to compete in any line of business or to conduct business with any Person or in any geographical area, (B) obligating the Company or any of its Subsidiaries to purchase or otherwise obtain any material product or service exclusively from a single party, to purchase a specified minimum amount of goods or services, to sell any material product or service exclusively to a single party or making any material commitment, such as a minimum volume requirement or capacity reservation fees, to a contract manufacturing organization, (C) requiring the Company or any of its Subsidiaries to conduct any business on a “most favored nations” basis with any third party or (D) under which any Person has been granted the right to manufacture, sell, market or distribute any product of the Company or any of its Subsidiaries on an exclusive basis in any geographical area;

(v)           Contracts in respect of Indebtedness of $5,000,000 or more (whether incurred, assumed, guaranteed or secured by any asset), other than loans to or among direct or indirect wholly owned Subsidiaries, in each case in the ordinary course of business;

(vi)          Contract between the Company, on the one hand, and any Affiliate of the Company (other than a Subsidiary of the Company), on the other hand;

(vii)         Contract relating to the voting or registration of any securities;

(viii)        Contract containing a right of first refusal, right of first negotiation or right of first offer with respect to any equity interests or assets that have a fair market value or purchase price of more than $5,000,000 in favor of a party other than the Company or any of its Subsidiaries;

(ix)           Contract under which the Company or any of its Subsidiaries is expected to make annual expenditures or receive annual revenues in excess of $3,000,000 during the fiscal year 2025 or fiscal year 2026;

(x)            Contracts of the Company or any of its Subsidiaries relating to the settlement of any litigation proceeding that provide for any continuing material obligations on the part of the Company or any of its Subsidiaries;

(xi)           Contracts of the Company or any of its Subsidiaries that prohibit, limit or restrict the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries or otherwise prohibit, limit or restrict the pledging of capital stock of the Company or any of its Subsidiaries or prohibit, limit or restrict the issuance of guarantees by the Company or any of its Subsidiaries;

(xii)          Contracts with third party manufacturers and suppliers for the manufacture and/or supply of materials or products in the supply chain for Products that involve payments in excess of $1,000,000 during the current fiscal year;

(xiii)         Contract with any Governmental Body under which payments in excess of $2,000,000 were received by the Company in the most recently completed fiscal year;

(xiv)         Hedging, swap, derivative or similar Contract;

(xv)         Contracts pursuant to which the Company or any of its Subsidiaries has monetized any future revenue stream; or

(xvi)        Contract to enter into any of the foregoing.

Each such Contract described in clauses (i) through (xvi) above of this Section 4.13(a) or excluded therefrom due to the exception of being filed as an exhibit to the Company SEC Documents, together with each Company Real Property lease listed in Section 4.11(b) of the Company Disclosure Letter and each IP Contract required to be listed in Section 4.14(e) of the Company Disclosure Letter, is referred to herein as a “Company Material Contract.”

(b)           The Company has made available to Parent a true and correct copy of all written Company Material Contracts, together with all material amendments or waivers thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Company Material Contract.

(c)           Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries (A) is, or has sent or received written notice that any other party to any Company Material Contract is, in violation or breach of or default (with or without notice or lapse of time or both) under or (B) has waived or failed to enforce any rights or benefits under any Company Material Contract to which it is a party or any of its properties or other assets is subject, (ii) there has occurred no event giving to others any right of termination or amendment of (with or without notice or lapse of time or both) any such Company Material Contract and (iii) each such Company Material Contract is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, the Company or any of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto. As of the date of this Agreement, no party to any Company Material Contract has given any written notice of termination of any Company Material Contract or that it intends to seek to terminate any Company Material Contract (whether as a result of the Contemplated Transactions or otherwise).

Section 4.14           Intellectual Property.

(a)           Section 4.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of all (i) Patents, (ii) Trademarks and (iii) Copyrights, in each instance, that are included in the Owned Intellectual Property or any Exclusive Intellectual Property for which the Company or any of its Subsidiaries is responsible for prosecution, maintenance or enforcement, and that in each case are either registered with a Governmental Body as of the date of this Agreement or for which the Company or any of its Subsidiaries or its licensor has filed an application for registration pending as of the date of this Agreement, including any such Patents, Trademarks or Copyrights that have been abandoned by the Company or any of its Subsidiaries as of the date of this Agreement in the normal course of business or for which registration has expired (such abandoned or expired Patents, Trademarks or Copyrights, the “Abandoned IP”, and collectively each of (i), (ii) and (iii), excluding the Abandoned IP, the “Company Registered Intellectual Property”), indicating for each such item in (i), (ii) and (iii), as applicable and as of the date of this Agreement, the name of the current legal owner(s), the jurisdiction of application/registration, the status of application/registration, the application/registration date and number, the filing/issuance date and number, and whether such registration/application is subject to any license granted under an IP Contract (and, if so, the full legal name of the applicable licensor or licensee, and the agent/attorney/firm responsible, as well as the applicable contact information, and any and all necessary actions or payments that the Company or any of its Subsidiaries must take within ninety (90) days following the date of this Agreement to obtain, maintain, perfect or renew each such application/registration). Section 4.14(a) of the Company Disclosure Letter also sets forth, as of the date of this Agreement, a list of all: (x) internet domain names with respect to which the Company or any of its Subsidiaries are the registrant; and (y) material unregistered Trademarks included in the Owned Intellectual Property. All Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable (assuming registration of pending applications where required for enforcement) and otherwise not solely created using Artificial Intelligence.

(b)           The Company or its applicable Subsidiary, and, to the Knowledge of the Company, in the case of Exclusive Intellectual Property, the applicable licensor, (i) has timely made, or has directed to be made, necessary filings and paid, or had directed to be paid, necessary registration, maintenance, renewal and other fees required for maintaining all Company Registered Intellectual Property and (ii) except for the joint ownership as set forth in Section 4.14(b)(1) of the Company Disclosure Letter, is listed as the sole and exclusive owner of all rights, title and interests at the U.S. Patent and Trademark Office or relevant authorities in foreign jurisdictions, as the case may be, in the Owned Intellectual Property that is Company Registered Intellectual Property, free and clear of all Liens (except for Permitted Liens or non-exclusive licenses of Intellectual Property granted under IP Contracts). The Company and its Subsidiaries: (x) except for the joint ownership set forth in Section 4.14(b)(2) of the Company Disclosure Letter, exclusively owns all right, title and interest in and to all Owned Intellectual Property; and (y) possess rights pursuant to a valid, written IP Contract set forth on Section 4.14(e) of the Company Disclosure Letter, to use all Exclusive Intellectual Property and all other material Intellectual Property that is used in or otherwise material to, the business of the Company or any of its Subsidiaries as conducted, in each case of (x) and (y), as of the date of this Agreement (collectively, the rights described in (x) and (y), the “Company Intellectual Property”); provided, however, that the foregoing will not be interpreted as a representation of non-infringement of third-party Intellectual Property, which is dealt with in Section 4.14(c) below. Without limiting the foregoing:

(i)            No Owned Intellectual Property or, to the Knowledge of the Company, Exclusive Intellectual Property, in each case, material to the business of the Company or any of its Subsidiaries as conducted, as of the date of this Agreement, is subject to any joint ownership interest or retention of any exclusive rights by any other Person.

(ii)           No current or former director, officer, employee, contractor, consultant or Representative of the Company or any of its Subsidiaries jointly owns or retains any license or similar right under any Owned Intellectual Property or, to the Knowledge of the Company, Exclusive Intellectual Property.

(iii)           To the Knowledge of the Company, the Company Intellectual Property constitutes all of the Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct its business as conducted.

(iv)          The Company and its Subsidiaries have diligently prepared or are diligently preparing to file patent applications for all potentially patentable Inventions within the Owned Intellectual Property, except, where in the exercise of reasonable business judgment, the Company or any of its Subsidiaries, as applicable, has decided not to file or has decided to defer filing a patent application on a potentially patentable Invention or Patents have been abandoned by the Company or any of its Subsidiaries as of the Effective Time or for which registration has expired, in each case, in their ordinary course of business. The Company and its Subsidiaries, or its or their Representatives, have complied in all material respects with all Laws regarding the identification of inventors and the duty of disclosure, candor and good faith in connection with each Patent included in the Company Registered Intellectual Property. No public disclosure bar or sale or offer for sale by the Company or any of its Subsidiaries, or its or their Representatives, (or to the knowledge of the Company, any other Person) has occurred which has rendered or would reasonably be expected to render any Patent contained in the Company Registered Intellectual Property unenforceable or unpatentable. As of the date of this Agreement, the Company and its Subsidiaries have not voluntarily disclosed or authorized the use of, or, to the Knowledge of the Company, been subject to a breach of security, unauthorized access to, or the unauthorized use or disclosure of, any Inventions, Trade Secrets or other confidential information in the Company or any of its Subsidiaries’ possession or control, in each case, in a manner that may affect: (A) the patentability of any potentially patentable Inventions, or (B) the validity of any Patent or patent application claiming such Inventions.

(c)           To the Knowledge of the Company, since the Reference Date, neither the conduct of the Company nor the conduct of any of its Subsidiaries’ businesses, including the use, practice or other exploitation of the Company Intellectual Property, is misappropriating, infringing or otherwise violating, or has misappropriated, infringed or otherwise violated, the Intellectual Property of any Person. Since the Reference Date, neither the Company nor any of its Subsidiaries has received any written notice from any Person claiming that the conduct of the Company’s or any of its Subsidiaries’ business, including the use, practice or other exploitation of the Company Intellectual Property, is misappropriating, infringing or otherwise violating, or has misappropriated, infringed or otherwise violated, the Intellectual Property of such Person.

(d)           Since the Reference Date, (i) to the Knowledge of the Company, no Person is misappropriating, infringing or otherwise violating or has misappropriated, infringed (including by filing a Paragraph IV Certification with the FDA) or otherwise violated any Owned Intellectual Property or Exclusive Intellectual Property and (ii) no claims have been filed, are pending or have been threatened in writing or, to the Knowledge of the Company, otherwise threatened, against the Company or any of its Subsidiaries (A) regarding the Company’s or any of its Subsidiaries’ misappropriation, infringement, violation, wrongful use or ownership of any Owned Intellectual Property or use of any Exclusive Intellectual Property or (B) challenging or questioning the scope, validity, enforceability, registrability, inventorship or ownership of any Owned Intellectual Property or Exclusive Intellectual Property.

(e)           Section 4.14(e) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of all IP Contracts to which the Company or any of its Subsidiaries is a party. Neither the Company nor any of its Subsidiaries are, nor to the Knowledge of the Company is any other party thereto, in default of its obligations under any such IP Contracts in any material respect. The consummation of the Contemplated Transactions will not by itself afford any other party to IP Contracts to which the Company or any of its Subsidiaries is a party the right to terminate or materially reduce the Company’s or any of its Subsidiaries’ rights or obligations under, any such IP Contracts.

(f)           As of the date of this Agreement, none of the Owned Intellectual Property or, to the Knowledge of the Company, Exclusive Intellectual Property is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer, registration or licensing by the Company or any of its Subsidiaries of any such Company Intellectual Property other than patent or trademark prosecution activities being conducted before a Governmental Body in the ordinary course of business. None of the material Owned Intellectual Property or, to the Knowledge of the Company, Exclusive Intellectual Property is subject to restrictions on the assignment or transfer by the Company or any of its Subsidiaries of any such material Company Intellectual Property.

(g)           Each current and former employee of the Company or any of its Subsidiaries, each current and former independent contractor of the Company or any of its Subsidiaries and any other third parties with access to any material Trade Secrets of the Company or any other material confidential information of the Company or any of its Subsidiaries is subject to a written non-disclosure or other confidentiality agreement that includes customary obligations to maintain the confidentiality of, and restrict the use of, such information. The Company and its Subsidiaries have taken commercially reasonable steps to prevent the unauthorized disclosure or use of its and their Trade Secrets that are in the Company Intellectual Property or that are otherwise in their possession or control in connection with any IP Contracts, and no such Trade Secret has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed by the Company or any of its Subsidiaries, other than pursuant to a written non-disclosure or other confidentiality agreement.

(h)           The Company and its Subsidiaries have executed valid and enforceable written agreements with each of their respective current and former employees that have created or developed Company Intellectual Property or have responsibility for conducting research and development or creating and developing Intellectual Property for the Company or any of its Subsidiaries in the course of such Person’s employment or retention thereby, and independent contractors in which each such Person presently assigns to the Company or any of its Subsidiaries all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company or any of its Subsidiaries in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, no such employee or contractor has solely used Artificial Intelligence to develop, create, or reduce to practice any Owned Intellectual Property. No current or former director, officer, employee, or independent contractor of the Company or any of its Subsidiaries or any other Person has made a written claim, or to the Knowledge of the Company, threatened to make any claim, of ownership or right, in whole or in part, to any Owned Intellectual Property or, to the Knowledge of the Company, any Exclusive Intellectual Property, or to any remuneration in connection therewith.

(i)            The Company or any of its Subsidiaries owns or has a valid right to use all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information and functions used in connection with, and material to, the conduct of the Company’s or any of its Subsidiaries’ businesses (the “Company IT Systems”). The Company IT Systems operate and perform in all material respects sufficient to permit the operation of the Company’s and its Subsidiaries’ business as currently conducted. To the Knowledge of the Company, the Company has used security measures consistent with industry standards designed to protect the Company IT Systems from any viruses, worms, trojan horses, bugs or faults, breakdowns, contaminants or continued substandard performance that would be expected to cause any material disruption or interruption in or to the use of any such Company IT Systems or to the businesses of the Company or any of its Subsidiaries.

(j)            No funding, facilities, personnel or other resources of any governmental entity or any university, college, research institute or other educational institution were used to develop any Owned Intellectual Property or, to the Knowledge of the Company, Exclusive Intellectual Property where as a result of such funding or the use of such facilities or other resources, such entity has any rights in such Owned Intellectual Property or Exclusive Intellectual Property. No current or former director, officer, employee, consultant, or independent contractor of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other Person who contributed to the creation or development of any Owned Intellectual Property or Exclusive Intellectual Property, has performed services for a government or a university, college, other educational institution or research center during the period of time during which such Person was also performing services for the Company or any of its Subsidiaries. To the Knowledge of the Company, the Inventions Covered by Patents within the Owned Intellectual Property and Exclusive Intellectual Property (i) are not a “subject invention” as that term is described in 35 U.S.C. §201(e); (ii) are not otherwise subject to the provisions of the Patent and Trademark Law Amendments Act of 1980, as amended, codified at 35 U.S.C. §§200-212, as amended, or any regulations promulgated pursuant thereto, including in 37 C.F.R. Part 401; and (iii) are not the subject of any licenses, options or other rights of any Governmental Body, within or outside the United States; in the case of clauses (i) or (ii), or similar obligations or restrictions under the applicable Law of any other country.

(k)           The Company has made available to Parent, Aventis and Purchaser true and correct copies of all Contracts or licensing agreements pursuant to which the Company or any of its Subsidiaries: (i) acquired rights to any Owned Intellectual Property or Exclusive Intellectual Property or divested rights to any Owned Intellectual Property, as well as each other Contract or licensing agreement needed to establish an unbroken chain of title from the inventor or creator of each item of material Owned Intellectual Property or Exclusive Intellectual Property, to the Company or any of its Subsidiaries, as applicable, or (ii) divested rights to any material Intellectual Property previously owned or exclusively licensed by the Company or any of its Subsidiaries.

Section 4.15           Litigation. Since the Reference Date, and except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (a) there are, and have been, no Actions pending or, to the Company’s Knowledge, no Actions threatened against the Company, its Subsidiaries or any present officer or director in such individual’s capacity as such, or, to the Company’s Knowledge, any former officer, or director or present or former employee of the Company or any of its Subsidiaries in such individual’s capacity as such, at law or in equity, or before or by any Governmental Body, (b) neither the Company nor any of its Subsidiaries have initiated and, as of the date hereof, are not intending, planning and/or in the process of initiating any Action, and (c) neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, is subject to or in violation of any outstanding judgment, injunction, rule, order or decree of any court or Governmental Body.

Section 4.16           Insurance. Section 4.16 of the Company Disclosure Letter sets forth a list of each insurance policy (including policies providing casualty, liability, medical and workers compensation coverage) to which the Company or any of its Subsidiaries is a party as of the date of this Agreement. As of the date of this Agreement, each insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage is in full force and effect, and (i) neither the Company nor any of its Subsidiaries is in breach or default under any such insurance policy, (ii) no notice of cancellation or termination has been received with respect to any such insurance policy and (iii) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination, or modification, under any such insurance policy, except, in each case, as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. The Company has delivered or made available to Parent an accurate and complete summary of all insurance policies set forth in Section 4.16 of the Company Disclosure Letter.

Section 4.17           Employee Benefit Plans.

(a)           Section 4.17(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of all material Company Plans (and separately identifies any such plans that are not subject to United States Law maintained primarily in respect of any current or former service provider outside of the United States (a “Foreign Plan”)).

(b)           With respect to each material Company Plan that is not filed as an exhibit to a Company SEC Document, the Company has made available to Parent, Aventis and Purchaser true and correct copies of the following (as applicable) prior to the date of this Agreement: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof, (ii) any related trust documents, insurance contracts or other funding arrangements, and all amendments thereto, (iii) the summary plan description along with all summaries of material modifications thereto, and (iv) the most recent Internal Revenue Service determination, advisory or opinion letter.

(c)           Each Company Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or is covered by a favorable advisory or opinion letter from the Internal Revenue Service and, to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter relating to any such Company Plan that would reasonably be expected to adversely affect the qualification of such Company Plan. Except to the extent such noncompliance would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, each Company Plan has been established, administered, funded and maintained in accordance with its terms and the requirements of the applicable provisions of the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and other applicable Law.

(d)           With respect to each Company Plan, (i) there are no Actions pending or, to the Company’s Knowledge, threatened in writing, other than routine claims for benefits and, to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such Actions and (ii) all material contributions, premiums or other amounts payable by the Company or any of its Subsidiaries pursuant to any Company Plan have been timely paid or, to the extent not yet due, accrued in accordance with GAAP and past practice (to the extent required under applicable Law to be accrued).

(e)           No Company Plan is and none of the Company, its Subsidiaries nor, as applicable to clauses (i) and (ii) of this Section 4.17(e), any of their respective ERISA Affiliates, have at any time within the last six (6) years sponsored or contributed or been obligated to contribute or has or had any liability in respect of, a plan that is or was at the relevant time (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f)            No Company Plan provides, and neither the Company nor any of its Subsidiaries have any obligation to provide, post-retiree health, welfare or life insurance benefits or coverage for any employee or services provider or any beneficiary thereof, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state Law and at the sole expense of such participant or the participant’s beneficiary.

(g)           Neither the execution or delivery of this Agreement, nor the consummation of the Contemplated Transactions, will, either individually or together with the occurrence of another event (including a termination of employment or service), (i) result in any payment or benefit (including severance pay) becoming due to any current or former officer, director, employee or individual independent contractor of the Company or any of its Subsidiaries, (ii) result in the increase or otherwise enhance any benefits or compensation payable to any current or former officer, director, employee or individual independent contractor of the Company or any of its Subsidiaries, (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefits to any current or former officer, director, employee or individual independent contractor of the Company or any of its Subsidiaries, (iv) require the Company or any of its Subsidiaries to set aside any assets to fund any benefits under any Company Plan, (v) limit the right to merge, amend or terminate any Company Plan (except any limitations imposed by applicable Law, if any) or (vi) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code. The Company has no obligation to pay any gross-up, reimbursement or other payment in respect of any Tax imposed under Section 4999 or Section 409A of the Code.

(h)           Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been established and administered in operational and documentary compliance in all material respects with Section 409A of the Code and all IRS guidance promulgated thereunder.

(i)            Except to the extent such noncompliance would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (A) each Foreign Plan maintained in any jurisdiction that is intended to qualify for special tax treatment meets all the requirements for such treatment; (B) all employer and employee contributions to each Foreign Plan required by its terms or by applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction and any other payments (including insurance premiums) otherwise due in respect of a Foreign Plan have been paid in full; (C) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (D) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(j)            The Company has made available to Parent or Parent’s Representatives prior to the execution of this Agreement preliminary Section 280G calculations which provide a good faith estimate of any “excess parachute payment” within the meaning of Section 280G of the Code that are not deductible by the Company or any of its Subsidiaries under Section 280G of the Code or that could reasonably be expected to result in any excise Tax on any “disqualified individual” within the meaning of Section 280G of the Code under Section 4999 of the Code, including in the event of a termination of employment on or following the Effective Time.

Section 4.18           Environmental Compliance and Conditions.

(a)           Except for matters that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect:

(i)             The Company and its Subsidiaries are, and since the Reference Date have been, in compliance with all Environmental Laws;

(ii)            The Company and its Subsidiaries hold, and since the Reference Date have held, and are and since the Reference Date have been, in compliance with, all Permits required under Environmental Laws to operate their business;

(iii)           Except for matters that are resolved, neither the Company nor any of its Subsidiaries has received any written claim, notice or complaint, or been subject to any Action from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities under Environmental Laws;

(iv)           There has been no release of Hazardous Substances at, in, on or under (A) the Company Real Property by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other Person, (B) to the Knowledge of the Company, properties formerly owned, leased or occupied by the Company or any of its Subsidiaries, or (C) to the Knowledge of the Company, at any location to which the Company or any of its Subsidiaries have arranged, by contract, agreement or otherwise, for the treatment or disposal of Hazardous Substances, in each case such that the Company and its Subsidiaries would reasonably be expected to incur Liability with respect to such release under Environmental Laws; and

(v)           The Company and its Subsidiaries have not agreed to indemnify or assume any actual or potential Liability under any Environmental Laws of any other Person.

Section 4.19           Employment and Labor Matters.

(a)           Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body. No employees of the Company or any of its Subsidiaries are represented by a labor union, works council or other employee representative body. Neither the Company nor any of its Subsidiaries has experienced any actual or threatened material picketing, strike, slowdown, work stoppage, lockout or material grievance, claim of unfair labor practices or other collective bargaining dispute since the Reference Date. The execution and delivery of this Agreement and the performance of this Agreement do not require the Company nor any of its Subsidiaries to seek or obtain any consent, engage in consultation with, or issue any notice to or make any filing with (as applicable) any labor union, works council, other employee representative body, or any Governmental Body, with respect to any employee of the Company or any of its Subsidiaries.

(b)           Except to the extent such noncompliance would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, as of the date of this Agreement, the Company and its Subsidiaries are, and between the Reference Date and the date of this Agreement have been, in material compliance with all Laws relating to labor and employment, including all such Laws relating to wages (including minimum wage and overtime wages), discrimination, harassment, retaliation, pay equity, workers’ compensation, safety and health, immigration, work authorization, worker classification (including employee-independent contractor classification and the proper classification of employees as exempt employees and non-exempt employees), the Worker Adjustment and Retraining Notification Act (“WARN”) and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law. No judgment, consent decree, or arbitration award with or from any Governmental Body imposes material continuing remedial obligations or otherwise limits or affects the Company’s nor any of its Subsidiaries’ ability to manage its employees, service providers, or job applicants.

(c)           There has been no “mass layoff” or “plant closing” (as defined by WARN or any similar foreign, state, provincial or local Laws) with respect to the Company between the Reference Date and the date of this Agreement.

(d)           To the Knowledge of the Company, the current employees of the Company and its Subsidiaries who work in the United States are authorized and have appropriate documentation to work in the United States. During the last three (3) years, the Company and its Subsidiaries have not been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning the Company.

(e)           To the Knowledge of the Company, since the Reference Date, no allegations of sexual harassment or sexual misconduct have been made against any current or former director, officer, or manager of the Company or any of its Subsidiaries (in his or her capacity as such). Since the Reference Date, neither the Company, nor any of its Subsidiaries, have incurred any material liability arising from such allegations, and to the Knowledge of the Company, no circumstances exist under which the Company or any of its Subsidiaries reasonably would be expected to incur any such liability. Since the Reference Date, neither the Company nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by an officer, director, or manager of the Company or any of its Subsidiaries.

Section 4.20           FDA and Regulatory Matters.

(a)           The Company and its Subsidiaries hold all material Permits required under the Healthcare Laws for the lawful operation of the businesses of the Company and its Subsidiaries as currently conducted (the “Healthcare Permits”), and as of the date of this Agreement, all such Healthcare Permits are valid and in full force and effect. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, since the Reference Date, (i) the Company has submitted all applications, registrations and other material filings to Governmental Bodies required under the Healthcare Permits and (ii) there has not occurred any violation of or default under any Healthcare Permit.

(b)           Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, since the Reference Date, all of the Company’s and its Subsidiaries’ Products that are subject to the jurisdiction of the FDA or similar Governmental Body outside the United States have been manufactured, imported, exported, researched, developed, labeled, marketed, promoted, and distributed by or on behalf of the Company or any of its Subsidiaries in all material respects in compliance with all applicable Healthcare Laws, including Good Manufacturing Practices, Good Clinical Practices, and Good Laboratory Practices.

(c)           Neither the Company, nor any of its Subsidiaries, have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities.” Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective officers or employees has been convicted of a crime that has resulted in debarment under the Healthcare Laws, including, 21 U.S.C. Section 335a, and, to the Knowledge of the Company, no claims, actions, proceedings or investigations that would reasonably be expected to result in such a material debarment or exclusion are pending against the Company or any of its Subsidiaries or any of their respective officers or employees.

(d)           (i) Neither the Company, nor any of its Subsidiaries, has received any FDA 483 or warning letter, untitled letter or similar written notice from any Governmental Body alleging or asserting material noncompliance with any Healthcare Laws or Healthcare Permits that remains unresolved and (ii) no manufacturing site used by the Company or any of its Subsidiaries for the Products is or has been subject to a shutdown or import or export prohibition imposed by any Governmental Body with respect to the Products.

(e)           Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, since the Reference Date, neither the Company nor any of its Subsidiaries has received any written notice or communication from any institutional review board or Governmental Body (i) placing any clinical trials of the Products conducted by or on behalf of the Company on “clinical hold,” or (ii) requiring the termination or suspension of any ongoing or planned clinical trials of the Products conducted by or on behalf of the Company or any of its Subsidiaries, including by any clinical research organization (CRO). The Company and its Subsidiaries have made available to Purchaser true, correct, and complete copies of any and all material documents and correspondence, including investigational new drug applications, new drug applications and/or biologics license applications and supporting documentation, submitted to or received from the FDA or any other Governmental Body. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, since the Reference Date, the Company and its Subsidiaries have filed all annual and periodic reports, amendments and safety reports for any Product required to be made to any Governmental Body.

(f)            Since the Reference Date, none of the Products manufactured, tested, distributed, held or marketed by or on behalf of the Company or any of its Subsidiaries have been or are the subject of any ban, suspension of manufacturing (whether voluntarily or otherwise), recall, market withdrawal or replacement, safety alert, seizure, “dear doctor” letter, or other written notice relating to an alleged lack of safety or regulatory compliance in the United States or any other foreign jurisdiction.

(g)           Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect: (i) the Company and its Subsidiaries are, and at all times since the Reference Date have been, in compliance with all applicable Healthcare Laws, (ii) neither the Company nor any of its Subsidiaries has received any written notice or communication from any Governmental Body of any Action alleging a violation of any applicable Healthcare Laws by the Company or any of its Subsidiaries and (iii) the Company and its Subsidiaries are not subject to any enforcement, regulatory or administrative proceedings regarding compliance with applicable Healthcare Laws, and, to the Knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened with respect to any Product.

(h)           Neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, settlement orders or similar agreements with or imposed by any Governmental Body.

(i)            Neither the Company, its Subsidiaries nor any of their respective directors, officers or employees, nor, to the Knowledge of the Company, any of their respective agents or distributors or any other Person acting with respect to any Product on behalf of the Company or any of its Subsidiaries has at any time within the previous five (5) years, (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), (ii) violated or is in violation of any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), (iii) violated or is in violation of any provision of the UK Bribery Act of 2010 (the “UK Bribery Act”), (iv) violated any other applicable anti-bribery or anti-corruption Law in any jurisdiction, (v) made, received, offered to make or receive, promised to make or receive, or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA, the UK Bribery Act, or the OECD Convention implementing legislation concerning such payments or gifts in any jurisdiction, (vi) created or caused the creation of any false or inaccurate books and records of the Company or any of its Subsidiaries; (vii) established or maintained any unlawful fund of corporate monies or other properties; (viii) has been a party to any proceeding relating to, has received a written request for information from any Governmental Body regarding, has made any disclosure to a Governmental Body related to, or is a target of any pending action, investigation, or other inquiry under the FCPA, UK Bribery Act, or any other anti-bribery or anti-corruption Law, or (ix) violated or been in violation of any other Laws regarding use of funds for political activity or commercial bribery, in each case except as would not reasonably be expected to, individually or in the aggregate, result in a material liability to the Company or its Subsidiaries, taken as a whole.

(j)            Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the operations of the Company and its Subsidiaries have been conducted at all times in compliance with the requirements of applicable anti-money laundering laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act of 2001, and the rules and regulations promulgated thereunder, and the anti-money laundering laws of the various jurisdictions in which the Company or any of its Subsidiaries conducts business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

(k)           The Company and its Subsidiaries have been for the previous five (5) years, and are currently, in material compliance with the Trade Laws and, since April 24, 2019, in material compliance with Sanctions. Neither the Company nor any of its Subsidiaries, since April 24, 2019, has engaged in, nor is now engaging in, directly or indirectly, any dealings or transactions in a Sanctioned Country or with a Sanctioned Person. Neither the Company nor any of its Subsidiaries, nor any director, officer, employee, or, to the Knowledge of the Company, customer, agent, or representative thereof or any other Person authorized to act for or on behalf of the Company or any of its Subsidiaries is a Sanctioned Person. Neither the Company nor any of its Subsidiaries is a party to any proceeding relating to, has received a written request for information from any Governmental Body regarding, has made any disclosure to a Governmental Body related to, or is a target of any pending action, investigation, or other inquiry under any Trade Laws or Sanctions. No item, product, technology, or software produced, designed, tested, manufactured, fabricated, developed, exported, imported, sold or otherwise handled by the Company or any of its Subsidiaries requires a license to be imported into or exported from the United States.

(l)            Neither the Company nor any of its Subsidiaries: (i) has been debarred, excluded or suspended from participation in any Federal Health Care Program, (ii) has had a civil monetary penalty assessed against it under 42 U.S.C. §1320a-7a, or (iii) is currently listed on the list of parties excluded from federal procurement programs and non-procurement programs as maintained in the Government Services Administration’s System for Award Management or other federal agencies.

(m)          Neither the Company nor any of its Subsidiaries is a U.S. business that produces, designs, tests, manufactures, fabricates or develops one or more “critical technologies,” as that term is defined in 31 C.F.R. § 800.215.

Section 4.21           Privacy and Data Security Matters.

(a)           Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries have complied with all Privacy Requirements. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, to the Knowledge of the Company, any Person Processing Personal Information on behalf of the Company and/or its Subsidiaries have complied with all Privacy Requirements in connection with such Processing. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, none of the Company’s or any of its Subsidiaries’ privacy policies or notices have contained any omissions or been misleading or deceptive. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice that any claims, charges, investigations or regulatory inquiries have been asserted or threatened against the Company or any of its Subsidiaries by any Person relating to or alleging a violation of any Privacy Requirement except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. To the Knowledge of the Company, there are no facts or circumstances that could reasonably form the basis of any such claim, charge, investigation or regulatory inquiry.

(b)           Neither the Company nor any of its Subsidiaries is subject to any contractual requirement or other legal obligation that, following the Closing, would prohibit the Company, any of its Subsidiaries or Parent from Processing any Personal Information in materially the same manner in which the Company or any of its Subsidiaries Processed such Personal Information prior to the Closing. The transfer of Personal Information in connection with the Contemplated Transactions will not violate any Privacy Requirements in any material respect as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company, its Subsidiaries, and the execution, delivery, performance and consummation of the Contemplated Transactions (including the Processing of Personal Information in connection therewith) will comply with all Privacy Requirements.

(c)           As of the date of this Agreement, the Company and its Subsidiaries have not been subject to an adverse incident or event, breach of security, unauthorized access to, or the unauthorized use or disclosure of Personal Information Processed by or on behalf of the Company and its Subsidiaries or under the Company or any of its Subsidiaries’ possession or control, including such an event that would require notification to third parties under applicable Privacy Laws, except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(d)           Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries have: (i) conducted commercially reasonable privacy and data security testing or audits at reasonable and appropriate intervals and have resolved or remediated any privacy or data security issues or vulnerabilities identified as “critical”, “high risk” or with a similar designation; (ii) implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard all data and Personal Information in their possession or under their control; and (iii) (A) implemented and maintained reasonable and appropriate security procedures and practices, including administrative, technical and organizational safeguards, at least consistent with practices in the industry in which the Company and its Subsidiaries operate, to protect the Company IT Systems (including the confidentiality, integrity and accessibility of the Company IT Systems) and all Personal Information in the possession or under the control of the Company or any of its Subsidiaries against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure; and (B) taken reasonable steps to ensure that any third party with access to any Personal Information collected by or on behalf of the Company or any of its Subsidiaries has implemented and maintains similar security measures designed to protect such Personal Information.

(e)           Neither the Company nor any of its Subsidiaries is a “Covered Entity” or a “Business Associate,” as such terms are defined under HIPAA, and neither the Company nor any of its Subsidiaries Process any “Protected Health Information” as defined under HIPAA.

(f)            Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries have complied with all applicable AI Requirements. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries have implemented and maintain commercially reasonable policies and procedures governing any use and/or development of AI by employees of the Company or any of its Subsidiaries. The Company and its Subsidiaries have not included and do not include in any prompts or inputs into any AI Tools any “Sensitive Personal Information” or “Sensitive Personal Data” or “special categories of personal data” (as such terms are defined under applicable Laws), material Trade Secrets or material confidential or proprietary information of the Company or any of its Subsidiaries or any third Person under an obligation of confidentiality by the Company or any of its Subsidiaries, except in cases where such AI Tools do not use such prompts or inputs to train the AI of such AI Tools or improve the services related to such AI Tools. The Company and its Subsidiaries have not used any AI Tools to develop any material Patents in the Owned Intellectual Property, or any other Intellectual Property in the Owned Intellectual Property that the Company or any of its Subsidiaries intended to maintain as proprietary in a manner that would materially affect the Company’s or any of its Subsidiaries’ ownership or rights therein.

Section 4.22           Brokerage. Other than Centerview Partners LLC and Jefferies LLC (the “Financial Advisors”), no Person is entitled to any financial advisory fee in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Company. The Company has delivered or made available to Parent accurate and complete copies of any engagement letters pursuant to which the Financial Advisors are entitled to any financial advisory fee in connection with the Contemplated Transactions.

Section 4.23           Disclosure. None of the information supplied or to be supplied by or on behalf of the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents will, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Shares, or at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will not, at the time it is filed with the SEC, at the time it is mailed to the holders of Shares, or at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Aventis, Purchaser, or any Affiliate of Parent, Aventis or Purchaser in writing specifically for inclusion in the Offer Documents or the Schedule 14D-9. The Schedule 14D-9 will, at the time it is filed with the SEC, at the time it is mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

Section 4.24           No Rights Agreement. The Company is not a party to a stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan.

Section 4.25           Section 203 of the DGCL. Assuming the accuracy of the representations and warranties set forth in Section 5.10, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL shall be inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Offer, the Merger and the Contemplated Transactions.

Section 4.26           Merger Approval. Following the Acceptance Time, assuming satisfaction of the Minimum Tender Condition and the accuracy of the representations and warranties set forth in Section 5.10, no vote of the holders of any class or series of the Company’s capital stock will be required in order to adopt this Agreement and the Merger.

Section 4.27           Opinion. The Company Board (in such capacity) has received the oral opinion of each of Centerview Partners LLC and Jefferies LLC on or prior to the date of this Agreement (to be subsequently confirmed in writing) that, as of the date of such opinions, and based upon and subject to the matters set forth therein, including the assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the consideration consisting of the Cash Offer Price and one (1) CVR, to be paid to the holders of Shares (other than Shares described in Section 3.1(b), any Dissenting Shares and any Shares held by an affiliate of the Company or Parent) pursuant to this Agreement and the CVR Agreement is fair, from a financial point of view, to such holders. The Company shall provide a copy of such written opinions to Parent solely for informational purposes and on a non-reliance basis following receipt thereof by the Company.

Section 4.28           No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN Article IV OF THIS AGREEMENT (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER), THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY. IN CONNECTION WITH PARENT’S INVESTIGATION OF THE COMPANY, PARENT MAY HAVE RECEIVED FROM OR ON BEHALF OF THE COMPANY CERTAIN ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS. THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING ESTIMATES, PROJECTIONS, FORECASTS AND PLANS).

Article V
REPRESENTATIONS AND WARRANTIES
OF PARENT, AVENTIS AND PURCHASER

Parent, Aventis and Purchaser, jointly and severally, hereby represent and warrant to the Company as follows:

Section 5.1            Organization and Corporate Power. Each of Parent, Aventis and Purchaser is validly existing and in good standing under the Laws of the jurisdiction in which it was organized, with full corporate power and authority to enter into this Agreement and the CVR Agreement, as applicable, and perform its obligations hereunder and thereunder, as applicable. Each of Parent, Aventis and Purchaser has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not reasonably be expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect. Parent owns beneficially and of record all of the outstanding capital stock of Aventis and Purchaser free and clear of all Liens.

Section 5.2            Authorization; Valid and Binding Agreement. Each of Parent, Aventis and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the CVR Agreement, as applicable, to perform its obligations hereunder and thereunder, as applicable, and to consummate the Offer and the Merger. No other corporate action pursuant to the Laws of the jurisdictions in which Parent, Aventis or Purchaser is organized, on the part of the Parent, Aventis and Purchaser, is necessary to authorize this Agreement or the CVR Agreement. Each of Parent, Aventis and Purchaser has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity. The CVR Agreement will be duly executed and delivered by Aventis and, assuming the due authorization, execution and delivery by the Rights Agent, will constitute a legal, valid and binding obligation of Aventis, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 5.3            No Breach. The execution and delivery of this Agreement and the CVR Agreement by Parent, Aventis and Purchaser, as applicable, and the consummation of the Offer and the Merger and the other transactions contemplated hereby and thereby, do not and will not (a) conflict with or violate their respective certificates of incorporation or bylaws (or similar governing documents), (b) assuming all consents, approvals, authorizations and other actions described in Section 5.4 have been obtained, and all filings and obligations described in Section 5.4 have been made, conflict with or violate any Law or order, judgment or decree to which Parent, Aventis, Purchaser, any of their Subsidiaries or any of their properties or assets is subject or (c) conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under any Contract to which Parent, Aventis, Purchaser or any other Subsidiary of Parent is a party, with such exceptions, in the case of each of clauses (b) and (c) above, as would not reasonably be expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 5.4            Consents. Except for (a) the applicable requirements of Antitrust Laws, (b) applicable requirements of the Exchange Act, (c) any filings required by Nasdaq and (d) the filing of the Certificate of Merger, Parent, Aventis and Purchaser are not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the CVR Agreement, as applicable, or the consummation of the Contemplated Transactions. Other than as stated above, no consent, approval or authorization of any Governmental Body or any other party or Person is required to be obtained by Parent, Aventis or Purchaser in connection with its execution, delivery and performance of this Agreement or the CVR Agreement or the consummation of the Contemplated Transactions other than such consents, approvals or authorizations that, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.5            Litigation. As of the date of this Agreement, there are no material Actions pending or, to the Knowledge of Parent, Aventis or Purchaser, threatened in writing against Parent or any of its Subsidiaries that seek to enjoin the Offer, the Merger or the other Contemplated Transactions, other than any such proceedings that have not had and would not reasonably be expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect.

Section 5.6            Offer Documents; Schedule 14D-9. None of the Offer Documents, will, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Shares, or at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by Parent, Aventis or Purchaser with respect to information supplied by or on behalf of the Company or any Affiliate of the Company in writing specifically for inclusion in the Offer Documents. The Offer Documents will, at the time such documents are filed with the SEC, at the time the Offer Documents are mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder.

Section 5.7            Brokerage. No Person is entitled to any financial advisory fee in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Parent, Aventis or Purchaser except for Persons, if any, whose fees and expenses shall be paid by Parent or an Affiliate of Parent (other than the Company or any of its Subsidiaries).

Section 5.8            Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve the Offer or the Merger. The vote or consent of Aventis as the sole stockholder of Purchaser (which will occur immediately following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Purchaser necessary to approve this Agreement, the Offer or the Merger.

Section 5.9            Capitalization and Operations of Purchaser. All of the issued and outstanding capital stock of Purchaser is, and at the Effective Time will be, owned, directly or indirectly, by Parent. Purchaser has been formed solely for the purpose of engaging in the Contemplated Transactions and has engaged in no business activities and will have incurred no liabilities or obligations except as contemplated by this Agreement or incident to its formation.

Section 5.10           Ownership of Shares. Neither Parent nor Purchaser, nor any of their Affiliates or associates, is, or at any time during the last three (3) years has Parent or Purchaser or any of their Affiliates or associates been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Neither Parent nor Purchaser, nor any of their Affiliates, beneficially owns any Shares or other securities of the Company or any options, warrants or other rights to acquire any economic interest in, the Company. Neither Parent nor Purchaser nor any of their Affiliates are an Affiliate of the Company within the meaning of that term under the U.S. federal securities Laws.

Section 5.11           Funds. Parent has sufficient cash or other liquid financial resources to, and at the Acceptance Time and at the Effective Time, Parent will have, and shall cause Purchaser to have, available the cash necessary to, consummate the Contemplated Transactions, including payment in cash of the aggregate Cash Offer Price at the Acceptance Time and the aggregate Merger Consideration at the Effective Time and to pay all related fees and expenses, and to discharge all of Parent’s, Aventis’ and Purchaser’s other liabilities as they become due. On each Milestone Payment Date, Parent or Aventis will have sufficient funds to satisfy Aventis’ cash payment obligations under the CVR Agreement, including payment of the applicable Milestone Payment and all related fees and expenses in connection with the transactions contemplated by the CVR Agreement. Parent, Aventis and Purchaser acknowledge that their obligations under this Agreement are not contingent or conditioned in any manner on obtaining any financing.

Section 5.12           Solvency. Immediately after giving effect to the Contemplated Transactions, Parent and each of its Subsidiaries will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the Contemplated Transactions, Parent and each of its Subsidiaries will not have unreasonably small capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Parent or its Subsidiaries.

Section 5.13           Investigation by Parent, Aventis and Purchaser; Disclaimer of Reliance.

(a)           Each of Parent, Aventis and Purchaser (i) is a sophisticated purchaser and has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the businesses, assets, condition, operations, and prospects of the Company and its Subsidiaries, (ii) to the extent it has deemed appropriate, has addressed in this Agreement any and all matters arising out of its investigation and the information provided to it and (iii) in determining to proceed with the Contemplated Transactions has not relied on any statements or information other than the representations and warranties set forth in this Agreement. Each of Parent, Aventis and Purchaser acknowledges that neither the Company nor any of its Subsidiaries, nor any of their respective Affiliates or Representatives, have made, nor will any of them be deemed to have made (and nor has Parent, Aventis or Purchaser or any of their respective Affiliates or Representatives relied upon) any representation, warranty, covenant or agreement, express or implied, with respect to the Company and its Subsidiaries, the businesses, assets, condition, operations and prospects of the Company and its Subsidiaries, or the Contemplated Transactions, other than those expressly set forth in this Agreement. Each of Parent, Aventis and Purchaser acknowledges and agrees that, except as set forth in this Agreement, neither the Company nor any of its Subsidiaries nor any other Person (including any officer, director, member or partner of the Company or any of its Subsidiaries or any of their respective Affiliates) will have or be subject to any liability to Parent, Aventis, Purchaser or any other Person, resulting from Parent’s, Aventis’ or Purchaser’s use of any information, documents or material made available to Parent, Aventis, Purchaser or their Representatives in any “data rooms,” management presentations, due diligence or in any other form in expectation of the Contemplated Transactions. Each of Parent, Aventis and Purchaser acknowledges and agrees that, except for the representations and warranties contained in Article IV, the assets and the business of the Company and its Subsidiaries are being transferred on a “where is” and, as to condition, “as is” basis.

(b)           In connection with Parent’s, Aventis’ and Purchaser’s investigation of the Company, each of Parent, Aventis and Purchaser may have received from the Company and its Representatives certain projections and other forecasts and certain business plan information of the Company and its Subsidiaries. Each of Parent, Aventis and Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Parent, Aventis and Purchaser is familiar with such uncertainties, and that each of Parent, Aventis, Purchaser, and their Representatives will have no claim against any Person with respect thereto. Accordingly, each of Parent, Aventis and Purchaser acknowledges that, without limiting the generality of this Section 5.13(b), neither the Company nor any Person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans.

Section 5.14           Other Agreements. As of the date hereof, and except as set forth in this Agreement (including the Company Disclosure Letter), there are no contracts, agreements, or understandings between or among Parent, Aventis, Purchaser, or any Affiliate of Parent, on the one hand, and any member of the Company Board or officers or employees of the Company or any of its Subsidiaries, on the other hand.

Article VI
COVENANTS

Section 6.1            Covenants of the Company.

(a)           Except (i) as set forth in Section 6.1(a) of the Company Disclosure Letter, (ii) as required by applicable Law or recommended by an applicable Governmental Body, (iii) as expressly permitted or contemplated by this Agreement, (iv)  any action taken, or omitted to be taken, in response to any Health Emergency or (v) with the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned), from the date of this Agreement until the earlier of the Acceptance Time or the date this Agreement is terminated pursuant to Article VIII (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (A) carry on its business in the ordinary course of business, (B) preserve intact its current business organization, (C) preserve its relationships with customers, suppliers, partners, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business will not be materially impaired on the Closing Date and (D)(1) keep Parent reasonably informed with respect to any substantive meetings or oral communications with any Governmental Body and (2) provide Parent with reasonable advance opportunity to review and comment upon any substantive written communications with a Governmental Body, in each case of clauses (1) and (2), relating to the Company’s Products and to the extent permitted by applicable Law. Any action, the subject matter of which is addressed in Section 6.1(b), below, shall be deemed compliant with Section 6.1(a) if compliant with Section 6.1(b).

(b)           Without limiting the generality of Section 6.1(a), during the Pre-Closing Period and except (i) as set forth in the Company Disclosure Letter, (ii) as required by applicable Law or recommended by an applicable Governmental Body, (iii) as expressly permitted or contemplated by this Agreement, (iv) as reasonably necessary or appropriate to comply with Section 6.1(a), (v) to the extent necessary to comply with any obligation under any Contracts made available to Parent on or prior to the date of this Agreement or (vi) any action taken, or omitted to be taken, in response to any Health Emergency, the Company shall not and shall not permit its Subsidiaries, without the prior written consent of Parent (which consent will not be unreasonably delayed, withheld or conditioned):

(i)            (A) declare, accrue, set aside or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock or (B) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Company Equity Award except, in each case, (1) for the declaration and payment of dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company solely to its parent, (2) as a result of net share settlement of any Company Equity Award or to satisfy the exercise price or withholding Tax obligations in respect of such Company Equity Award (in accordance with the terms of the applicable Company Equity Plan and award agreement thereunder) or (3) any forfeitures of any Company Equity Awards in accordance with the terms of the applicable Company Equity Plan and award agreement thereunder;

(ii)            issue, grant, deliver, sell, pledge, transfer, dispose of or otherwise encumber, or authorize the issuance, grant, delivery, sale, pledge, transfer, disposition or other Lien or encumbrance by the Company (other than Permitted Liens) of, (A) any shares of capital stock or other ownership interest in the Company or any of its Subsidiaries, (B) any securities convertible into or exchangeable or exercisable for any such shares or ownership interest, (C) any phantom equity or similar contractual rights or (D) any rights, warrants, restricted securities, calls or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities except, in each case: (1) for issuances in respect of Company Equity Awards outstanding on the date of this Agreement or issued after the date hereof as permitted by this Agreement that are exercised by the holder thereof or required to be settled, in each case, in accordance with the terms of the applicable Company Equity Plan and award agreement thereunder; (2) for awards under the Company Equity Plans to newly hired or promoted employees as set forth on Section 6.1(b)(ii)(2) of the Company Disclosure Letter; (3) for issuances pursuant to the ESPP subject to Section 3.2(f) hereof; or (4) for transactions solely between or among the Company and its wholly owned Subsidiaries;

(iii)           except as required by the terms of a Company Plan currently in effect, (A) increase (or commit to increase) in any manner the compensation or benefits (including severance or termination pay) of any current or former director, officer or employee or individual service provider of the Company or any of its Subsidiaries, (B) establish, adopt, enter into, amend or terminate any Company Plan (or any program, policy or Contract that would be a Company Plan if in effect as of the date of this Agreement), other than any such actions taken in the ordinary course of business with respect to health and welfare plans that do not increase the level of benefits or cost to the Company or any of its Subsidiaries of maintaining the applicable Company Plan, (C) grant or pay (or commit to grant or pay) any cash incentive or equity or equity-based awards, or amend or modify the terms of any outstanding equity or equity-based awards, in each case, under any Company Plan or otherwise, (D) take any action to accelerate or waive the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment of compensation or benefits, under any Company Plan, or (E) forgive any loans or issue any loans (other than routine travel or business advances issued in the ordinary course of business consistent with past practice) to any employee of the Company or any of its Subsidiaries;

(iv)          adopt, enter into or voluntarily amend any collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body applicable to the Company or any of its Subsidiaries;

(v)           hire, promote or terminate (other than for cause) any employee whose annual base salary exceeds $150,000;

(vi)          amend any of the Company Organizational Documents or any of the Subsidiary Organizational Documents, adopt a shareholders’ rights plan or enter into any agreement with respect to the voting of its capital stock;

(vii)            effect a recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock;

(viii)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company or any of its Subsidiaries;

(ix)             subject to clause (x), make any capital expenditures that are in the aggregate in excess of $2,000,000 above amounts indicated in any capital expenditure budget provided to Parent prior to the date of this Agreement;

(x)               form any Subsidiary or acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the material assets of any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof, or otherwise acquire or agree to acquire any material assets of any other Person, except for (A) the purchase of materials from suppliers or vendors in the ordinary course of business consistent with past practice or (B) in individual transactions involving less than $1,000,000 in assets (excluding, in each case, any transaction involving the acquisition, disposition or other transfer of Intellectual Property);

(xi)              except with respect to any intercompany arrangements, (A) create, incur or assume any Indebtedness, renew or extend any existing credit or loan arrangements, endorse, guarantee, enter into any “keep well” or other agreement to maintain any financial condition of another Person or enter into any agreement or arrangement having the economic effect of any of the foregoing, except for short-term Indebtedness incurred in the ordinary course of business consistent with past practice, (B) forgive any loans or make any loans or advances to any other Person (except, in the case of directors, officers, employees, consultants or other service providers of the Company or any of its Subsidiaries, advances for routine business expenses issued in the ordinary course of business or travel consistent with past practice), (C) make any capital contributions to, or investments in, any other Person, other than investments in marketable securities in the ordinary course of business, or (D) voluntarily repurchase, prepay or refinance any Indebtedness in an amount greater than $2,000,000 in the aggregate per calendar year;

(xii)             sell, transfer, lease, sublease, license, assign or otherwise abandon, withdraw or dispose of (A) any tangible assets with a fair market value in excess of $1,000,000 in the aggregate (provided, that the foregoing shall not (i) prohibit the Company from making sales of inventory in the ordinary course of business or (ii) permit the Company or any of its Subsidiaries to dispose, sell or otherwise abandon any inventory other than in the ordinary course of business) or (B) any Owned Intellectual Property or Exclusive Intellectual Property, except, in the case of clause (B), with respect to non-exclusive licenses granted by the Company or any of its Subsidiaries pursuant to standard written contracts in the ordinary course of business (it being understood by the parties that any grant of rights to a generic or biosimilar applicant shall not be considered ordinary course);

(xiii)            commence any Action, except: (A) with respect to routine matters in the ordinary course of business; provided, that the Company shall give Parent a reasonable advance opportunity to review and comment on any filings in such Action and consider in good faith the views of Parent; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business; or (C) in connection with or relating to this Agreement or any other agreements contemplated hereby or the transactions contemplated hereby or thereby;

(xiv)            settle, release, waive or compromise any Action (or threatened Action), other than (i) any actual or threatened Action with respect to Taxes, (ii) any actual or threatened Action relating to this Agreement or any other agreements contemplated hereby or the transactions contemplated hereby or thereby, (iii) any actual or threatened Action pursuant to a settlement that does not relate to any of the Contemplated Transactions and in the case of this clause (iii), (A) that results solely in a monetary obligation involving only the payment of monies by the Company of not more than $2,000,000 in the aggregate; (B) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company and the payment of monies by the Company that together with any settlement made under clause (A) are not more than $2,000,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); or (C) that results solely in a monetary obligation involving payment by the Company of an amount not greater than $1,000,000 more than the amount specifically reserved in accordance with GAAP with respect to such Action or claim on the Company as of the Company Balance Sheet Date included in an SEC filing;

(xv)            change its fiscal year, revalue any of its material assets or change any of its material financial, actuarial, reserving or Tax accounting methods or practices in any respect, except as required by GAAP or Law;

(xvi)           enter into any new material line of business (it being understood that commencement of preclinical or clinical studies shall not be deemed to constitute a new line of business) or enter into any Contract that materially limits or otherwise materially restricts the Company or its Affiliates following the Closing, from engaging or competing in any line of business or in any geographic area or otherwise imposes material restrictions on the Company’s assets, operations or business;

(xvii)          (A) make, change or revoke any material Tax election with respect to the Company or any of its Subsidiaries, (B) file any material amended Tax Return, (C) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. law), Tax allocation agreement or Tax sharing agreement (other than any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes) relating to or affecting any material Tax liability of the Company or any of its Subsidiaries, (D) settle, compromise or otherwise resolve any material Tax liability with respect to the Company or any of its Subsidiaries, (E) surrender any right to claim a refund, offset, or other reduction in Tax liability, (F) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, (G) request any ruling or similar guidance with respect to material Taxes or (H) change in any material respect any of its methods of reporting income or deductions for federal income Tax purposes;

(xviii)         waive, release or assign any material rights or claims under, or enter into, renew, affirmatively determine not to renew, materially amend, materially modify, exercise any material options or material rights of first offer or refusal under or voluntarily terminate, any Company Material Contract;

(xix)            abandon, withdraw, voluntarily terminate, suspend, abrogate, amend or modify in any material respect any Permits in a manner that would materially impair the operation of the business of the Company and its Subsidiaries as currently conducted;

(xx)             mortgage or pledge any material assets or material properties, or subject any such assets or properties to any other Lien (except Permitted Liens), other than (A) with respect to any Owned Intellectual Property or Exclusive Intellectual Property, non-exclusive licenses granted by the Company or its Subsidiaries pursuant to standard written contracts in the ordinary course of business (it being understood by the parties that any grant of rights to a generic or biosimilar applicant shall not be considered ordinary course) and (B) as may be required in connection with the terms of the Financing Agreement as in effect on the date hereof; and

(xxi)            authorize, agree or commit to take any of the actions described in clauses (i) through (xx) of this Section 6.1(b).

Section 6.2             Access to Information; Confidentiality.

(a)            Except if prohibited by applicable Law, from and after the date of this Agreement until the earlier of the Acceptance Time and the termination of this Agreement in accordance with Article VIII, the Company shall use commercially reasonable efforts, upon reasonable advance notice and subject to any governmental restrictions or recommendations, to (i) give Parent and Purchaser and their respective Representatives reasonable access during normal business hours (under the supervision of appropriate personnel and in a manner that does not unreasonably interfere with the normal operations of the business of the Company) to relevant employees, assets and facilities and to relevant books, contracts, Tax Returns, work papers, records and other documents and information of the Company and its Subsidiaries and provide copies of such existing books, contracts, Tax Returns, work papers, records and other documents and information of the Company, in each case, to the extent reasonably requested by Parent or Purchaser, (ii) permit Parent and Purchaser to make such non-invasive inspections as they may reasonably request and (iii) cause its and its Subsidiaries’ officers to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties, and personnel of the Company as Parent or Purchaser may from time to time reasonably request; provided, that, any such access shall be afforded and any such information shall be furnished at Parent’s expense; and provided, further, that the purpose of any such access, in the case of clause (i), or any such request, in the case of clauses (ii) or (iii), will be limited to the planning of any restructuring and integration of the Company, its Subsidiaries, and their respective businesses, on the one hand, with Parent, Parent’s Subsidiaries, and their respective businesses, on the other hand.

(b)           Information obtained by Parent, Aventis or Purchaser pursuant to Section 6.2(a) will constitute “Confidential Information” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement, with such Confidentiality Agreement hereby amended to limit the permitted use of any information supplied pursuant to Section 6.2(a) to the purpose specified herein. Except as specifically so amended, the Confidentiality Agreement shall remain in full force and effect and is hereby ratified and confirmed.

(c)            Nothing in Section 6.2(a) requires the Company to permit any inspection, or to disclose any information to the extent (i) the provision of such information would result in a breach of the Company’s or its Affiliates’ respective obligations to any third party with respect to confidentiality, (ii) such information relates to the applicable portions of minutes of the meetings of the Company Board (including any presentations or other materials prepared by or for the Company Board) where the Company Board discussed (A) the Contemplated Transactions or any similar transaction involving the sale of the Company, or a material portion of its assets, to, or combination of the Company with, any Person, (B) any Acquisition Proposal or (C) any Intervening Event, (iii) that affording such access or furnishing such information would result in loss of legal protection, including the attorney-client privilege and work product doctrine or (iv) such inspection or disclosure would violate any applicable Law.

(d)            Notwithstanding anything to the contrary herein, the Company may satisfy its obligations set forth above by electronic means if physical access is not reasonably feasible or would not be permitted under applicable Law (including as a result of Health Emergencies or any Health Measures).

Section 6.3             Acquisition Proposals.

(a)            The Company shall not, shall cause its Subsidiaries not to, and shall instruct its Representatives not to, directly or indirectly: (i) initiate, solicit, or knowingly encourage or knowingly facilitate the submission of any Acquisition Proposal or any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) engage in, continue or otherwise participate in any discussions or negotiations with respect to any Acquisition Proposal; or (iii) provide any non-public information to any Person (other than Parent, Aventis, Purchaser, or any designees of Parent, Aventis or Purchaser) in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal. The Company shall, and shall cause its Subsidiaries to, and shall instruct its Representatives to, immediately cease any direct or indirect solicitation, discussions, or negotiations with any Person (other than Parent, Aventis, Purchaser, or any designees of Parent, Aventis or Purchaser) with respect to any Acquisition Proposal, and, to the extent the Company has the right to do so, shall request the return or destruction of all confidential information provided by or on behalf of the Company or any of its Subsidiaries to any such Person. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may (A) seek to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes an Acquisition Proposal and (B) solely inform a Person that has made an Acquisition Proposal or an inquiry with respect to an Acquisition Proposal of the provisions of this Section 6.3.

(b)           Notwithstanding Section 6.3(a) or any other provision of this Agreement, if at any time following the date of this Agreement and prior to the Acceptance Time, (i) the Company has received a written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed after the date of this Agreement and did not result from a breach in any material respect of this Section 6.3 and (ii) the Company Board or a committee thereof determines that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal, then the Company may (A) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives and (B) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal; provided, that, (1) the Company shall not, and shall instruct its Representatives not to, disclose any material non-public information to such Person unless the Company has, or first enters into, a confidentiality agreement with such Person with terms governing confidentiality that, taken as a whole, are not materially less restrictive to the other Person than those contained in the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to an Acquisition Proposal, and (2) the Company shall, as promptly as reasonably practicable, and in any event within one (1) Business Day, provide or make available to Parent any material non-public information concerning the Company or any of its Subsidiaries provided or made available to such other Person that was not previously provided or made available to Parent or Purchaser; provided, further, that the Company may only take the actions described in clauses (A) and (B) above if the Company Board, or a committee thereof, determines, in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take any such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(c)            The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent of the receipt by the Company of any Acquisition Proposal or written indication by any Person that it is considering making an Acquisition Proposal, including the identity of the Person or group of Persons making such Acquisition Proposal. The Company shall (i) provide Parent promptly (and in any event within such twenty-four (24) hour period) a summary of the material terms and conditions of any such Acquisition Proposal, (ii) keep Parent reasonably informed of any material developments regarding any Acquisition Proposal on a prompt basis and (iii) upon the reasonable request of Parent, reasonably inform Parent of the status of such Acquisition Proposal.

(d)            The Company Board and each committee thereof shall not, subject to the terms and conditions of this Agreement, (i) cause or permit the Company or the Company’s Subsidiaries to enter into any acquisition agreement, merger agreement, or similar definitive agreement (other than a confidentiality agreement referred to and entered into in compliance with Section 6.3(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”) or (ii) make a Change of Board Recommendation.

(e)            Notwithstanding Section 6.3(d) or any other provision of this Agreement, prior to the Acceptance Time:

(i)            the Company may terminate this Agreement to enter into an Alternative Acquisition Agreement if (A) the Company receives an Acquisition Proposal that the Company Board or a committee thereof determines in good faith constitutes a Superior Proposal; (B) the Company has notified Parent in writing that it intends to terminate this Agreement to enter into an Alternative Acquisition Agreement and (C) no earlier than the end of the Notice Period, the Company Board or any committee thereof determines in good faith, after taking into consideration the terms of any proposed amendment or modification to this Agreement that Parent has irrevocably committed in writing to make during the Notice Period, that the Acquisition Proposal that is subject of the Determination Notice continues to constitute a Superior Proposal;

(ii)           the Company Board or a committee thereof may make a Change of Board Recommendation if and only if (A) the Company receives an Acquisition Proposal that the Company Board or a committee thereof determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, constitutes a Superior Proposal, (B) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation and (C) no earlier than the end of the Notice Period, the Company Board or a committee thereof determines in good faith that the failure to make a Change of Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, after taking into consideration any proposed amendment or modification to this Agreement that Parent has irrevocably committed in writing to make during the Notice Period;

(iii)          other than in connection with an Acquisition Proposal, the Company Board or a committee thereof may make a Change of Board Recommendation in response to an Intervening Event if and only if (A) the Company has notified Parent in writing that it intends to effect a Change of Board Recommendation and (B) no earlier than the end of the Notice Period, the Company Board or any committee thereof determines in good faith, after consultation with the Company’s outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement that Parent has irrevocably committed in writing to make during the Notice Period, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; and

(iv)          during any Notice Period, if requested by Parent, the Company shall negotiate in good faith with Parent regarding potential amendments or modifications to the terms of this Agreement.

(v)           The provisions of this Section 6.3(e) apply to any material amendment to the financial terms of any applicable Superior Proposal with respect to Section 6.3(e)(i) and Section 6.3(e)(ii) and require a revised Determination Notice and a new Notice Period pursuant to clause (i)(C) or (ii)(C) with respect to such Sections, as the case may be.

(f)            Nothing contained in this Agreement prohibits (i) the Company Board or a committee thereof from (A) taking and disclosing to the holders of Shares a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act, or (B) making any public statement if the Company Board or a committee thereof determines that the failure to make such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or (ii) the Company or the Company Board from making any disclosure required under the Exchange Act; provided, that, any such action that would otherwise constitute a Change of Board Recommendation shall be made only in accordance with Section 6.3 (it being understood and agreed that any such communication that expressly reaffirms the Company Board Recommendation shall be deemed not to be a Change of Board Recommendation).

Section 6.4             Employment and Employee Benefits Matters.

(a)            Parent and Aventis shall, and shall cause the Surviving Corporation and its Subsidiaries to, for a period of one (1) year following the Effective Time (or, if shorter, during the Current Employee’s period of employment), maintain for each individual employed by the Company or any of its Subsidiaries at the Effective Time (each, a “Current Employee”) (i) a base salary (or wage rate) and a target annual cash incentive compensation opportunity (as a percentage of base salary) or target commission (referred to sometimes as “incentive compensation”) opportunity that, in each case, is no less favorable than that provided to the Current Employee as of immediately prior to the Effective Time, (ii) benefits, including but not limited to health, welfare and retirement benefits, that are either (x) no less favorable, in the aggregate, than the benefits maintained for and provided to such Current Employee as of immediately prior to the Effective Time or (y) the same benefits as those benefits provided to similarly situated employees of Parent or its Subsidiaries; provided, that, for purposes of determining whether such benefits are no less favorable in the aggregate or the same, any severance, defined benefit pension plan benefits, nonqualified deferred compensation, subsidized retiree health or welfare benefits, post-termination health or welfare benefits, equity and equity-based awards and retention or change in control payments or other special or one-time awards shall not be taken into account and (iii) severance and related termination benefits that are no less favorable than the severance and related termination benefits provided by the Company or any of its Subsidiaries to such Current Employee as of immediately prior to the Effective Time as set forth in Section 6.4(a) of the Company Disclosure Letter. Each of the Company, Parent, Aventis and Purchaser acknowledges that the occurrence of the Acceptance Time will constitute a “change in control” or “sale event” of the Company (or other similar term) under the terms of the Company Plans containing provisions triggering payment, vesting or other rights upon a change in control or similar transaction.

(b)            Parent and Aventis shall, and shall cause the Surviving Corporation to, cause service rendered by Current Employees to the Company and its Subsidiaries prior to the Effective Time to be taken into account for all purposes under all employee benefit plans of Parent and the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Company Plans immediately prior to the Effective Time for those purposes; provided, that, the foregoing will not apply (i) with respect to any defined benefit pension plan or any retiree or post-termination health or welfare benefits, (ii) with respect to any benefit plan that is frozen or for which participation is limited to a grandfathered population, (iii) with respect to any equity-based compensation arrangements, or (iv) to the extent that its application would result in a duplication of benefits with respect to the same period of service. Without limiting the generality of the foregoing, Parent and Aventis shall not, and shall cause the Surviving Corporation not to, subject Current Employees to any eligibility requirements, waiting periods, actively-at-work requirements, evidence of insurability requirements or pre-existing condition limitations under any employee benefit plan of Parent, the Surviving Corporation or any of its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Effective Time. Parent and Aventis shall, and shall cause the Surviving Corporation and its Subsidiaries to, give such Current Employees credit under such employee benefit plans for any eligible expenses incurred by such Current Employees and their covered dependents under a Company Plan during the portion of the year in which the Effective Time occurs for purposes of satisfying all co-payment, co-insurance, deductibles, maximum out-of-pocket requirements, and other out-of-pocket expenses applicable to such Current Employees and their covered dependents in respect of the plan year in which the Effective Time occurs to the same extent as if such credit was given under the corresponding Company Plans immediately prior to the Effective Time.

(c)            Upon the request of Parent in writing at least ten (10) Business Days prior to the Closing Date, effective as of the day immediately preceding the Closing and contingent upon the Closing, the Company or its Subsidiaries (as applicable) shall (i) take any and all necessary actions to terminate any Company Plans that are intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code (the “401(k) Plans”), (ii) provide Parent with a copy of any and all resolutions or other corporate action (the form and substance of which shall be subject to prior reasonable review and comment by Parent, which comments shall be considered by the Company in good faith) evidencing that any such plans will be terminated effective as of no later than the day immediately preceding the Closing and (iii) prior to and conditioned upon termination of any such plans, authorize through corporate resolution any and all necessary amendments to the plan documents to effect such terminations, fully vest affected participants, and comply with all requirements of applicable Law as of the effective date of such terminations; provided, that, the Company and its Subsidiaries shall not take any further steps to effect any such plan terminations prior to the Closing. To the extent Parent requests the termination of the 401(k) Plans, following the Closing, Parent, Aventis or the Surviving Corporation shall designate a tax-qualified defined contribution retirement plan of the Surviving Corporation or its Affiliate with a qualified cash or deferred arrangement under Section 401(k) of the Code (the “New 401(k) Plan”) that will cover Current Employees on and after the Closing Date. The Surviving Corporation or its Affiliates shall cause the New 401(k) Plan to accept direct rollovers elected by Current Employees from the 401(k) Plans that consist of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) and promissory notes evidencing participant loans. The parties hereto shall cooperate in good faith to work with the recordkeepers of the 401(k) Plans and the New 401(k) Plan to complete the rollovers of promissory notes evidencing participant loans before such loans default.

(d)            Prior to making any written or broad-based oral communications to any current or former officer, director, employee or individual independent contractor of the Company or any of its Subsidiaries pertaining to compensation or benefit matters described in this Agreement or to compensation or benefits that will be provided by Parent or an Affiliate thereof following Closing, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith (it being understood that after Parent has been so provided with such opportunity, the Company shall not be required to provide Parent with any other communication if the content thereof is substantially the same as that previously reviewed by Parent), unless there has been a material change in circumstances relating to the communication following Parent’s initial review of the communication.

(e)            Following the Effective Time, Parent and Aventis shall, and shall cause the Surviving Corporation to, maintain the sponsorship of each Current Employee’s current work visa, to the extent applicable, on the same terms as applicable to similarly-situated employees of Parent or its Subsidiaries for whom Parent or its Subsidiaries, as applicable, currently sponsors work visas and in all respects subject to applicable Law. For the avoidance of doubt, this Section 6.4(e) does not obligate Parent, Aventis or the Surviving Corporation to sponsor or support the renewal or extension of any Current Employee’s current work visa, or to sponsor or support a different work visa or authorization status on behalf of any Current Employee.

(f)            Parent and Aventis shall, or shall cause the Surviving Corporation to, assume and honor in accordance with their terms all severance, change in control and separation pay plans, agreements and arrangements, and all written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein) applicable to employees of the Company or its Subsidiaries and in effect immediately prior to the Effective Time. For the avoidance of doubt, the foregoing sentence shall in no way preclude Parent or the Surviving Corporation from amending or terminating any plan, agreement and/or arrangement in accordance with its terms and applicable Law.

(g)            Without limiting the generality of Section 6.4, no provision of this Agreement (i) prohibits Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any individual Company Plan or any other employee benefit plan in accordance with its terms, (ii) requires Parent, the Surviving Corporation or any of their respective Affiliates to keep any Person employed for any period of time, (iii) constitutes the establishment or adoption of, or amendment to, any Company Plan or other employee benefit plan, or (iv) confers upon any Current Employee or any other Person any third-party beneficiary or similar rights or remedies.

Section 6.5             Directors’ and Officers’ Indemnification and Insurance.

(a)            Parent and Purchaser shall cause the Surviving Corporation’s certificate of incorporation and bylaws and the organizational documents of the Company Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation from liabilities of present and former directors, officers, and employees of the Company or such Company Subsidiary than are currently provided in the Certificate of Incorporation and Bylaws of the Company or such organizational documents of such Company Subsidiary, which provisions may not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the later of (i) the expiration of the statute of limitations applicable to such matters and (ii) six (6) years from the Effective Time, and in the event that any Action is pending or asserted or any claim made during such period, until the disposition of any such Action or claim, unless such amendment, modification, or repeal is required by applicable Law, in which case Parent shall, and shall cause the Surviving Corporation or such Company Subsidiary to, make such changes to the certificate of incorporation and the bylaws or other organizational documents as to have the least adverse effect on the rights of the individuals referenced in this Section 6.5.

(b)            Without limiting any additional rights that any Person may have under any agreement or Company Plan, from and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each present (as of the Effective Time) or former director or officer of the Company and each Company Subsidiary (each, together with such Person’s heirs, executors, administrators, or Affiliates, an “Indemnified Party”), against all obligations to pay a judgment, settlement, or penalty and reasonable expenses incurred in connection with any Action, whether civil, criminal, administrative, arbitrative, or investigative, and whether formal or informal, arising out of or pertaining to any action or omission, including any action or omission in connection with the fact that the Indemnified Party is or was an officer, director, employee, Affiliate, fiduciary, or agent of the Company or any of its Subsidiaries, or of another entity if such service was at the request of the Company, whether asserted or claimed prior to, at, or after the Effective Time, to the fullest extent the Surviving Corporation and/or such Company Subsidiary would be permitted to do so under applicable Law. In the event of any such Action, Parent and the Surviving Corporation shall advance to each Indemnified Party reasonable expenses incurred in the defense of the Action, including reasonable attorneys’ fees (provided, that, any Person to whom expenses are advanced shall have provided, to the extent required by the DGCL, an undertaking to repay such advances if it is finally determined that such Person is not entitled to indemnification).

(c)            Notwithstanding anything to the contrary in this Agreement, the Company may purchase prior to the Effective Time, and if the Company does not purchase prior to the Effective Time, the Surviving Corporation shall purchase at or after the Effective Time, a tail policy under the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which tail policy (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies; provided, that, the annual premium for such tail policy may not be in excess of three hundred percent (300%) of the last annual premium paid prior to the Effective Time. Parent shall cause such policy to be maintained in full force and effect for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d)            Without limiting any of the rights or obligations under this Section 6.5, from and after the Effective Time, the Surviving Corporation shall keep in full force and effect, and shall comply with the terms and conditions of, any agreement in effect as of the date of this Agreement between or among the Company or any of its Subsidiaries and any Indemnified Party providing for the indemnification of such Indemnified Party and Parent hereby guarantees the obligations of the Surviving Corporation pursuant to such agreements.

(e)            This Section 6.5 will survive the consummation of the Merger and is intended to benefit, and is enforceable by, any Person or entity referred to in this Section 6.5. The indemnification and advancement provided for in this Section 6.5 is not exclusive of any other rights to which the Indemnified Party is entitled whether pursuant to Law, Contract, or otherwise. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or a majority of its properties and assets to any Person, then, and in each such case, Parent shall make proper provisions such that the successors and assigns of the Surviving Corporation assume the applicable obligations set forth in this Section 6.5.

Section 6.6             Further Action; Efforts.

(a)            Subject to the terms and conditions of this Agreement, prior to the Effective Time, each party shall, and shall cause its respective Subsidiaries and Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate the Offer, the Merger and the other Contemplated Transactions as promptly as possible and, in any event, by or before the Outside Date. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to, or to cause their ultimate parent entity (as such term is defined in the HSR Act) to, (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and all other filings required pursuant to applicable foreign Antitrust Laws with respect to the Offer and Merger as promptly as practicable and advisable and in any event prior to the expiration of any applicable legal deadline (provided, that, unless otherwise agreed by the Company and Parent in writing, the filing of a Notification and Report Form pursuant to the HSR Act must be made within fifteen (15) Business Days after the date of the Agreement) and (ii) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or any other Antitrust Law.

(b)            Notwithstanding anything in this Agreement to the contrary, Parent shall have the right, following good faith consultation and consideration of the views of the Company, to direct the strategy and timing for obtaining any necessary approval under applicable Antitrust Laws and in connection with the timing, form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with any Action under or relating to any Antitrust Laws. If any Action, including any Action brought by a Person other than a Governmental Body, is instituted (or threatened to be instituted) challenging the Offer or Merger as violative of any Antitrust Law, Parent shall have the right to direct and control all communications, strategy and defense of this Agreement, the Offer or the Merger in any such Action.

(c)            Without limiting the generality of anything contained in this Section 6.6, the parties shall use their respective reasonable best efforts to (i) consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any substantive analyses, appearances, presentations, memoranda, briefs, arguments, opinions, and proposals made or submitted by or on behalf of such party in connection with proceedings under or relating to any Antitrust Laws, (ii) give each other reasonable advance notice of all substantive meetings with any Governmental Body relating to any Antitrust Laws, (iii) give each other a reasonable opportunity to participate in each of such meetings, (iv) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Body relating to any Antitrust Laws, (v) if any Governmental Body initiates a substantive oral communication regarding any Antitrust Laws, promptly notify the other party of the substance of such communication, (vi) provide each other with a reasonable advance opportunity to review and comment upon all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Body regarding any Antitrust Laws and (vii) provide each other with copies of all substantive written communications to or from any Governmental Body relating to any Antitrust Laws. Any such disclosures or provision of documents or information provided by one party to the other pursuant to this Section 6.6(c) may be redacted or may be shared only with outside counsel and outside consultants retained by such counsel, in each case, to the extent reasonably required in order to (A) remove references to valuation of the Company or the identity of alternative acquirers, (B) comply with existing contractual arrangements, or (C) protect attorney-client privilege. Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may be reasonably requested by any Governmental Body, including by responding at the earliest reasonably practicable date with any request for additional information, documents or other materials, including any “second request” under the HSR Act, received by any party or any of their respective Subsidiaries from any Governmental Body in connection with such applications or filings for the Offer or Merger under applicable Antitrust Laws.

(d)            Notwithstanding anything in this Agreement to the contrary, each party shall, and shall cause its respective Subsidiaries and Affiliates to, use its reasonable best efforts to take any and all actions necessary to obtain any consents, clearances, or approvals required under or in connection with applicable Antitrust Laws, and to avoid or eliminate impediments under applicable Antitrust Laws asserted by any Governmental Body, in each case, to cause the Offer and the Merger to occur as promptly as possible and, in any event, by or before the Outside Date. The parties hereto agree that the use of “reasonable best efforts” in this Section 6.6(d) shall include (x) offering, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, or other disposition of such assets or businesses of the Company and its Subsidiaries, and any other restrictions on the activities of the Company and its Subsidiaries, and (y) defending through litigation any claim asserted in court by any party in order to avoid the entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent), in each case (i) as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action that would otherwise have the effect of preventing or materially delaying the consummation of the Offer and the Merger and (ii) conditioned upon the consummation of the Merger; provided, that, in no event shall anything in this Agreement require, or be construed to require, Parent, the Company or any of their respective Subsidiaries and Affiliates, to take, or agree to take, any such actions unless all actions collectively are not reasonably likely to be material to the business, operations, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; and provided further, that, in no event shall anything in this Agreement require, or be construed to require, the Company or any of its Subsidiaries and Affiliates to take, or agree to take (and, unless approved in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed), neither Parent nor any of its respective Subsidiaries or Affiliates will take, or agree to take), any such actions that would be, individually or in the aggregate, detrimental or adverse to the interests of those Persons entitled to receive the CVRs in the Contemplated Transactions. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, (A) the parties agree that Parent may, without the Company’s prior approval, in connection with obtaining any consents, clearances, or approvals required under or in connection with applicable Antitrust Laws, or to avoid or eliminate impediments under applicable Antitrust Laws asserted by any Governmental Body pursuant to this Section 6.6(d), sell, divest or otherwise dispose of such assets or businesses of the Company and its Subsidiaries to a Significant Pharmaceutical Company (as defined in the CVR Agreement); provided, that such Significant Pharmaceutical Company assumes the rights and obligations of Aventis and its Affiliates under the CVR Agreement, as applicable, and (B) under no circumstances will Parent or any of its Affiliates (which, for the avoidance of doubt, shall not include the Company or any of its Subsidiaries for this purpose) be required to take any of the actions described in this Section 6.6(d) with respect to their respective assets, businesses, relationships, contractual rights, obligations or arrangements.

(e)            Each party shall use commercially reasonable efforts to obtain any consents, approvals, or waivers of third parties with respect to any Contracts to which it is a party as may be necessary for the consummation of the Contemplated Transactions or required by the terms of any Contract as a result of the execution, performance, or consummation of the Contemplated Transactions; provided, that, in no event will the Company or any of its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty, or other consideration or make any other accommodation to any third party to obtain any consent, approval, or waiver required with respect to any such Contract.

Section 6.7             Public Announcements. The Company shall not, and shall cause its Subsidiaries not to, and Parent shall not, and shall cause each of its Subsidiaries not to, issue any press release or announcement concerning the Contemplated Transactions without the prior consent of the other (which consent may not be unreasonably withheld, conditioned, or delayed), except any release or announcement required by applicable Law (including in connection with the making of any filings or notifications required under the HSR Act or any foreign Antitrust Laws in connection with the Contemplated Transactions) or any rule or regulation of Nasdaq or any other stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance and shall consider in good faith any such comments; it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party. The restrictions of this Section 6.7 do not apply to communications by the Company in connection with, or following, a Change of Board Recommendation. Notwithstanding the foregoing, each party may, without complying with the foregoing obligations, make internal announcements to employees to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 6.7 and, as applicable, Section 6.4(e).

Section 6.8             Approval of Compensation Actions. Prior to the Acceptance Time, the Compensation Committee of the Company Board shall take all such actions as may be required to approve, as an employment compensation, severance, or other employee benefit arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, any and all Compensation Actions taken after January 1 of the current fiscal year and prior to the Acceptance Time that have not already been so approved. For the purposes of this Agreement, “Compensation Action” means any (a) granting by the Company or any of its Subsidiaries to any present or former director or officer of any increase in compensation or benefits or of the right to receive any severance or termination compensation or benefit, (b) entry by the Company or any of its Subsidiaries into any employment, consulting, indemnification, termination, change of control, non-competition, or severance agreement with any present or former director or officer, or any approval, amendment, or modification of any such agreement, or (c) approval of, amendment to, or adoption of any Company Plan.

Section 6.9             Conduct of Parent, Aventis and Purchaser.

(a)            Parent and Aventis shall not, and shall cause each of their respective Subsidiaries and Affiliates not to, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, cause any Offer Conditions or the conditions to the Merger not being satisfied or prevent, materially delay, or materially impede the ability of Parent and Purchaser to consummate the Offer, the Merger, or the other Contemplated Transactions.

(b)            Aventis shall, immediately following execution of this Agreement, adopt this Agreement in its capacity as sole stockholder of Purchaser in accordance with applicable Law and the certificate of incorporation and bylaws of Purchaser.

Section 6.10           No Control of the Company’s Business. Nothing contained in this Agreement gives Parent or Purchaser, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.11           Operations of Purchaser. Prior to the Effective Time, Purchaser shall not engage in any other business activities and shall not incur any liabilities or obligations other than as contemplated herein.

Section 6.12           Ownership of Company Securities. Prior to the Acceptance Time, Parent shall not, and shall cause each of its Subsidiaries not to, acquire (directly or indirectly, beneficially or of record) any additional Shares, or any securities, contracts or obligations convertible into or exercisable or exchangeable for Shares. None of Parent, Purchaser, or their respective Affiliates shall hold any rights to acquire any Shares except pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, the prohibitions set forth in this Section 6.12 shall not apply to any investment in any securities of the Company by or on behalf of any pension or employee benefit plan or trust, including (a) any direct or indirect interests in portfolio securities held by an investment company registered under the Investment Company Act of 1940, as amended, or (b) interests in securities comprising part of a mutual fund or broad based, publicly traded market basket, or index of stocks approved for such a plan or trust in which such plan or trust invests and, in all cases, over which Parent, Purchaser, or their respective Subsidiaries exercise no investment discretion and provided, that, such beneficial ownership does not result in an obligation by Parent, Purchaser, or their respective Subsidiaries to file or amend a Schedule 13D pursuant to the Exchange Act.

Section 6.13           Stockholder Litigation. The Company shall notify Parent of actions, suits, or claims instituted against the Company or any of its directors or officers relating to this Agreement or the Contemplated Transactions (“Stockholder Litigation”). Parent shall have the right to participate in the defense of any such Stockholder Litigation, the Company shall consult with Parent regarding the defense of any such Stockholder Litigation, and the Company shall not settle or compromise any Stockholder Litigation without the prior written consent of Parent, not to be unreasonably withheld, delayed, or conditioned. Without otherwise limiting or expanding the Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the present (as of the Effective Time) or former directors or officers of the Company and each Company Subsidiary shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such directors or officers prior to the Effective Time to defend any Stockholder Litigation.

Section 6.14           Treatment of Certain Indebtedness.

(a)            The Company shall use its commercially reasonable efforts to deliver to (i) the agent under the Financing Agreement at least seven (7) Business Days prior to the Closing Date, a written notice of prepayment of all outstanding principal and accrued but unpaid interest under the Financing Agreement, which notice shall provide that such prepayment is subject to and conditioned upon the consummation of the Offer and the Merger, and (ii) Parent, at least five (5) Business Days prior to the Closing Date, a draft of (and prior to the Closing Date, an executed copy of) a customary payoff letter from the agent or the lenders to the borrower under the Financing Agreement relating to the repayment in full of all obligations thereunder or secured thereby (including any prepayment or end of term premium, penalties and charges, but excluding any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of the Financing Agreement), the termination of the Financing Agreement (other than any contingent obligations or liabilities thereunder that by the express terms thereof survive such termination) and all commitments in connection therewith and the release of all Liens securing the obligations thereunder (the “Payoff Letter”). The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to deliver (or cause the agent or lenders under the Financing Agreement to deliver) to Parent on or prior to the Closing, in form and substance reasonably satisfactory to Parent, all the documents, filings and notices required to evidence the termination of the Financing Agreement and effect the release of all Liens securing the obligations thereunder, including the filing of UCC termination statements, terminations of control agreements, terminations of Intellectual Property security agreements and delivery of possessory collateral, which shall in each case be subject to the occurrence of the Closing and the repayment in full of all obligations then outstanding under the Financing Agreement (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of the Financing Agreement). At the Closing, Parent shall pay or shall cause to be paid, in full and in immediately available funds, any and all amounts outstanding and then due and payable on such date under the Financing Agreement in accordance with the Payoff Letter.

(b)            The Company shall use its commercially reasonable efforts to deliver to the Purchasers (as defined in the FRPA) at least ten (10) Business Days (as defined in the FRPA) prior to the Closing Date, a written notice of the Contemplated Transactions. At the Closing, Parent shall pay, or shall cause to be paid, in full and in immediately available funds, the Change of Control Repurchase Price (as defined in the FRPA) in accordance with the FRPA.

Section 6.15           Takeover Laws; Advice of Changes.

(a)            If any Takeover Law may become, or may purport to be, applicable to the Contemplated Transactions, each of Parent and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Contemplated Transactions.

(b)            The Company shall give notice to Parent as promptly as reasonably practicable after (and shall subsequently keep Parent informed on a reasonably current basis of any developments related to such notice) its becoming aware of (i) the receipt of any material notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (ii) that any Action has been commenced or threatened in writing relating to or involving the Company or any of its Subsidiaries that relates to the consummation of the Contemplated Transactions or (iii) the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article VII or Annex I to this Agreement not being able to be satisfied reasonably promptly and in any event prior to the Outside Date.

(c)            Parent shall give notice to the Company as promptly as reasonably practicable after (and shall subsequently keep the Company informed on a reasonably current basis of any developments related to such notice) its becoming aware of (i) the receipt of any material notice from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (ii) that any Action has been commenced or threatened in writing relating to or involving the Parent or Purchaser that relates to the consummation of the Contemplated Transactions or (iii) the occurrence or existence of any fact, event or circumstance that (A) has had or would reasonably be expected to have a Purchaser Material Adverse Effect or (B) is reasonably likely to result in any of the conditions set forth in Article VII or Annex I to this Agreement not being able to be satisfied reasonably promptly and in any event prior to the Outside Date.

Section 6.16           ATM Program Termination. The Company shall use its commercially reasonable efforts to deliver all notices and take all other actions that are required to terminate, in accordance with the terms thereof, the Sales Agreement, dated as of February 17, 2022, by and between the Company and Cowen and Company, LLC, prior to the Effective Time.

Section 6.17           CVR Capitalization Schedule. The Company shall deliver (or cause to be delivered) to Aventis, for purposes of Aventis’ delivery to the Rights Agent, the “Capitalization Schedule” contemplated by Section 2.3(b) of the CVR Agreement, by such time prior to the Effective Time as the Rights Agent may reasonably request.

Section 6.18           CVR Agreement. As promptly as practicable after the date of this Agreement and, in any event, at or prior to the Acceptance Time, Aventis shall duly adopt, execute and deliver, and will ensure that a duly qualified Rights Agent executes and delivers, the CVR Agreement, subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent and agreed to by the Company (such agreement not to be unreasonably withheld, conditioned or delayed) (provided, that such revisions are immaterial, both individually and in the aggregate, to the holders of the CVRs). Aventis and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVR is not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” Laws.

Article VII
CONDITIONS OF MERGER

Section 7.1             Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a)            No order, injunction or decree issued by any Governmental Body of competent jurisdiction (whether preliminary, permanent or temporary) preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction, or decree will have been enacted, entered, promulgated, or enforced (and still be in effect) by any Governmental Body that prohibits or makes illegal the consummation of the Merger; and

(b)            Purchaser has irrevocably accepted for purchase the Shares validly tendered (and not validly withdrawn) pursuant to the Offer.

Article VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1             Termination by Mutual Agreement. This Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the Acceptance Time, by mutual written consent of Parent and the Company.

Section 8.2             Termination by Either Parent or the Company. This Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the Acceptance Time, by Parent or the Company if:

(a)            any court of competent jurisdiction or other Governmental Body of competent jurisdiction has issued a final order, decree, or ruling, or taken any other final action permanently restraining, enjoining, or otherwise prohibiting the Offer or the Merger, and such order, decree, ruling, or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(a) will not be available to any party unless such party has complied with its obligations under this Agreement in all material respects, including Section 6.6; or

(b)            the Acceptance Time has not occurred on or prior to February 2, 2026 (as such may be extended pursuant to the following provisos, the “Outside Date”); provided, however, that if as of such date, the Offer Condition set forth in Paragraph 1(b) of Annex I or Paragraph 1(c) of Annex I (with respect to Paragraph 1(c), solely to the extent that such judgment, temporary restraining order, injunction, Law or other order arises under the HSR Act or any Antitrust Law) is not satisfied, then the Outside Date will be automatically extended for sixty (60) days (and such date will then be the “First Extended Outside Date”); provided, further, that, in the event that on the First Extended Outside Date, the Offer Condition set forth in Paragraph 1(b) of Annex I or Paragraph 1(c) of Annex I (with respect to Paragraph 1(c), solely to the extent that such judgment, temporary restraining order, injunction, Law or other order arises under the HSR Act or any Antitrust Law) is not satisfied, then the Outside Date will be automatically extended for a second period of ninety (90) days (and such date will then be the “Second Extended Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) will not be available (i) to any party unless such party has complied in all material respects with its obligations under this Agreement, including Section 6.6 or (ii) to either party at any time the parties are litigating obligations under this Agreement.

Section 8.3             Termination by the Company. This Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the Acceptance Time, by the Company if:

(a)            (i) Purchaser fails to timely commence the Offer in violation of Section 1.1 hereof, except if a breach by the Company of this Agreement is the primary cause of such failure, (ii) the Offer has expired or has been terminated without Purchaser having accepted for purchase the Shares validly tendered (and not withdrawn) pursuant to the Offer, except if a breach by the Company of this Agreement is the primary cause of such failure, (iii) Purchaser, in violation of the terms of this Agreement, fails to accept for purchase Shares validly tendered (and not withdrawn) pursuant to the Offer on the terms set forth in this Agreement, except if a breach by the Company of this Agreement is the primary cause of such failure, or (iv) there has been a breach of any covenant or agreement made by Parent, Aventis or Purchaser in this Agreement, or any representation or warranty of Parent, Aventis or Purchaser is inaccurate or becomes inaccurate after the date of this Agreement, and such breach or inaccuracy gives rise to a Purchaser Material Adverse Effect, and such breach or inaccuracy is not capable of being cured within thirty (30) days following receipt by Parent, Aventis or Purchaser of written notice from the Company of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period; provided, however, that the right to terminate this Agreement pursuant to this Section 8.3(a)(iv) will not be available to the Company if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement; or

(b)            the Company Board shall have determined to terminate this Agreement in accordance with the terms set forth in Section 6.3(e)(i) in order to enter into a definitive agreement with respect to a Superior Proposal; provided, that, concurrently with such termination, the Company pays Parent the Termination Fee payable to Parent pursuant to Section 8.5(b).

Section 8.4             Termination by Parent. This Agreement may be terminated, and the Offer and the Merger may be abandoned, at any time prior to the Acceptance Time, by Parent if:

(a)            there has been a breach of any covenant or agreement made by the Company in this Agreement, or any representation or warranty of the Company is inaccurate or becomes inaccurate after the date of this Agreement, and such breach or inaccuracy gives rise to a Company Material Adverse Effect, and such breach or inaccuracy is not capable of being cured within thirty (30) days following receipt by the Company of written notice from Parent of such breach or inaccuracy or, if such breach or inaccuracy is capable of being cured within such period, it has not been cured within such period; provided, however, that the right to terminate this Agreement pursuant to this Section 8.4(a) will not be available to Parent if Parent, Aventis or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement; or

(b)            whether or not permitted to do so, the Company Board or any committee thereof effects a Change of Board Recommendation.

Section 8.5             Effect of Termination.

(a)            In the event of termination of this Agreement pursuant to this Article VIII, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than Section 1.1(d), the last sentence of Section 1.3, Section 6.2(b), Article VIII and Article IX, each of which will survive any termination hereof) will become void and of no effect with no liability on the part of any party (or of any of its Representatives); provided, however, that except in a circumstance where the Termination Fee is paid pursuant to Section 8.5(b) below or where the Reverse Termination Fee is paid pursuant to Section 8.5(c) below, no such termination will relieve any Person of any liability for damages resulting from Common Law Fraud or any material breach of this Agreement that is a consequence of an act or omission intentionally undertaken by the breaching party with the knowledge that such act or omission would result in a material breach of this Agreement (an “Intentional Breach”). Parent shall cause the Offer to be terminated immediately after any termination of this Agreement. Nothing shall limit or prevent any party from exercising any rights it may have under Section 9.13 in lieu of terminating this Agreement pursuant to this Article VIII.

(b)            In the event that:

(i)            this Agreement is terminated by the Company pursuant to Section 8.3(b);

(ii)           this Agreement is terminated by Parent pursuant to Section 8.4(b); or

(iii)          (A) this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(b) (provided that (x) the conditions set forth in Paragraph 1(b) and Paragraph 1(c) of Annex I have been satisfied prior to such termination and the Minimum Tender Condition has not been satisfied and (y) in the case of a termination by the Company, Parent would not be prohibited from terminating this Agreement at such time pursuant to the last proviso to Section 8.2(b)), (B) any Person has publicly disclosed an Acquisition Proposal after the date of this Agreement and prior to such termination (unless publicly withdrawn prior to such termination) and (C) within twelve (12) months after such termination, the Company enters into an Alternative Acquisition Agreement with respect to an Acquisition Proposal and the transactions contemplated by such Acquisition Proposal are subsequently consummated (provided, that, for purposes of clause (C) of this Section 8.5(b)(iii), references to “20%” in the definition of Acquisition Proposal will be substituted for “50%”);

then, in any such case, the Company shall pay Parent a termination fee of $318 million (the “Termination Fee”), by wire transfer of immediately available funds to the account or accounts designated by Parent. Any payment required to be made (1) pursuant to clause (i) of this Section 8.5(b) will be paid concurrently with such termination, (2) pursuant to clause (ii) of this Section 8.5(b) will be paid no later than five (5) Business Days after such termination and (3) pursuant to clause (iii) of this Section 8.5(b) will be payable to Parent upon consummation of the transaction referenced therein. The Company will not be required to pay the Termination Fee pursuant to this Section 8.5(b) more than once.

(c)            In the event that (i) (A) Parent or the Company terminates this Agreement pursuant to Section 8.2(a) or Section 8.2(b), (ii) all of the conditions set forth in Annex I have been satisfied or waived other than (x) any such conditions that are by their nature to be satisfied at the Expiration Date and (y) any of the conditions set forth in Paragraphs 1(a), 1(b), 1(c) and 2(b) of Annex I (with respect to Paragraphs 1(c), solely to the extent that such judgment, temporary restraining order, injunction, Law or other order arises under the HSR Act or any Antitrust Law) and (iii) any of the conditions set forth in Paragraphs 1(b) or 1(c) of Annex I (with respect to Paragraphs 1(c), solely to the extent that such judgment, temporary restraining order, injunction, Law or other order arises under the HSR Act or any Antitrust Law) have not been satisfied or waived, then Parent shall pay or cause to be paid to the Company the Reverse Termination Fee no later than five (5) Business Days after such termination in the event of a termination by the Company and as a condition to termination in the event of a termination by Parent by wire transfer of immediately available funds to the account or accounts designated by the Company. Parent will not be required to pay the Reverse Termination Fee pursuant to this Section 8.5(c) more than once. “Reverse Termination Fee” means $500 million.

(d)            If paid, Parent’s receipt of the Termination Fee is the sole and exclusive remedy of Parent, Aventis and Purchaser in respect of this Agreement and, if paid, the Company’s receipt of the Reverse Termination Fee is the sole and exclusive remedy of the Company; provided, that, Parent or the Company, as applicable, may seek specific performance to cause the Company or Parent, Aventis and Purchaser, as applicable, to consummate the Contemplated Transactions in accordance with Section 9.13, but in no event shall Parent be entitled to both specific performance and the payment of the Termination Fee (or monetary damages) and in no event shall the Company be entitled to both specific performance and payment of the Reverse Termination Fee (or monetary damages).

(e)            Each of the Company and Parent acknowledges that the agreements contained in Section 8.5(b) and Section 8.5(c) are an integral part of the Contemplated Transactions, and that, without these agreements, Parent, Aventis, Purchaser and the Company would not have entered into this Agreement. Accordingly, if the Company or Parent, as applicable, fails to pay the amount when due pursuant to Section 8.5(b) or Section 8.5(c), as applicable, and in order to obtain such payment, Parent, Aventis or Purchaser or the Company, as applicable, commences suit that results in a judgment against the Company for the amount set forth in Section 8.5(b) or against Parent for the amount set forth in Section 8.5(c), then the Company shall pay to Parent, Aventis or Purchaser, or Parent shall pay to the Company, as applicable, interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment.

Section 8.6             Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the Contemplated Transactions.

Section 8.7             Amendment and Waiver. This Agreement may not be amended except by an instrument in writing signed by the parties hereto prior to the Acceptance Time. At any time prior to the Acceptance Time, the Company, on the one hand, and Parent, Aventis and Purchaser, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance by the other with any of the agreements or conditions contained herein, except that the Minimum Tender Condition may only be waived by Parent, Aventis or Purchaser with the prior written consent of the Company. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies.

Article IX
GENERAL PROVISIONS

Section 9.1             Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Article IX. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms, and the CVR Agreement will survive the Effective Time.

Section 9.2             Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and must be given (and will be deemed to have been duly given): (a) when delivered, if delivered in Person, (b) when sent, if sent by email, (c) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) one (1) Business Day after sending, if sent by overnight courier, in each case, to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice):

(a)            if to Parent, Aventis or Purchaser:

SANOFI
46, avenue de la Grande-Armée
75017 Paris – France

Attention:	[****]
Email:	[****]

with an additional copy (which will not constitute notice) to:

Weil, Gotshal & Manges LLP
767 5th Avenue
New York, NY 10153

Attention:	Michael J. Aiello; Sachin Kohli
Email:	michael.aiello@weil.com; sachin.kohli@weil.com

(b)            if to the Company:

Blueprint Medicines Corporation

45 Sidley Street,

Cambridge, MA 02139

Attention:	[****]
Email:	[****]

with an additional copy (which will not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210

Attention:	Stuart M. Cable; Lisa R. Haddad; James Ding
Email:	scable@goodwinlaw.com; lhaddad@goodwinlaw.com;
jding@goodwinlaw.com

Section 9.3             Certain Definitions. For purposes of this Agreement the term:

“401(k) Plan” has the meaning set forth in Section 6.4(c).

“Acceptance Time” has the meaning set forth in Section 1.1(a)(ii).

“Acquisition Proposal” means any offer or proposal made or renewed by any Person (other than Parent, Aventis or Purchaser) or group at any time after the date of this Agreement that is structured to permit such Person or group to acquire beneficial ownership of twenty percent (20%) or more of the total voting power of any class of equity securities of the Company or twenty percent (20%) or more of the consolidated total assets of the Company and its Subsidiaries, pursuant to a merger, consolidation, or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer, or similar transaction, including any single or multi-step transaction or series of related transactions, in each case, other than the Offer and the Merger.

“Action” means any cause of action, claim, audit, examination, mediation, action, suit, charge, complaint, notice of an ANDA containing a Paragraph IV Certification, litigation, mediation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, examination, investigation or any other legal proceeding commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Affiliate” of any particular Person means any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“AI Requirements” means (a) all applicable Laws, legal requirements, and binding industry standards relating to the use and/or development of AI and (b) all of the Company’s and its Subsidiary’s written policies, procedures and contractual obligations relating to the use and/or development of AI.

“AI Tools” means any systems, software, tools, products and services that are built using, integrate, leverage or otherwise interact with any Artificial Intelligence.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.3(d).

“ANDA” means an Abbreviated New Drug Application.

“Antitrust Laws” means the Sherman Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, and all applicable foreign antitrust or competition laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, and all Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or other holdings for reasons of national security or other public policy.

“Artificial Intelligence” or “AI” means any machine-based system that, for explicit or implicit objectives, infers, from the input it receives, how to generate outputs such as predictions, content, recommendations, or decisions that may influence physical or virtual environments, and includes any definition provided by AI Requirements, for “artificial intelligence,” “generative artificial intelligence,” “artificial general intelligence,” “large language model,” “foundation model,” “machine learning,” “algorithm,” and any similar term.

“Book-Entry Share” has the meaning set forth Section 3.4(c).

“Business Day” means a day (a) on which the principal offices of the SEC are open to accept filings and (b) other than a Saturday, Sunday or other day on which banking institutions located in New York, New York or Paris, France are authorized or required by Law to remain closed.

“Cash Offer Price” has the meaning set forth in the recitals.

“Certificate” has the meaning set forth in Section 3.4(b).

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Change of Board Recommendation” means (a) the failure by the Company Board to make, the withdrawal (or modification or qualification in a manner adverse to Parent, Aventis or Purchaser in any material respect) by the Company Board of, or the public announcement of a failure to make, or the withdrawal (or modification or qualification in a manner adverse to Parent, Aventis or Purchaser in any material respect) by the Company Board of, the Company Board Recommendation, (b)(i) the failure by the Company, within ten (10) Business Days of the commencement of a tender or exchange offer for Shares that constitutes an Acquisition Proposal by a Person other than Parent or any of its Affiliates, to file a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the holders of the Shares reject such Acquisition Proposal and not tender any Shares into such tender or exchange offer or (ii) the approval or recommendation by the Company Board, or the public proposal by the Company Board to approve, recommend, endorse or declare advisable, any Acquisition Proposal made by a Person other than Parent or any of its Affiliates, (c) the failure by the Company to include the Company Board Recommendation in the Schedule 14D-9 when mailed to the Company’s stockholders, or (d) the failure by the Company Board or a committee thereof to publicly reaffirm the Company Board Recommendation within two (2) Business Days of receiving a written request from Parent to provide such public reaffirmation following receipt by the Company of a publicly announced Acquisition Proposal; provided, that, Parent may deliver only one (1) such request with respect to any Acquisition Proposal.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Code” has the meaning set forth in Section 3.6.

“Common Law Fraud” means common law fraud under Delaware law of the Company, Parent, Aventis or Purchaser, as applicable, in the making of the representations and warranties set forth in Article IV and Article V.

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet Date” has the meaning set forth in Section 4.8.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 4.2.

“Company Disclosure Letter” has the meaning set forth in Article IV.

“Company Equity Awards” means, collectively, all Company Stock Options, Company RSUs and Company PSUs outstanding under any Company Equity Plan.

“Company Equity Plans” means, collectively, (a) the Company’s 2015 Stock Option and Incentive Plan; (b) the Company’s 2020 Inducement Plan and (c) the Company’s 2024 Stock Incentive Plan, each as amended.

“Company Intellectual Property” has the meaning set forth in Section 4.14(b).

“Company IT Systems” has the meaning set forth in Section 4.14(i).

“Company Material Adverse Effect” means any change, effect, event, occurrence, or other matter that has a material adverse effect on the business, condition (financial or otherwise), assets, operations, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that any changes, effects, events, inaccuracies, occurrences, or other matters resulting from any of the following will not be deemed to constitute a Company Material Adverse Effect and will be disregarded in determining whether a Company Material Adverse Effect has occurred: (a) matters generally affecting the U.S. or foreign economies, financial or securities markets, or political, legislative, or regulatory conditions, or the industry in which the Company and its Subsidiaries operate, including due to the issuance of any executive orders by the President of the United States, except to the extent such matters have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiaries operate; (b) the negotiation, execution, announcement, or pendency of this Agreement or the Contemplated Transactions; (c) any change in the market price or trading volume of the Shares; provided, that, this exception will not preclude a determination that a matter underlying such change has resulted in or contributed to a Company Material Adverse Effect unless excluded under another clause; (d) the occurrence, escalation, outbreak or worsening of hostilities, acts or threats of war or terrorism or cyberterrorism; (e) any plagues, pandemics (including COVID-19) or any escalation or worsening or subsequent waves thereof, epidemics or other outbreaks of diseases or public health events, hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, weather conditions or other natural or man-made disaster or other force majeure event, (f) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Body, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken, in each case, in connection with or in response to COVID-19 or any other Health Emergencies (all of the foregoing, “Health Measures”); (g) changes in Laws, regulations, or accounting principles, or interpretations thereof, except to the extent such matters have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the impact on other companies in the industry in which the Company and its Subsidiaries operate; (h) any regulatory, preclinical, clinical, pricing, reimbursement, supply or manufacturing events, occurrences, circumstances, changes, effects or developments relating to any Product of the Company (including any collaboration products) or with respect to any product of Parent or any of its Subsidiaries or any competitor of the Company (including, for the avoidance of doubt, with respect to any pre-clinical or clinical studies, tests or results or announcements thereof or otherwise with respect to any Product of the Company, any increased incidence or severity of any previously identified side effects, adverse effects, adverse events or safety observations or reports of new side effects, adverse events or safety observations); (i) FDA or other Governmental Body approval (or other clinical or regulatory developments), market entry or threatened market entry of any product or product candidates competitive with or related to any Product of the Company or product candidates; (j) any recommendations, statements or other pronouncements made, published or proposed by professional medical organizations or any Governmental Body, or any panel or advisory body empowered or appointed thereby, relating to any Product of the Company or any products or product candidates of any competitors of the Company; (k) the performance of this Agreement and the Contemplated Transactions, including compliance with covenants set forth herein, or any action taken or omitted to be taken by the Company at the request or with the prior written consent of Parent, Aventis or Purchaser; (l) the initiation or settlement of any legal proceedings commenced by or involving (i) any Governmental Body in connection with this Agreement or the Contemplated Transactions or (ii) any current or former holder of Shares (on their own or on behalf of the Company) arising out of or related to this Agreement or the Contemplated Transactions (including any Stockholder Litigation), or the settlement of any litigation pending as of the date of this Agreement; (m) matters listed on the Company Disclosure Letter, but only to the extent described in the Company Disclosure Letter; or (n) any failure by the Company to meet any internal or analyst projections or forecasts or estimates of revenues, earnings, cash or other financial metrics for any period on or after the date of this Agreement; provided, that, this exception will not preclude a determination that a matter underlying such failure has resulted in or contributed to a Company Material Adverse Effect unless excluded under another clause.

“Company Material Contract” has the meaning set forth in Section 4.13(a).

“Company Organizational Documents” has the meaning set forth in Section 4.1.

“Company Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other compensation or benefit plan, program, agreement, arrangement, policy or contract, whether written or unwritten, funded or unfunded, whether or not subject to ERISA, including, without limitation, any employment, consulting, compensation, employee benefit, welfare, supplemental unemployment benefit, fringe benefit, severance, bonus, commission, pension, profit sharing, executive compensation, deferred compensation, incentive compensation, equity compensation, equity purchase, equity option, equity appreciation, phantom equity option, change in control, transaction, retention, Tax gross-up, employee loan, health, or other medical, dental, life, disability, vacation, or paid time off or other material fringe benefit plan, program, or agreement, in each case, that (a) the Company or any of its Subsidiaries, sponsors, maintains, contributes to, is obligated to contribute to, for the benefit of any current or former officer, director, employee or individual independent contractor or director of the Company or any of its Subsidiaries or (b) under or with respect to which the Company or any of its Subsidiaries has any current or contingent liabilities or obligations.

“Company PSU” has the meaning set forth in Section 3.2(d).

“Company Preferred Stock” has the meaning set forth in Section 4.3.

“Company Real Property” has the meaning set forth in Section 4.11(b).

“Company Registered Intellectual Property” has the meaning set forth in Section 4.14(a).

“Company RSU” has the meaning set forth in Section 3.2(c).

“Company SEC Documents” has the meaning set forth in Section 4.7(a).

“Company Stock Option” has the meaning set forth in Section 3.2(b)(i).

“Compensation Action” has the meaning set forth in Section 6.8.

“Confidential Information” has the meaning set forth in Section 6.2(b).

“Confidentiality Agreement” has the meaning set forth in Section 1.3.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any authorization from any Governmental Body).

“Contemplated Transactions” means each of the transactions contemplated by this Agreement.

“Contract” means any written, oral or other agreement, contract, subcontract, lease, sub-lease, occupancy agreement, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“Converted PSU” has the meaning set forth in Section 3.2(d)(ii).

“Converted PSU Cash Consideration” has the meaning set forth in Section 3.2(d)(ii).

“Converted RSU” has the meaning set forth in Section 3.2(c)(ii).

“Converted RSU Cash Consideration” has the meaning set forth in Section 3.2(c)(ii).

“Converted Stock Option” has the meaning set forth in Section 3.2(b)(ii).

“Converted Stock Option Cash Consideration” has the meaning set forth in Section 3.2(b)(ii).

“Copyrights” means all works of authorship (whether or not copyrightable) and all copyrights (whether or not registered), including all registrations thereof and applications therefor, and all renewals, recordations, extensions, restorations and reversions of the foregoing, including moral rights of authors and technical database rights.

“Cover” means, with respect to a compound, product, or other composition of matter, or technology, process, method or other know-how, on the one hand, and a Patent on the other hand, that, in the absence of ownership of, or a license to, such Patent, the practice or exploitation of such compound, product, or other composition of matter, or technology, process, method or other know-how, would infringe such Patent or, in the case of a Patent that has not yet issued, would infringe such Patent if it were to issue (considering claims of patent applications to be issued as then pending).

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolution thereof or related or associated epidemics, pandemics or disease outbreaks.

“Current Employee” has the meaning set forth in Section 6.4(a).

“CVR Agreement” means the Contingent Value Rights Agreement in substantially the form attached hereto as Annex IV to be entered into between Aventis and the Rights Agent, with such reasonable revisions thereto requested by such Rights Agent and agreed to by the Company (such agreement not to be unreasonably withheld, conditioned or delayed) (provided, that, such revisions are immaterial, both individually and in the aggregate, to the holders of the CVRs).

“CVR” has the meaning set forth in the recitals.

“Determination Notice” means any notice delivered by the Company to Parent pursuant to Section 6.3(e)(i), Section 6.3(e)(ii) or Section 6.3(e)(iii).

“DGCL” has the meaning set forth in the Recitals.

“Dissenting Shares” has the meaning set forth in Section 3.3(a).

“DTC” has the meaning set forth in Section 3.4(c).

“Effective Time” has the meaning set forth in Section 2.2.

“Environmental Laws” means all Laws concerning (i) pollution or protection of the environment or natural resources, (ii) human health (in regards to exposure to Hazardous Substances), or (iii) the emission, generation, treatment, storage, release, threat of release, distribution, use, cleanup remediation, transport or handling of Hazardous Substances.

“ERISA” has the meaning set forth in Section 4.17(c).

“ERISA Affiliate” means any trade or business (whether or not incorporated) which is, or has at any relevant time been, under common control, or treated as a single employer, with the Company, Parent or any of their respective Subsidiaries, as applicable, under Sections 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning set forth in Section 3.2(f).

“Equity Actions” has the meaning set forth in Section 3.2(a).

“Equity Award CVR” has the meaning set forth in Section 3.2(e).

“Exchange Act” has the meaning set forth in Section 1.1(a).

“Exclusive Intellectual Property” means all Intellectual Property that is or has been licensed (including sublicensed) exclusively to the Company or any of its Subsidiaries in any fields and for any uses, as of the date of this Agreement and is used in, held for use in, or otherwise material to, the conduct of the Company’s or any of its Subsidiaries’ businesses.

“Expiration Date” has the meaning set forth in Section 1.1(a).

“FCPA” has the meaning set forth in Section 4.20(i).

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means the Federal Food, Drug and Cosmetic Act of 1938, as amended (21. U.S.C. §§ 301 et seq.).

“Federal Health Care Program” has the meaning set forth in 42 U.S.C. 1320a-7b(f).

“Final Offering Period” has the meaning set forth in Section 3.2(f).

“Finance Leases” means all obligations for finance leases (determined in accordance with GAAP).

“Financial Advisors” has the meaning set forth in Section 4.22.

“Financing Agreement” means that certain Financing Agreement, dated as of June 30, 2022 (as amended by that certain First Amendment to Financing Agreement, dated as of May 22, 2023), by and among the Company, as Borrower thereunder, certain Subsidiaries of the Company from time to time party thereto as Guarantors thereunder, certain financial institutions from time to time party thereto as Lenders and TAO Talents LLC, as administrative agent for the Lenders.

“First Extended Outside Date” has the meaning set forth in Section 8.2(b).

“Foreign Plan” has the meaning set forth in Section 4.17(a).

“FRPA” means that certain Purchase and Sale Agreement, dated as of June 30, 2022, by and among the Company, Garnich Adjacent Investments S.À.R.L. and the other purchasers thereto.

“GAAP” means U.S. generally accepted accounting principles as in effect on the date of this Agreement.

“Good Clinical Practices” means FDA Laws governing the conduct of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 312, and equivalent foreign Laws to which the Company and/or any of its Subsidiaries is subject.

“Good Laboratory Practices” means FDA Laws governing the conduct of non−clinical laboratory studies contained in 21 C.F.R. Part 58, and equivalent foreign Laws to which the Company and/or any of its Subsidiaries is subject.

“Good Manufacturing Practices” means FDA Laws governing current good manufacturing practices for drugs and finished pharmaceutical products contained in 21 C.F.R. Part 210 and 211, and equivalent foreign Laws to which the Company and/or any of its Subsidiaries is subject.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including, any arbitrator or arbitral body, mediator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Grant Date” has the meaning set forth in Section 4.3(b).

“Hazardous Substance” means (a) any petroleum products or byproducts, radioactive materials, friable asbestos, polychlorinated byphenyls, or per- and polyfluoroalkyl substances or (b) any waste, material or substance defined or regulated as a “hazardous substance,” “hazardous material,” “hazardous waste,” “pollutant,” “contaminant” or terms of similar import under any Environmental Law.

“Health Emergency” means any epidemic, pandemic and/or disease outbreak (including COVID-19).

“Health Measures” has the meaning set forth in this Section 9.3.

“Healthcare Laws” means, to the extent related to the conduct of the Company’s or any of its Subsidiaries’ business, as applicable, as of the date of this Agreement, means (a) all federal and state fraud and abuse Laws, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes, (b) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder, (c) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (42 U.S.C. §1395w-101 et seq.) and the regulations promulgated thereunder, (d) the so-called federal “Sunshine Law” or Open Payments (42 U.S.C. § 1320a-7h) and state Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry, (e) Laws governing government pricing or price reporting programs and regulations promulgated thereunder, including the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, the Public Health Service Act (42 U.S.C. § 256b), the VA Federal Supply Schedule (38 U.S.C. § 8126) or any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs, (f) the FDCA, (g) the Public Health Service Act (42 U.S.C. § 256b) and the regulations promulgated by the FDA thereunder and (h) equivalent foreign Laws to which the Company and/or any of its Subsidiaries are subject.

“Healthcare Permits” has the meaning set forth in Section 4.20(a).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and its implementing rules and regulations promulgated thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable, (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice and not overdue by more than sixty (60) days and other than payments due under license agreements), (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (d) all obligations of such Person under Finance Leases, (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability) and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided, that, if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (f) will be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Indemnified Party” has the meaning set forth in Section 6.5(b).

“Initial Expiration Date” has the meaning set forth in Section 1.1(a).

“Intellectual Property” means all of the following, including all rights in, arising out of, or associated therewith: (A) Trademarks; (B) Patents; (C) Trade Secrets; (D) Copyrights, (E) rights in software and other databases and data collections and (F) all other intellectual property rights, whether registered or unregistered, with respect to (A)-(F), in any jurisdiction worldwide.

“Intentional Breach” has the meaning set forth in Section 8.5(a).

“Intervening Event” means a change, effect, event, circumstance, occurrence, or other matter that materially affects the business, assets or operations of the Company (other than any event, occurrence, fact or change primarily resulting from a breach of this Agreement by the Company) and that was not known or reasonably foreseen to the Company Board or any committee thereof on the date of this Agreement (or if known, the consequences of which were not known to the Company Board or any committee thereof as of the date of this Agreement), which change, effect, event, circumstance, occurrence, or other matter, or any consequence thereof, becomes known to the Company Board or any committee thereof prior to the Acceptance Time; provided, however, that in no event will any of the following constitute an Intervening Event: (a) any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (b) changes in the Share price, in and of itself (however, the underlying reasons for such changes may constitute an Intervening Event) or (c) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (however, the underlying reasons for such events may constitute an Intervening Event).

“Invention” means any process, method, composition of matter, article of manufacture, discovery, invention or finding or other know-how, whether or not patentable, that is conceived, discovered, created or reduced to practice.

“IP Contracts” means all Contracts which include the grant of rights, title or interests with respect to Intellectual Property and under which (a) the Company or any of its Subsidiaries has obtained from or granted to any third party any license, covenant not to sue, co-existence agreement, settlement agreement or other right, title or interest in or (b) the Company or any of its Subsidiaries is expressly restricted from using, in each case (a) and (b) of this definition, any material Intellectual Property that is used in, or otherwise material to, the business of the Company or any of its Subsidiaries as conducted, as of the date of this Agreement, except for (i) Off-the-Shelf Software, (ii) customary nondisclosure agreements entered into by the Company or any of its Subsidiaries in the ordinary course of business, (iii) non-exclusive licenses to use trademarks solely for public statements granted to customers and clinical trial sites, in each case that are granted by the Company or any of its Subsidiaries in the ordinary course of business and which are incidental to the subject matter of the applicable agreement in which they are incorporated, (iv) non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business to a service provider engaged by the Company or any of its Subsidiaries pursuant to a written agreement solely for the purpose of allowing such service provider to provide services, that would not lead to the development of Company Intellectual Property (unless such Company Intellectual Property would be assigned back to the Company or one of its Subsidiaries in accordance with such agreement), to the Company or any of its Subsidiaries within the scope of the applicable agreement and subject to customary confidentiality obligations, including non-use and non-disclosure obligations with respect to Trade Secrets in the Company Intellectual Property, and any assignment of any Product-specific Intellectual Property that is jointly invented by the service provider and the Company, and (v) non-exclusive licenses granted to the Company or any of its Subsidiaries in the ordinary course of business solely for the purpose of enabling the Company to use any service deliverable and that does not constitute material Company Intellectual Property.

“Knowledge” of Parent or the Company, as applicable means the actual knowledge of (i) with respect to Parent, the chief executive officer or the members of the executive leadership team and (ii) with respect to the Company, the officers listed in Section 9.3 of the Company Disclosure Letter.

“Law” means any foreign or U.S. federal, state, municipal or local law (including common law), treaty, statute, code, order, ordinance, edict, decree, rule, or regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq), and, for the sake of clarity, includes, but is not limited to, Healthcare Laws and Environmental Laws.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, preemptive right, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or restriction.

“Measurement Date” has the meaning set forth in Section 4.3(a).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Milestone” has the meaning given to such term in the CVR Agreement.

“Milestone Payment” has the meaning given to such term in the CVR Agreement.

“Milestone Payment Date” has the meaning given to such term in the CVR Agreement.

“Minimum Tender Condition” has the meaning set forth in Annex I(1)(a).

“Nasdaq” has the meaning set forth in Section 1.1(a)(ii).

“New 401(k) Plan” has the meaning set forth in Section 6.4(c).

“Notice Period” means the period beginning at 5:00 p.m. Eastern Time on the day of delivery by the Company to Parent of a Determination Notice and ending on the third (3rd) Business Day thereafter at 5:00 p.m. Eastern Time (provided, that, if such Determination Notice is delivered after 5:00 p.m. Eastern Time, then the Notice Period shall end on the fourth (4th) Business Day thereafter at 5:00 p.m. Eastern Time); provided, that, with respect to any material change in the financial terms of any Superior Proposal, the Notice Period will extend until 5:00 p.m. Eastern Time on the second (2nd) Business Day after delivery of such revised Determination Notice; provided, further, that if fewer than five (5) Business Days remain prior to the scheduled Expiration Date, the Notice Period will be the period beginning upon delivery by the Company to Parent of a Determination Notice and ending twenty-four (24) hours thereafter.

“OECD Convention” has the meaning set forth in Section 4.20(i).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Offer” has the meaning set forth in the Recitals.

“Offer Conditions” has the meaning set forth in Section 1.1(a).

“Offer Consideration” has the meaning set forth in Recitals.

“Offer Documents” has the meaning set forth in Section 1.1(b).

“Off-the-Shelf Software” means commercially available software, other than open source software, obtained from a third party (a) on general commercial terms, (b) that is not distributed with or incorporated in any product or services of the Company or any of its Subsidiaries, as applicable, (c) that is used for business infrastructure or other internal purposes and (d) is licensed for fixed payments of less than $250,000 in the aggregate or annual payments of less than $250,000 per year.

“Outside Date” has the meaning set forth in Section 8.2(b).

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned (exclusively or jointly) by the Company or any of its Subsidiaries, as of the date of this Agreement that is used in, held for use in, or otherwise material to, the current conduct of the Company’s or any of its Subsidiaries’ businesses.

“Paragraph IV Certifications” means certifications under 21 U.S.C. § 355(j)(2)(B)(ii).

“Parent” has the meaning set forth in the Preamble.

“Patents” means (a) any national or regional issued patent (including issued utility and design patents) and any national, regional or international pending patent application for the same, including any provisional patent applications, (b) all patent applications filed from such patents, patent applications or provisional applications or from an application claiming priority from such patents, including divisionals, continuations, continuations-in-part, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, renewals, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)).

“Paying Agent” has the meaning set forth in Section 3.4(a).

“Permits” means all approvals, authorizations, registrations, grants, certificates, consents, waivers, licenses, orders and permits and other similar authorizations of a Governmental Body.

“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are established in the financial statements in accordance with GAAP, (b) any Lien representing the rights of customers, suppliers and subcontractors in the ordinary course of business under the terms of any Contracts to which the relevant party is a party or under general principles of commercial or government contract law (including mechanics’, materialmen’s, carriers’, workers’, warehouseman’s, repairers’, landlords’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts that are not delinquent and that are not, individually or in the aggregate, significant), in each case for sums not yet overdue or delinquent or being contested in good faith by appropriate proceedings, if in each case adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP, (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the leased Company Real Property which are not violated by the current use and operation of the leased Company Real Property, (d) covenants, conditions, restrictions, easements, rights-of-way and other similar matters of record affecting title to the leased Company Real Property that do not materially adversely affect the value of the leased Company Real Property or materially impair the occupancy, marketability or continued use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business, (e) Liens arising under workers’ compensation, unemployment insurance and social security, (f) purchase money liens and liens securing rental payments under Finance Leases, (g) Liens securing the Company’s obligations under the Financing Agreement, and (h) those matters identified in the Permitted Liens Section of the Company Disclosure Letter, as applicable.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity, a Governmental Body or any department, agency or political subdivision thereof.

“Personal Information” means data and information in any form or media that identifies an individual person or household, or which could be used to identify or is otherwise related to an individual person or household, in addition to any definition for “personal information” or any similar term provided by applicable Law or by the Company or any of its Subsidiaries in any of its privacy policies, notices or contracts (e.g., “personal data,” “protected health information,” “PHI,” “consumer health data,” “personally identifiable information” or “PII”).

“Pre-Closing Period” has the meaning set forth in Section 6.1(a).

“Privacy Laws” mean any and all applicable Laws, legal requirements, self-regulatory guidelines and binding industry standards relating to privacy, data security or the Processing of Personal Information and any and all applicable Laws relating to breach notification, the use of biometric identifiers or the use of Personal Information for marketing purposes.

“Privacy Requirements” means all applicable Privacy Laws and all of the Company’s and its Subsidiaries’ written policies and notices and contractual obligations relating to the Processing of any Personal Information.

“Processing” means any operation or set of operations performed on any data, whether or not by automated means, including the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of any data, including Personal Information.

“Products” means any product that the Company has manufactured, distributed, marketed, licensed or sold, or is manufacturing, distributing, marketing, licensing or selling and any products currently under preclinical or clinical development by the Company.

“Prohibited Payment” has the meaning set forth in Section 4.20(i).

“PSU Cash Consideration” has the meaning set forth in Section 3.2(d).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Material Adverse Effect” means any change, effect, event, inaccuracy, occurrence, or other matter that has a material adverse effect on the ability of Parent, Aventis or Purchaser to timely perform its obligations under this Agreement or the CVR Agreement or to timely consummate the Contemplated Transactions.

“Reference Date” means January 1, 2023.

“Representative” means the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a party.

“Reverse Termination Fee” has the meaning set forth in Section 8.5(c).

“Rights Agent” means a rights agent mutually agreeable to Aventis and the Company.

“Rollover Options” has the meaning set forth in Section 3.2(b)(i).

“Rollover PSU” has the meaning set forth in Section 3.2(d)(i).

“Rollover RSU” has the meaning set forth in Section 3.2(c)(i).

“RSU Cash Consideration” has the meaning set forth in Section 3.2(c).

“Sanctions” means all economic sanctions and regulations maintained by OFAC; applicable economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by the United Nations Security Council, the European Union, or His Majesty’s Treasury of the United Kingdom; and any other economic sanctions maintained by a jurisdiction in which the Company or any of its Subsidiaries does business or is otherwise subject to jurisdiction.

“Sanctioned Country” means Crimea, Cuba, Iran, North Korea, the Donetsk People’s Republic, the Luhansk People’s Republic and Syria.

“Sanctioned Person” any Person located, organized, or resident in or the government of a Sanctioned Country; any Person named on any OFAC sanctions list; any other Person who is the subject or target of Sanctions; and any Person controlled or majority-owned by any of the foregoing.

“Sarbanes-Oxley” has the meaning set forth in Section 4.10(c).

“Schedule 14D-9” has the meaning set forth in Section 1.2(a)

“Schedule TO” has the meaning set forth in Section 1.1(b).

“SEC” means the U.S. Securities and Exchange Commission.

“Second Extended Outside Date” has the meaning set forth in Section 8.2(b).

“Share” has the meaning set forth in the Recitals.

“Shares” has the meaning set forth in the Recitals.

“Stock Option Cash Consideration” has the meaning set forth in Section 3.2(b).

“Stockholder List Date” has the meaning set forth in Section 1.3.

“Stockholder Litigation” has the meaning set forth in Section 6.13.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Subsidiary Organizational Documents” has the meaning set forth in Section 4.1.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references in the definition thereof to “twenty percent (20%)” will be replaced by “fifty percent (50%)”) that the Company Board or a committee thereof has determined, in its good faith judgment, after consultation with its outside legal counsel and financial advisors, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by the Acquisition Proposal reflected in this Agreement, taking into account all legal, regulatory and financial terms, the likelihood of consummation (including certainty of closing), and all other aspects of such Acquisition Proposal.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

“Tax” or “Taxes” means (i) any and all U.S. federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, stamp, occupation, premium, windfall profits, environmental, customs duties, tariffs, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, escheat, unclaimed property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, or other tax, including any interest, penalty, or addition thereto and (ii) any liability with respect to any items described in clause (i) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, United States Treasury Regulations Section 1.1502-6(a) (or any similar provision of Law or any predecessor or successor thereof) or otherwise.

“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any attachments thereto and any amendments thereof) filed or required to be filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax.

“Termination Fee” has the meaning set forth in Section 8.5(b)(ii).

“Trademarks” means trademarks, service marks, corporate names, trade names, brand names, product names, logos, slogans, trade dress and other indicia of source or origin, any applications and registrations for the foregoing and the renewals and extensions thereof and all goodwill associated therewith and symbolized thereby.

“Trade Laws” means all applicable customs, import, anti-boycott, national security and export Laws and regulations in jurisdictions in which the Company or any of its Subsidiaries does business or is otherwise subject to jurisdiction, including Title 19 of the Code of Federal Regulations and the associated statutes; Part 202 of Title 28 of the Code of Federal Regulations; the U.S. International Traffic in Arms Regulations; and the Export Administration Regulations.

“Trade Secrets” means any and all proprietary or confidential information, including trade secrets, rights in technology, know-how, customer, distributor, consumer and supplier lists and data, clinical and technical data, operational data, engineering information, invention and technical reports, pricing information, research and development information, processes, concepts, protocols, assays, formulae, methods, formulations, discoveries, specifications, designs, schematics, drawings, algorithms, plans, improvements, models and methodologies to the extent protected as trade secrets.

“Transfer Taxes” means any sales, transfer, stamp, stock transfer, documentary, registration, value added, use, real property transfer and any similar Taxes and fees.

“Treasury Regulations” has the meaning set forth in Section 3.6.

“UK Bribery Act” has the meaning set forth in Section 4.20(i).

“WARN” has the meaning set forth in Section 4.19(b).

Section 9.4             Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to conform to the original intent of the parties as closely as possible in a mutually acceptable manner so that the Contemplated Transactions are fulfilled to the fullest extent possible.

Section 9.5             Assignment. This Agreement may not be assigned by operation of law or otherwise without the prior written consent of each of the other parties and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided, that Parent, Aventis or Purchaser may assign this Agreement to any of their Affiliates (provided, that, (i) such assignment shall not impede or delay the consummation of the Contemplated Transactions or otherwise impede the rights of the stockholders of the Company under this Agreement and (ii) no such assignment shall relieve Parent, Aventis or Purchaser of its obligations hereunder).

Section 9.6             Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter, the CVR Agreement and the other exhibits, annexes and instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement will survive the execution or termination of this Agreement and remains in full force and effect; provided, further, that if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. Except for (a) the rights of the holders of Shares to receive the Offer Consideration and the Merger Consideration, and the holders of Company Equity Awards to receive the consideration described in Section 3.2, (b) the right of the Company, on behalf of the holders of Shares and the holders of Company Equity Awards (each of which are third party beneficiaries hereunder to the extent required for this clause (b) to be enforceable), to pursue specific performance as set forth in Section 9.13 or, if specific performance is not sought or granted as a remedy, damages (which damages the parties agree may be based upon a decrease in share value or lost premium) in the event of Parent’s, Aventis’ or Purchaser’s breach of this Agreement and (c) as provided in Section 6.5 and the last sentence of Section 6.13 (which are intended for, with respect to Section 6.5, the benefit of each Indemnified Party and, with respect to Section 6.13, each director or officer described therein, all of whom will be third-party beneficiaries of these provisions), nothing in this Agreement, express or implied, is intended to confer upon any Person (other than the parties hereto) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.7             Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.8             Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 9.9             Counterparts. This Agreement may be executed and delivered (including by facsimile or email transmission) in two (2) or more counterparts and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by DocuSign, PDF or similar means shall be sufficient to bind the parties to the terms and conditions hereof.

Section 9.10           Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Purchaser (and following the Effective Time, the Surviving Corporation) under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Effective Time.

Section 9.11           Jurisdiction; Waiver of Jury Trial.

(a)            Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware, in the event any dispute arises out of this Agreement, the Offer, or the Merger, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it shall not bring any action relating to this Agreement, the Offer, or the Merger in any court other than the Court of Chancery of the State of Delaware or if such Court of Chancery lacks subject matter jurisdiction, the United States District Court for the District of Delaware; provided, that, each of the parties has the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction.

(b)            EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12           Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.11(a) in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.13           Specific Performance.

(a)            The parties hereto acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) each party hereto will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) the parties hereto will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.

(b)            Notwithstanding the parties’ rights to specific performance pursuant to Section 9.13(a), each party may pursue any other remedy available to it at law or in equity, including monetary damages.

Section 9.14           Interpretation. When reference is made in this Agreement to a Section, such reference will be to a Section, Article or Annex of this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. References to “ordinary course of business” refer to the ordinary course of business of the Company and its Subsidiaries, taken as a whole, including reasonable actions or omissions taken or to be taken by the Company in good faith from time to time in response to changing economics and other conditions, circumstances or events, including relating to or arising from Health Emergencies or Health Measures and the results thereof. Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. The phrases “made available” and “delivered,” when used in reference to anything made available to Parent, Aventis, Purchaser or any of their respective Representatives prior to the execution of this Agreement, shall be deemed to include information or documents (i) uploaded to the virtual data room hosted by Datasite or (ii) filed with the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case no less than one (1) Business Day prior to the date of this Agreement (except in the case of (i) if notice of the upload of such information or document is given to Parent, Aventis, Purchaser or any of their respective Representatives at least two (2) hours prior to execution of this Agreement). This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of any such period is a day other than a Business Day, the period in question shall end and any such step shall be taken by or on the next succeeding Business Day. Time is of the essence with respect to the performance of the obligations set forth in this Agreement and the provisions hereof will be interpreted as such.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of Parent, Aventis, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SANOFI

By:	/s/ Loic Gonnet
Name: Loic Gonnet
Title: Head of M&A

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, each of Parent, Aventis, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AVENTIS INC.

By:	/s/ Jamie Haney
Name: Jamie Haney
Title: Vice President, General Counsel and Secretary

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, each of Parent, Aventis, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROTHKO MERGER SUB, INC.

By:	/s/ Michael Tolpa
Name: Michael Tolpa
Title: President

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, each of Parent, Aventis, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BLUEPRINT MEDICINES CORPORATION

By:	/s/ Kathryn Haviland
Name: Kathryn Haviland
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Annex I

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex I and not otherwise defined herein have the meanings assigned to them in the Agreement.

1.            Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares validly tendered and not validly withdrawn in the Offer, unless, immediately prior to the then applicable Expiration Date:

(a)            there have been validly tendered in the Offer and “received” by the “depositary” (as such terms are defined in Section 251(h) of the DGCL), and not validly withdrawn, prior to the Expiration Date that number of Shares that, together with the number of Shares, if any, then owned beneficially by Parent, Aventis and Purchaser (together with their wholly owned Subsidiaries), represents at least a majority of the Shares outstanding as of the consummation of the Offer (such condition in this Paragraph 1(a) being, the “Minimum Tender Condition”);

(b)            the applicable waiting period under the HSR Act (and any extension thereof, and any agreement with any Governmental Body to delay consummation of the Contemplated Transactions) relating to the Contemplated Transactions has expired or been terminated and all other approvals, consents, or expiration of waiting periods set forth on Schedule 1-1(b) shall have been obtained if required as set forth on such Schedule 1-1(b); and

(c)            there shall not have been issued by any court of competent jurisdiction or remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger nor shall any action have been taken, or any Law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any Governmental Body which directly or indirectly prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger.

2.            Additionally, Purchaser is not required to, and Parent is not required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares validly tendered and not validly withdrawn in the Offer if, immediately prior to the then applicable Expiration Date, any of the following conditions exist:

(a)            (i) the Company has breached or failed to comply in any material respect with any of its material agreements or covenants to be performed or complied with by it under the Agreement on or before the Acceptance Time and has not thereafter cured such breach or failure to comply, and such breach or failure to comply has not been waived in writing by Parent, Aventis or Purchaser, (ii) the representations and warranties of the Company contained in the Agreement (other than the representations and warranties set forth in Section 4.2 (Authorization; Valid and Binding Agreement), the first sentence of Section 4.3(a) (Capital Stock), Section 4.3(c) (Capital Stock) and Section 4.26 (Merger Approval)) and that (x) are not made as of a specific date are not true and correct as of the Expiration Date, as though made on and as of the Expiration Date and (y) are made as of a specific date are not true as of such date, in each case, except, in the case of (x) or (y), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect”) has not had, individually or in the aggregate, a Company Material Adverse Effect or (iii) the representations and warranties set forth in Section 4.2 (Authorization; Valid and Binding Agreement), the first sentence of Section 4.3(a) (Capital Stock), Section 4.3(c) (Capital Stock) and Section 4.26 (Merger Approval) are not true and correct in all respects, except for immaterial inaccuracies, as of the Expiration Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty is not true and correct, except for immaterial inaccuracies, as of such earlier date);

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(b)           the Company has not delivered to Parent a certificate dated as of the Expiration Date signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Paragraphs 2(a) and 2(c) have been satisfied as of the Expiration Date;

(c)            since the date of the Agreement, there has occurred any change, event, occurrence or effect that, individually or in the aggregate, has had a Company Material Adverse Effect that is continuing as of the Expiration Date; or

(d)           the Agreement has been terminated pursuant to its terms.

The conditions set forth in Paragraph 2 of this Annex I are for the benefit of Parent, Aventis and Purchaser and (except for the conditions set forth in clauses 1(a) and 2(d)) may be waived by Parent, Aventis or Purchaser in whole or in part at any time or from time to time prior to the Expiration Date, in each case, subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC.

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Annex II

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BLUEPRINT MEDICINES CORPORATION

Blueprint Medicines Corporation, a corporation organized and existing under the laws of the State of Delaware,

DOES HEREBY CERTIFY:

1.             That the name of this corporation is Blueprint Medicines Corporation (the “Corporation”) and that this Corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”), with the Secretary of State of the State of Delaware on October 14, 2008, under the name ImmunoCo, Inc., as amended by a Certificate of Amendment dated May 21, 2010.  An Amended and Restated Certificate of Incorporation of this Corporation was filed with the Delaware Secretary of State on April 4, 2011, as amended by a Certificate of Amendment dated May 24, 2013 and a Certificate of Amendment dated November 14, 2013.  A Second Amended and Restated Certificate of Incorporation of this Corporation was filed with the Delaware Secretary of State on January 3, 2014, as amended by a Certificate of Amendment dated August 18, 2014 and a Certificate of Amendment dated November 3, 2014.  A Third Amended and Restated Certificate of Incorporation of this Corporation was filed with the Delaware Secretary of State on November 10, 2014.  A Fourth Amended and Restated Certificate of Incorporation of this Corporation was filed with the Delaware Secretary of State on April 29, 2015. A Fifth Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on May 6, 2015.

2.             This Sixth Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the certificate of incorporation of the Corporation, has been duly adopted by the Corporation in accordance with Sections 242 and 245 of the DGCL and has been adopted by the sole stockholder of the Corporation, acting by written consent in lieu of a meeting in accordance with Section 228 of the DGCL.

3.             The certificate of incorporation of the Corporation, as amended and restated, is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is: Blueprint Medicines Corporation.

SECOND: The address of the registered office of the Corporation in the State of Delaware is: 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent for service of process in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any and all lawful acts or activities for which corporations may be organized under the DGCL.

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FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 100, all of which shares shall be common stock each having a par value of $0.0001 per share.

FIFTH: In addition to the powers and authority herein before or by statute expressly conferred upon them, the board of directors of the Corporation (the “Board of Directors”) is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Sixth Amended and Restated Certificate of Incorporation and the bylaws of the Corporation.

SIXTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the effective date of this Sixth Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Sixth Article by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director at the time of such amendment, repeal or modification.

SEVENTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained in this Sixth Amended and Restated Certificate of Incorporation, the bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors, but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

NINTH: The Board of Directors reserves the right to amend, alter, change or repeal any provision contained in this Sixth Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has duly executed this Sixth Amended and Restated Certificate of Incorporation on this [●] day of [●], 2025.

By:

Name: [●]
Title: [●]

[Signature Page to Third Amended and Restated Certificate of Incorporation of Blueprint Medicines Corporations]

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Annex III

SECOND AMENDED AND RESTATED

BYLAWS
OF
BLUEPRINT MEDICINES CORPORATION

(a Delaware corporation)

Article I

Stockholders

Section 1.          Annual Meetings. The annual meeting of the stockholders of Blueprint Medicines Corporation (the “Corporation”) for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held each year at such date and time, within or without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) shall determine.

Section 2.          Special Meetings. Special meetings of stockholders for the transaction of such business as may properly come before the meeting or for any other purpose or purposes may be called by order of the Board of Directors or by stockholders holding together at least a majority of all the shares of the Corporation entitled to vote at the meeting, and shall be held at such date and time, within or without the State of Delaware, as may be specified by such order. Whenever the directors shall fail to fix such place, the meeting shall be held at the principal executive office of the Corporation.

Section 3.          Notice of Meetings. Written notice of all meetings of the stockholders, stating the place (if any), date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and the place within the city or other municipality or community at which the list of stockholders may be examined, shall be mailed or delivered (physically or electronically) to each stockholder entitled to notice of or to vote at such meeting not less than ten (10) nor more than sixty (60) days prior to the meeting. Notice of any special meeting shall state in general terms the purpose or purposes for which the meeting is to be held, and at such special meeting, only such business shall be conducted as shall be specified in the notice of meeting. Stockholders may participate in any such meeting by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in meeting shall constitute presence at such meeting. Without limiting the manner by which notice otherwise may be given effectively to stockholders, notice of meetings may be given to stockholders by means of electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Section 4.          Stockholder Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number and class of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the Corporation, or to vote in person or by proxy at any meeting of stockholders.

Section 5.          Quorum. Except as otherwise provided by law or the Corporation’s Certificate of Incorporation, a quorum for the transaction of business at any meeting of stockholders shall consist of the holders of record of a majority of the issued and outstanding shares of the capital stock of the Corporation entitled to vote at the meeting, present in person or by proxy. At all meetings of the stockholders at which a quorum is present, all matters, except as otherwise provided by law or the Certificate of Incorporation, shall be decided by the vote of the holders of a majority of the shares entitled to vote thereat present in person or by proxy. If there be no such quorum, the holders of a majority of such shares so present or represented may adjourn the meeting from time to time, without further notice, until a quorum shall have been obtained. When a quorum is once present it is not broken by the subsequent withdrawal of any stockholder.

Section 6.          Organization. Meetings of stockholders shall be presided over by the Chairman, if any, or if none or in the Chairman’s absence the Vice-Chairman, if any, or if none or in the Vice-Chairman’s absence, the President, if any, or if none or in the President’s absence a Vice-President, or, if none of the foregoing is present, by a chairman to be chosen by the stockholders entitled to vote who are present in person or by proxy at the meeting. The Secretary of the Corporation, or in the Secretary’s absence, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting.

Section 7.          Voting; Proxies; Required Vote.

(a)           At each meeting of stockholders, every stockholder entitled to vote at such meeting shall be entitled to vote in person or by proxy appointed by instrument in writing, subscribed by such stockholder or by such stockholder’s duly authorized attorney-in-fact (but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period), and, unless the Certificate of Incorporation provides otherwise, shall have one vote for each share of stock entitled to vote registered in the name of such stockholder on the books of the Corporation on the applicable record date fixed pursuant to these Bylaws. At all elections of directors the voting may but need not be by ballot and a plurality of the votes cast there shall elect such directors. Except as otherwise required by law or the Certificate of Incorporation, any other action shall be authorized by the vote of the majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter.

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(b)           Any action required or permitted to be taken at any meeting of stockholders may, except as otherwise required by law or the Certificate of Incorporation, be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of the issued and outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and the writing or writings are filed with the permanent records of the Corporation. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Section 8.           Inspectors. The Board of Directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not so appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by an appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat. Each inspector, if any, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors.

Section 9.          Written Consent of Stockholders Without a Meeting. Any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered (physically or electronically) to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by applicable law, be given to those stockholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

Section 10.         Remote Communication. Stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication: (i) participate in a meeting of stockholders; and (ii) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

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Article II

Board of Directors

Section 1.          General Powers. The business, property and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors.

Section 2.          Qualification; Number; Term; Compensation.

(a)           Each director shall be at least 18 years of age. A director need not be a stockholder, a citizen of the United States or a resident of the State of Delaware. The number of directors constituting the entire Board of Directors shall be fixed initially by the incorporator and thereafter by the Board of Directors and shall be at least one, or such larger number as may be fixed initially by the incorporator and thereafter from time to time by the Board of Directors, one of whom may be selected by the Board of Directors to be its Chairman. The use of the phrase “entire Board of Directors” herein refers to the total number of directors which the Corporation would have if there were no vacancies.

(b)           Directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

(c)           Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

Section 3.          Quorum and Manner of Voting. Except as otherwise provided by law, a majority of the entire Board of Directors shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting from time to time to another time and place without notice. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Each director shall be entitled to one vote on exactly the matter presented to the Board of Directors for approval.

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Section 4.          Places of Meetings. Meetings of the Board of Directors may be held at any place within or without the State of Delaware, as may from time to time be fixed by resolution of the Board of Directors, or as may be specified in the notice of meeting, if any.

Section 5.          Annual Meeting. Following the annual meeting of stockholders, the newly elected Board of Directors shall meet for the purpose of the election of officers and the transaction of such other business as may properly come before the meeting. Such meeting may be held without notice immediately after the annual meeting of stockholders at the same place at which such stockholders’ meeting is held.

Section 6.          Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors shall from time to time determine by resolution. Notice need not be given of regular meetings of the Board of Directors held at times and places fixed by resolution of the Board of Directors and promptly communicated to all directors then in office.

Section 7.          Special Meetings. Special meetings of the Board of Directors shall be held whenever called by the Chairman, the President or by a majority of the directors then in office.

Section 8.          Notice of Meetings. Whenever required, notice of the place, date and time and the purpose or purposes of each meeting of the Board of Directors shall be given to each director not less than two calendar days before the day of the meeting by mail, telephone, facsimile, e-mail, or by personal delivery.

Section 9.          Meetings by Means of Conference Telephone. Unless otherwise provided by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors or such committee by means of a conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this Section 9 shall constitute presence at such meeting.

Section 10.         Organization. The Chairman, if there be one, or if none or in the Chairman’s absence or inability to act, the Vice Chairman, if any, or if none or in the Vice-Chairman’s absence or inability to act, the President, or in the President’s absence or inability to act, any Vice-President who is a member of the Board of Directors, or in such Vice-President’s absence or inability to act, a chairman chosen by the directors, shall preside at all meetings of the Board of Directors and shall have such other powers and duties as may from time to time be assigned by the Board of Directors. The Secretary of the Corporation shall act as secretary at all meetings of the Board of Directors when present, and, in the Secretary’s absence, the presiding officer may appoint any person to act as secretary.

Section 11.         Resignation; Removal. Any director may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares of stock outstanding and entitled to vote for the election of directors.

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Section 12.         Vacancies. Unless otherwise provided in these Bylaws, vacancies on the Board of Directors, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director, or at a special meeting of the stockholders, by the holders of shares entitled to vote for the election of directors.

Section 13.         Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all the directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.

Article III

Committees

Section 1.          Appointment. From time to time the Board of Directors by a resolution adopted by a majority of the entire Board of Directors may appoint any committee or committees for any purpose or purposes, to the extent lawful, which shall have powers as shall be determined and specified by the Board of Directors in the resolution of appointment.

Section 2.          Procedures, Quorum and Manner of Acting. Each committee shall fix its own rules of procedure, and shall meet where and as provided by such rules or by resolution of the Board of Directors. Except as otherwise provided by law, the presence of a majority of the then appointed members of a committee shall constitute a quorum for the transaction of business by that committee, and in every case where a quorum is present the affirmative vote of a majority of the members of the committee present shall be the act of the committee. Each committee shall keep minutes of its proceedings, and actions taken by a committee shall be reported to the Board of Directors.

Section 3.          Action by Written Consent. Any action required or permitted to be taken at any meeting of any committee of the Board of Directors may be taken without a meeting if all the members of the committee consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the committee.

Section 4.          Term; Termination. In the event any person shall cease to be a director of the Corporation, such person shall simultaneously therewith cease to be a member of any committee appointed by the Board of Directors.

Article IV

Officers

Section 1.          Election and Qualifications. The Board of Directors shall elect the officers of the Corporation, which shall include a President and a Secretary, and may include, by election or appointment, one or more Vice-Presidents (any one or more of whom may be given an additional designation of rank or function), a Treasurer and such Assistant Secretaries, such Assistant Treasurers and such other officers as the Board of Directors may from time to time deem proper. Each officer shall have such powers and duties as may be prescribed by these Bylaws and as may be assigned by the Board of Directors or the President. Any two or more offices may be held by the same person. The Chairman of the Board of Directors, if one is appointed, shall, if present, preside at all meetings of the stockholders.

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Section 2.          Term of Office and Remuneration. All officers shall hold office until their successors are elected and qualified. Any vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the Board of Directors. The remuneration of all officers of the Corporation may be fixed by the Board of Directors or in such manner as the Board of Directors shall provide.

Section 3.          Resignation; Removal. Any officer may resign at any time upon written notice to the Corporation and such resignation shall take effect upon receipt thereof by the President or Secretary, unless otherwise specified in the resignation. Any officer shall be subject to removal, with or without cause, at any time by vote of a majority of the entire Board of Directors.

Section 4.          President. The President shall, subject to control of the Board of Directors, have direction and control of the business and officers of the Corporation, shall have the general powers and duties of management usually vested in the president of a corporation, and shall have such other powers and duties as may from time to time be assigned by the Board of Directors. The President may appoint and remove assistant officers and other agents and employees; and may execute and deliver in the name of the Corporation powers of attorney, contracts, bonds and other obligations and instruments.

Section 5.          Vice-President. A Vice-President may execute and deliver in the name of the Corporation contracts and other obligations and instruments pertaining to the regular course of the duties of said office, and shall have such other authority as from time to time may be assigned by the Board of Directors.

Section 6.          Treasurer. The Treasurer (if any) shall in general have all duties incident to the position of Treasurer and such other duties as may be assigned by the Board of Directors.

Section 7.          Secretary. The Secretary shall in general have all the duties incident to the office of Secretary and such other duties as may be assigned by the Board of Directors.

Section 8.          Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

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Article V

Books and Records

Section 1.          Location. The books and records of the Corporation may be kept at such place or places within or outside the State of Delaware as the Board of Directors or the respective officers in charge thereof may from time to time determine. The record books containing the names and addresses of all stockholders, the number and class of shares of stock held by each and the dates when they respectively became the owners of record thereof shall be kept by the Secretary as prescribed in these Bylaws and by such officer or agent as shall be designated by the Board of Directors.

Section 2.          Addresses of Stockholders. Notices of meetings and all other corporate notices may be delivered personally, electronically or mailed to each stockholder at the stockholder’s address as it appears on the records of the Corporation.

Section 3.          Fixing Date for Determination of Stockholders of Record.

(a)           In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b)           In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and if no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in this State, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by this article, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(c)           In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted and if no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

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Article VI

Certificates Representing Stock

Section 1.          Certificates; Signatures. The shares of the Corporation’s stock may be certificated or uncertificated, as provided under the Delaware General Corporation Law, as it may be amended and supplemented from time to time (the “DGCL”), and shall be entered in the books of the Corporation and registered as they are issued. Any certificates representing shares of stock shall be in such form as shall be approved by the Board of Directors. Every holder of stock represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate, signed by or in the name of the Corporation by the Chairman or Vice-Chairman of the Board of Directors, or the President or Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares registered in certificate form. Any and all signatures on any such certificate may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue. The name of the holder of record of the shares represented thereby, with the number of such shares and the date of issue, shall be entered on the books of the Corporation.

Section 2.          Transfers of Stock. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, shares of capital stock shall be transferable on the books of the Corporation only by the holder of record thereof in person, or by a duly authorized attorney, upon surrender and cancellation of certificates for a like number of shares, properly endorsed, and the payment of all taxes due thereon.

Section 3.          Fractional Shares. The Corporation may, but shall not be required to, issue certificates for fractions of a share where necessary to effect authorized transactions, or the Corporation may pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or it may issue scrip in registered or bearer form over the manual or facsimile signature of an officer of the Corporation or of its agent, exchangeable as therein provided for full shares, but such scrip shall not entitle the holder to any rights of a stockholder except as therein provided.

Section 4.          Rules and Regulations. The Board of Directors shall have power and authority to make all such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the Corporation.

Section 5.          Lost, Stolen or Destroyed Certificates. The Corporation may issue a new certificate of stock in place of any certificate, theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Board of Directors may require the owner of any lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

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Article VII

Dividends

Subject always to applicable law and the Certificate of Incorporation, the Board of Directors shall have full power to determine whether any, and, if any, what part of any, funds legally available for the payment of dividends shall be declared as dividends and paid to stockholders; the division of the whole or any part of such funds of the Corporation shall rest wholly within the lawful discretion of the Board of Directors, and it shall not be required at any time, against such discretion, to divide or pay any part of such funds among or to the stockholders as dividends or otherwise; and before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created. Subject to applicable law and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, unless otherwise provided by applicable law or the Certificate of Incorporation.

Article VIII

Indemnification

Section 1.          Right to Indemnification of Directors and Officers. Subject to the operation of Section 3 of this Article VIII, each director and officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized as follows:

(a)           Actions, Suits and Proceedings Other than By or In the Right of the Corporation. Each director and officer shall be indemnified and held harmless by the Corporation against any and all expenses and liabilities that are incurred or paid by such director or officer or on such director’s or officer’s behalf in connection with any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative ( a “Proceeding”) or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such director or officer is, or is threatened to be made, a party to or participant in by reason of such director’s or officer’s corporate status, if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

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(b)           Actions, Suits and Proceedings By or In the Right of the Corporation. Each director and officer shall be indemnified and held harmless by the Corporation against any and all expenses that are incurred by such director or officer or on such director’s or officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such director or officer is, or is threatened to be made, a party to or participant in by reason of such director’s or officer’s corporate status, if such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made under this Section 1(b) of this Article VIII in respect of any claim, issue or matter as to which such director or officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnification for such expenses that such court deems proper.

(c)           Survival of Rights. The rights of indemnification provided by this Section 1 of this Article VIII shall continue as to a director or officer after he or she has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(d)           Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any director or officer seeking indemnification in connection with a Proceeding initiated by such director or officer only if such Proceeding (including any parts of such Proceeding not initiated by such director or officer) was authorized in advance by the Board of Directors, unless such Proceeding was brought to enforce such officer’s or director’s rights to indemnification or, in the case of directors, advancement of expenses under these Bylaws in accordance with the provisions set forth herein.

Section 2.          Indemnification of Non-Officer Employees. Subject to the operation of Section 3 of this Article VIII, each employee or agent who serves or has served on behalf of the Corporation, but who is not or was not a director or officer (each, a “Non-Officer Employee”) may, in the discretion of the Board of Directors, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all expenses and liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s corporate status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 2 of this Article VIII shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors.

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Section 3.          Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article VIII to a director, to an officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (i) a majority vote of disinterested directors, even though less than a quorum of the Board of Directors, (ii) a committee comprised of disinterested directors, such committee having been designated by a majority vote of the disinterested directors (even though less than a quorum), (iii) if there are no such disinterested directors, or if a majority of disinterested directors so directs, by independent legal counsel in a written opinion, or (iv) by the stockholders of the Corporation.

Section 4.          Advancement of Expenses to Directors Prior to Final Disposition.

(a)           The Corporation shall advance all expenses incurred by or on behalf of any director in connection with any Proceeding in which such director is involved by reason of such director’s corporate status within thirty (30) days after the receipt by the Corporation of a written statement from such director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by such director and shall be preceded or accompanied by an undertaking by or on behalf of such director to repay any expenses so advanced if it shall ultimately be determined that such director is not entitled to be indemnified against such expenses. Notwithstanding the foregoing, the Corporation shall advance all expenses incurred by or on behalf of any director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such director only if such Proceeding (including any parts of such Proceeding not initiated by such director) was (i) authorized by the Board of Directors, or (ii) brought to enforce such director’s rights to indemnification or advancement of expenses under these Bylaws.

(b)           If a claim for advancement of expenses hereunder by a director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of expenses and the required undertaking, such director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of expenses under this Article VIII shall not be a defense to an action brought by a director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a director is not entitled to an advancement of expenses shall be on the Corporation.

(c)           In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the director has not met any applicable standard for indemnification set forth in the DGCL.

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Section 5.          Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a)           The Corporation may, at the discretion of the Board of Directors, advance any or all expenses incurred by or on behalf of any officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her corporate status as an officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the expenses incurred by such officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any expenses so advanced if it shall ultimately be determined that such officer or Non-Officer Employee is not entitled to be indemnified against such expenses.

(b)           In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

Section 6.          Contractual Nature of Rights.

(a)           The provisions of this Article VIII shall be deemed to be a contract between the Corporation and each director and officer entitled to the benefits hereof at any time while this Article VIII is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. Neither amendment, repeal or modification of any provision of this Article VIII nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article VIII shall eliminate or reduce any right conferred by this Article VIII in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article VIII shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

(b)           If a claim for indemnification hereunder by a director or officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such director or officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such director or officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article VIII shall not be a defense to an action brought by a director or officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a director or officer is not entitled to indemnification shall be on the Corporation.

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(c)           In any suit brought by a director or officer to enforce a right to indemnification hereunder, it shall be a defense that such director or officer has not met any applicable standard for indemnification set forth in the DGCL.

Section 7.          Non-Exclusivity of Rights. The rights to indemnification and to advancement of expenses set forth in this Article VIII shall not be exclusive of any other right which any director, officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 8.          Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such director, officer or Non-Officer Employee, or arising out of any such person’s corporate status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article VIII .

Section 9.          Other Indemnification. The Corporation’s obligation, if any, to indemnify or provide advancement of expenses to any person under this Article VIII as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Any indemnification or advancement of expenses under this Article VIII owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

Section 10.         Certain Definitions. For purposes of this Article VIII , references to the “corporate status” shall mean the status of a person who is serving or has served (i) as a director of the Corporation, (ii) as an officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation, or (iv) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Corporation. For purposes of this Article VIII , a director, officer or Non-Officer Employee of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a subsidiary of the Corporation shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “corporate status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation.

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Article IX

Ratification

Any transaction, questioned in any lawsuit on the ground of lack of authority, defective or irregular execution, adverse interest of director, officer or stockholder, non-disclosure, miscomputation, or the application of improper principles or practices of accounting, may be ratified before or after judgment, by the Board of Directors or by the stockholders, and if so ratified shall have the same force and effect as if the questioned transaction had been originally duly authorized. Such ratification shall be binding upon the Corporation and its stockholders and shall constitute a bar to any claim or execution of any judgment in respect of such questioned transaction.

Article X

Corporate Seal

The Corporation may have a corporate seal. The corporate seal shall have inscribed thereon the name of the Corporation and the year of its incorporation, and shall be in such form and contain such other words and/or figures as the Board of Directors shall determine. The corporate seal may be used by printing, engraving, lithographing, stamping or otherwise making, placing or affixing, or causing to be printed, engraved, lithographed, stamped or otherwise made, placed or affixed, upon any paper or document, by any process whatsoever, an impression, facsimile or other reproduction of said corporate seal.

Article XI

Fiscal Year

The fiscal year of the Corporation shall be fixed, and shall be subject to change, by the Board of Directors. Unless otherwise fixed by the Board of Directors, the fiscal year of the Corporation shall be the calendar year.

Article XII

Waiver of Notice

Whenever notice is required to be given by these Bylaws or by the Certificate of Incorporation or by law, a written waiver thereof, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to notice.

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Article XIII

Bank Accounts, Drafts, Contracts, Etc.

Section 1.          Bank Accounts and Drafts. In addition to such bank accounts as may be authorized by the Board of Directors, the primary financial officer or any person designated by said primary financial officer or otherwise authorized by the Board of Directors, whether or not an employee of the Corporation, may authorize such bank accounts to be opened or maintained in the name and on behalf of the Corporation as he may deem necessary or appropriate, payments from such bank accounts to be made upon and according to the check of the Corporation in accordance with the written instructions of said primary financial officer, or other person so authorized.

Section 2.          Contracts. The Board of Directors may authorize any person or persons, in the name and on behalf of the Corporation, to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments (including powers of attorney), and such authority may be general or confined to specific instances.

Section 3.          Proxies; Powers of Attorney; Other Instruments. The Chairman, the President or any other person designated by either of them shall have the power and authority to execute and deliver proxies, powers of attorney and other instruments on behalf of the Corporation in connection with the rights and powers incident to the ownership of stock by the Corporation. The Chairman, the President or any other person authorized by proxy or power of attorney executed and delivered by either of them on behalf of the Corporation may attend and vote at any meeting of stockholders of any company in which the Corporation may hold stock, and may exercise on behalf of the Corporation any and all of the rights and powers incident to the ownership of such stock at any such meeting, or otherwise as specified in the proxy or power of attorney so authorizing any such person. The Board of Directors, from time to time, may confer like powers upon any other person.

Section 4.          Financial Reports. The Board of Directors may appoint the primary financial officer or other fiscal officer or any other officer to cause to be prepared and furnished to stockholders entitled thereto any special financial notice and/or financial statement, as the case may be, which may be required by any provision of law.

Article XIV

Amendments

The Board of Directors shall have the power to adopt, amend or repeal these Bylaws. Bylaws adopted by the Board of Directors may be repealed or changed, and new Bylaws made, by the stockholders, and the stockholders may prescribe that any Bylaw made by them shall not be altered, amended or repealed by the Board of Directors.

[Remainder of the Page Intentionally Left Blank]

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Annex IV

Final Form

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

By and between

AVENTIS INC.

and

[RIGHTS AGENT]

as Rights Agent

Dated as of [•], 2025

TABLE OF CONTENTS

Page

Article I	DEFINITIONS	1

Section 1.1	Definitions	1
Section 1.2	Additional Definitions	6
Section 1.3	Other Definitional Provisions	7

Article II	CONTINGENT VALUE RIGHTS	7

Article III	THE RIGHTS AGENT	13

Article IV	COVENANTS	17

Section 4.1	List of Holders	17
Section 4.2	Payment of Milestone Payment	17
Section 4.3	Assignment Transactions; Change in Control	17
Section 4.4	Books and Records	18
Section 4.5	Diligent Efforts	18
Section 4.6	Records and Written Updates	18

Article V	AMENDMENTS	19

Section 5.1	Amendments without Consent of the Holders	19
Section 5.2	Amendments with Consent of the Holders	20
Section 5.3	Execution of Amendments	20
Section 5.4	Effect of Amendments	20

Article VI	MISCELLANEOUS AND GENERAL	20

Annex A - Form of Assignment and Assumption Agreement

i

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2025 (this “Agreement”), by and between Aventis Inc., a Pennsylvania corporation (“Parent”), and [RIGHTS AGENT] (the “Rights Agent”), is made in favor of each person who from time to time holds one or more contingent value rights to receive up to two (2) contingent cash payments (each such contingent value right, a “CVR”), subject to the terms and conditions set forth herein.

WHEREAS, this Agreement is entered into pursuant to the Agreement and Plan of Merger, dated June 2, 2025 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Merger Agreement”), by and among Blueprint Medicines Corporation, a Delaware corporation (the “Company”), SANOFI, a French société anonyme (“Ultimate Parent”), Parent and Rothko Merger Sub, Inc., a Delaware corporation wholly owned by Parent (“Merger Sub”), pursuant to which (i) Merger Sub has made a tender offer (as it may be extended and amended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the issued and outstanding shares of common stock, par value $0.001 per share, of the Company (such shares, collectively, the “Common Shares”) and (ii) following consummation of the Offer, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the merger and as a wholly owned Subsidiary of Parent (the “Surviving Corporation”) in accordance with Section 251(h) of the DGCL and on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the terms of the Merger Agreement, as a result of the consummation of the Offer and the Merger, the holders of Common Shares and holders of Company Equity Awards will become entitled to receive the Milestone Payments contingent upon the achievement of the applicable Milestones during each Milestone Period, subject to the terms and conditions of this Agreement; and

WHEREAS, pursuant to this Agreement, the maximum amount payable per CVR is $6.00 in cash, without interest.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

Article I

DEFINITIONS

Section 1.1            Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to them in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

“Acting Holders” means, at the time of determination, the Holders of at least 35% of the outstanding CVRs as set forth in the CVR Register.

“Affiliate” means, with respect to any Person, any other Person that, now or in the future, directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person specified, but only for so long as such Control exists. For the purposes of this definition, “Controls,” “Controlled” and “Control” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise.

“Assignment Transaction” means any transaction (including a sale of assets, spinoff, split-off or licensing transaction), other than a Change in Control, pursuant to which rights in and to the Product are sold, licensed, assigned or transferred to or acquired by any Person other than Ultimate Parent or any of Ultimate Parent’s Subsidiaries or controlled Affiliates. For purposes of clarification, an “Assignment Transaction” shall not apply to sales of the Product made by Ultimate Parent or its Subsidiaries or controlled Affiliates or ordinary course licensing arrangements between Ultimate Parent and its Subsidiaries or controlled Affiliates, on the one hand, and third party licensees, distributors and contract manufacturers, on the other hand, entered into in the ordinary course of business for purposes of developing, manufacturing, distributing or selling the Product.

“Business Day” means a day except a Saturday, a Sunday or any other day on which commercial banks in New York, New York USA or in Paris, France are authorized or required by Law to be closed.

“Change in Control” means (i) a merger or consolidation in which Parent is a constituent party and is not the surviving entity, other than any merger or consolidation between or among Parent and any of Ultimate Parent’s wholly-owned Subsidiaries pursuant to which the surviving entity assumes all the obligations of Parent under this Agreement (an “Internal Transaction”), (ii) any merger or consolidation in which Parent is the surviving entity but in which the stockholders of Parent immediately prior to such transaction own less than fifty percent (50%) of the voting power of Parent immediately after such transaction, other than an Internal Transaction, or (iii) any other transaction pursuant to which rights in and to the Product are transferred or acquired by any Person, by operation of law, other than by Ultimate Parent or any of Ultimate Parent’s Subsidiaries or controlled Affiliates.

“Company Equity Award” means, collectively, all Company Stock Options, Company RSUs and Company PSUs outstanding under any Company Equity Plan as of immediately prior to the Effective Time.

“Company Equity Plan” means, collectively, (i) the Company’s 2015 Stock Option and Incentive Plan, (ii) the Company’s 2020 Inducement Plan, and (iii) the Company’s 2024 Stock Incentive Plan, each as amended.

“Diligent Efforts” means, with respect to the Product and Parent’s obligations hereunder, the efforts of a Person to carry out its obligations or tasks in a diligent and sustained manner without undue pause, interruption or delay, which level of efforts is consistent with the level of efforts devoted by Parent and its Affiliates to the development and seeking of regulatory approval (including Regulatory Approval) of its other pharmaceutical compounds, products or therapies owned by Parent and its Affiliates, or to which Parent and its Affiliates have exclusive rights, which are of similar commercial and market potential as the Product, and at a similar stage in their development or product life as the Product, taking into account all relevant factors, including issues of safety, tolerability and efficacy, benefit/risk product profile, difficulty in developing or manufacturing the Product, market exclusivity, the competitiveness of alternate products in the marketplace or under development, the availability of existing forms or dosages of the Product or other indication(s), the launch or sales of a generic or compounding pharmacy product, the patent or other proprietary position of the Product, other issues of market exclusivity and the regulatory environment and the profitability of the Product (including pricing and reimbursement status achieved), Ultimate Parent’s portfolio at the time of consideration and other technical, commercial, legal, scientific and/or medical factors for the Product. For the avoidance of doubt, the “Diligent Efforts” definition is subject to Section 4.5 and shall not be deemed to require Parent to take steps to pursue the Product for more than two (2) indications in parallel.

“Equity Award Holder” means a Holder of a CVR that was granted, in accordance with the terms of the Merger Agreement, with respect to a Company Equity Award.

“FDA” means the U.S. Food and Drug Administration.

“Governmental Authority” means any court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to or on behalf of, government.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Law” means any applicable domestic, federal, state, municipal, local, national, supranational, foreign or other statute, law (whether statutory or common law), constitution, code, ordinance, rule, administrative interpretation, regulation, order, writ, judgment, decree, license, permit or any other enforceable requirement of any Governmental Authority.

“Milestone” means each of Milestone One and Milestone Two, as the context requires. For clarity, the plural form “Milestones” shall mean both Milestone One and Milestone Two collectively.

“Milestone Achievement Notice” means each of the Milestone One Achievement Notice or the Milestone Two Achievement Notice, as the context requires.

“Milestone Payment” means each of the Milestone One Payment or Milestone Two Payment, as the context requires. For clarity, the plural form “Milestone Payments” shall mean both the Milestone One Payment and the Milestone Two Payment collectively.

“Milestone Payment Amount” means, for a given Holder, with respect to the achievement of the applicable Milestone, a one-time payment equal to the product of (a) the applicable Milestone Payment and (b) the number of CVRs held by such Holder as reflected on the CVR Register as of the close of business on the date of the applicable Milestone Achievement Notice.

“Milestone Payment Date” means each of the Milestone One Payment Date or Milestone Two Payment Date, as the context requires. For clarity, the plural form “Milestone Payment Dates” shall mean both the Milestone One Payment Date and the Milestone Two Payment Date, collectively.

“Milestone One” means the dosing of the fifth patient in the first Phase 2b Study or the first Phase 3 Study (whichever occurs first) for the Product in any indication.

“Milestone One Payment” means an amount per CVR equal to $2.00, which shall become payable upon the achievement of Milestone One.

“Milestone One Payment Date” means the date that is selected by Parent not more than ten (10) Business Days following the end of the quarter in which the applicable Milestone Payment Amounts can be determined following the occurrence of Milestone One.

“Milestone One Period” means the period commencing as of the Effective Time and ending on December 31, 2028.

“Milestone Period” means each of the Milestone One Period or the Milestone Two Period, as the context requires.

“Milestone Two” means receipt from the FDA by Parent or its Affiliates (including the Surviving Corporation) or their (sub)licensees of Regulatory Approval for the Product.

“Milestone Two Payment” means an amount per CVR equal to $4.00, which shall become payable upon the achievement of Milestone Two.

“Milestone Two Payment Date” means the date that is selected by Parent not more than ten (10) Business Days following the end of the quarter in which the applicable Milestone Payment Amounts can be determined following the occurrence of Milestone Two.

“Milestone Two Period” means the period commencing as of the Effective Time and ending on June 30, 2032.

“Officer’s Certificate” means a certificate signed by the chief executive officer, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer (and not in any individual capacity), and delivered to the Rights Agent or any other Person authorized to act on behalf of Parent.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for Parent or its Subsidiaries and who shall be reasonably acceptable to the Rights Agent.

“Party” shall mean the Rights Agent and Parent.

“Permitted Transfer” means a transfer of a CVR: (i) upon the death of a Holder by will or intestacy, (ii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (iii) pursuant to a court order, (iv) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, (v) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case to the extent allowable by DTC, or (vi) as permitted by Section 2.7.

“Phase 2b Study” means a human clinical trial of the Product that is: (i) generally consistent with 21 C.F.R. § 312.21(b) (or its successor regulation or the non-U.S. equivalent thereof), and (ii) prospectively designed to generate sufficient data for the feasibility, safety, dose ranging and efficacy of the Product to either (a) enable or commence a Phase 3 Study, or (b) enable or commence a Registrational Study for submission of an application for Regulatory Approval for the Product (e.g., a phase 2a/2b study). For clarity, a Phase 2b Study includes (A) the second portion of a human clinical trial of the Product that is designed to satisfy the requirements of 21 C.F.R. 312.21(b) (or its successor regulation or the non-U.S. equivalent thereof), or (B) the first portion of a human clinical trial of the Product that is designed to satisfy the requirements of 21 C.F.R. 312.21(b) (or its successor regulation or the non-U.S. equivalent thereof), that in each case of (A) and (B) is expected to be subsequently progressed to (1) satisfy the requirements of 21 C.F.R. 312.21(c) (or its successor regulation or the non-U.S. equivalent thereof) (e.g., a phase 2/3 study or phase 2b/3 study) or (2) enable or commence a Registrational Study for submission of an application for Regulatory Approval for the Product.

“Phase 3 Study” means a human clinical trial of the Product that is generally consistent with 21 C.F.R. § 312.21(c) (or its successor regulation or the non-U.S. equivalent thereof).

“Product” means the Company’s potent and selective wild-type KIT inhibitor, a development candidate which as of the Effective Time is referred to as BLU-808 and is being developed for the treatment of mast cell disorders, including allergic asthma, allergic rhinoconjunctivitis, mast cell activation syndrome and chronic inducible and spontaneous urticaria.

“Registrational Study” means a human clinical trial of the Product that is intended to establish that a product is safe and efficacious for its intended use in the target population, and to determine warnings, precautions, and adverse reactions that may be associated with such pharmaceutical product in the dosage range to be prescribed, which clinical trial is a registration trial intended to enable submission of an application for Regulatory Approval for the Product and is generally consistent with 21 C.F.R. § 312.21(c) or 21 C.F.R. Part 314 Subpart H (or their successor regulations or the non-U.S. equivalents thereof).

“Regulatory Approval” means approval by the FDA of a New Drug Application (as more fully described in 21 CFR § 314.50 of the FD&C Act and any applicable regulations promulgated thereunder by the FDA), that is necessary for the commercial marketing and sale of the Product in the United States of America (the “U.S.”) for any indication, including any accelerated approval.

“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Significant Pharmaceutical Company” means a company: (i) which, together with its Affiliates, has substantial capabilities and experience in the development, manufacture, distribution and commercialization of pharmaceutical products for human use, (ii) which, together with its Affiliates, has development, regulatory and scientific infrastructure relevant to the Product that is at least reasonably comparable to that of Parent and its Affiliates, and (iii) that, in its most recent fiscal year completed prior to the close of the transaction pursuant to which such company obtained global rights to the Product, was one of the top thirty (30) pharmaceutical companies, as determined based on worldwide annual revenue.

“Specified Holders” means, at the time of determination, the Holders of outstanding CVRs as set forth in the CVR Register who were members of the Company Board immediately prior to the Effective Time or such other Person (if any) that is subsequently approved by the Acting Holders, whether evidenced in writing or pursuant to a vote taken at a meeting of at least 35% of the outstanding CVRs as set forth in the CVR Register.

“Tax” or “Taxes” means all U.S. federal, state, local or non-U.S. taxes, governmental fees, levies, duties, tariffs, imposts, and other similar charges and assessments, in each case, in the nature of a tax, including any income, alternative or add-on minimum, gross income, estimated, gross receipts, net worth, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or similar, including FICA), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), or other tax, governmental fee or other like assessment or charge, including any interest, penalty, or addition thereto.

Section 1.2            Additional Definitions. For purposes of this Agreement, each of the following terms shall have the meaning specified in the Section set forth opposite to such term:

Term	Section
$1.3(c)
Agreement	Preamble
Assignee	6.10
Assignment Transaction Acquiror	4.3(a)
Common Shares	Recitals
Capitalization Schedule	2.3(b)
Company	Recitals
CVR	Preamble
CVR Register	2.3(b)
Delaware Law	6.4(a)
Dollars	1.3(c)
DTC	2.3(b)
Funds	3.3
IRS	2.4(e)
Losses	3.2(h)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Milestone One Achievement Notice	2.4(a)
Milestone Payment	Recitals
Milestone Two Achievement Notice	2.4(b)
Offer	Recitals
Parent	Preamble
Rights Agent	Preamble
Surviving Corporation	Recitals
Ultimate Parent	Recitals

Section 1.3             Other Definitional Provisions. Unless the context expressly otherwise requires:

(a)           the words “hereof,” “hereto,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)           the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(c)           the terms “Dollars” and “$” mean U.S. Dollars;

(d)           references herein to a specific Article, Section, or Annex shall refer, respectively, to Articles and Sections of, and Annexes to, this Agreement;

(e)           wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)            the term “or” will not be deemed to be exclusive;

(g)           references herein to any gender include the other gender; and

(h)           any Law defined or referred to herein will refer to such Law as amended and the rules and regulations promulgated thereunder.

Article II

CONTINGENT VALUE RIGHTS

Section 2.1             CVRs. Notwithstanding anything to the contrary, this Agreement shall only become effective as of, and contingent upon, the Acceptance Time and shall be void ab initio and of no effect upon the valid termination of the Merger Agreement. The CVRs represent the contractual rights of the Holders to receive contingent cash payments pursuant to the Merger Agreement and this Agreement. The initial Holders shall be the (i) holders of Common Shares accepted for purchase in the Offer pursuant to Article I of the Merger Agreement, (ii) holders of Common Shares converted into the right to receive the Merger Consideration pursuant to Article III of the Merger Agreement and (iii) Equity Award Holders whose Company Equity Awards are converted into the right to receive the Merger Consideration pursuant to Article III of the Merger Agreement. A list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1 hereof.

Section 2.2             Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of the CVRs, in whole or in part, that is not a Permitted Transfer, will be null and void ab initio and of no effect. The CVRs will not be listed on any day quotation system or traded on any day securities exchange.

Section 2.3             No Certificate; Registration; Registration of Transfer; Change of Address.

(a)           The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)           The Rights Agent shall keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of the CVRs and (ii) registering CVRs and Permitted Transfers thereof. The CVRs shall initially, (x) in the case of the Holders (other than Equity Award Holders) be registered in the names and addresses of the respective holders as set forth in the form Parent furnishes or causes to be furnished to the Rights Agent pursuant to Section 4.1, and in a denomination equal to the number of Common Shares converted into the right to receive the Offer Consideration or the Merger Consideration (as applicable) that were held by such Holder as of immediately prior to the Acceptance Time or the Effective Time (as applicable), and (y) in the case of the Equity Award Holders, be registered in the name and address of such Equity Award Holder, as applicable, and in a denomination equal to the number of Common Shares subject to the Company Equity Awards, as applicable, held by such Equity Award Holder immediately prior to the Effective Time, in each case as set forth in a schedule delivered by the Company to Parent (the “Capitalization Schedule”). The Rights Agent will have no responsibility whatsoever directly to the street name holders or Depository Trust Company (“DTC”) participants with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of the Common Shares sending a lump sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. In the case of an Equity Award Holder, the CVRs held by such Equity Award Holder in respect of their Company Equity Awards shall be registered and tracked separately from those CVRs held by such Equity Award Holder in respect of Common Shares held by such Holder immediately prior to the Effective Time. The Rights Agent hereby acknowledges the restrictions on transfer contained in Section 2.2 and agrees not to register a transfer which does not comply with Section 2.2.

(c)           Subject to the restrictions on transferability set forth in Section 2.2, every request to transfer a CVR must be made in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its customary policies and guidelines, which may include a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), notify Parent that it has received such written notice and register the transfer of such CVR in the CVR Register. Any transfer of CVRs will be without charge (other than the cost of any Tax) to the applicable Holder. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register in accordance with this Agreement.

(d)           A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

Section 2.4             Payment Procedures.

(a)           If Milestone One is achieved at any time prior to the expiration of the Milestone One Period, then, at least ten (10) Business Days prior to the Milestone One Payment Date, Parent will deliver or cause to be delivered to the Rights Agent a written notice (the “Milestone One Achievement Notice”) certifying the date of the satisfaction of Milestone One and that each Holder is entitled to receive the applicable Milestone Payment Amount applicable to such Holder as a one-time cash payment. Following the delivery of the Milestone One Achievement Notice, Parent will deliver or cause to be delivered to the Rights Agent: (i) instructions to solicit Tax forms or other information required to properly make Tax deductions or withholdings in accordance with Section 2.4(e), (ii) any letter of instruction reasonably required by the Rights Agent and requested by the Rights Agent at least five (5) Business Days prior to the Milestone One Payment Date, and (iii) at least one (1) Business Day prior to the Milestone One Payment Date, cash, by wire transfer of immediately available funds to an account designated by the Rights Agent, in an amount equal to the aggregate applicable Milestone Payment Amounts due to all Holders pursuant to Section 4.2 other than Equity Award Holders (with respect to which any such amounts payable to Equity Award Holders shall be retained by Parent for payment pursuant to Section 2.4(d)). For the avoidance of doubt, (A) the Milestone One Payment shall only be paid once, if at all, subject to the achievement of Milestone One in accordance with this Agreement and (B) the Milestone One Payment shall not become payable unless Milestone One has been achieved prior to the expiration of the Milestone One Period.

(b)           If Milestone Two is achieved at any time prior to the expiration of the Milestone Two Period, then, at least ten (10) Business Days prior to the Milestone Two Payment Date, Parent will deliver or cause to be delivered to the Rights Agent a written notice (the “Milestone Two Achievement Notice”) certifying the date of the satisfaction of Milestone Two and that each Holder is entitled to receive the applicable Milestone Payment Amount applicable to such Holder as a one-time cash payment. Following the delivery of the Milestone Two Achievement Notice, Parent will deliver or cause to be delivered to the Rights Agent: (i) instructions to solicit Tax forms or other information required to properly make Tax deductions or withholdings in accordance with Section 2.4(e), (ii) any letter of instruction reasonably required by the Rights Agent and requested by the Rights Agent at least five (5) Business Days prior to the Milestone Two Payment Date, and (iii) at least one (1) Business Day prior to the Milestone Two Payment Date, cash, by wire transfer of immediately available funds to an account designated by the Rights Agent, in an amount equal to the aggregate applicable Milestone Payment Amounts due to all Holders pursuant to Section 4.2 other than Equity Award Holders (with respect to which any such amounts payable to Equity Award Holders shall be retained by Parent for payment pursuant to Section 2.4(d)). For the avoidance of doubt, (A) the Milestone Two Payment shall only be paid once, if at all, subject to the achievement of Milestone Two in accordance with this Agreement and (B) the Milestone Two Payment shall not become payable unless Milestone Two has been achieved prior to the expiration of the Milestone Two Period.

(c)           The Rights Agent will promptly, and in any event within five (5) Business Days of receipt of the applicable Milestone Achievement Notice and any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the applicable Milestone Achievement Notice and pay the applicable Milestone Payment Amount, subject to any amounts deducted or withheld pursuant to Section 2.4(e), to each Holder that is not an Equity Award Holder (i) by check mailed to the address of such Holder as reflected in the CVR Register as of the close of business on the date of the applicable Milestone Achievement Notice or (ii) with respect to any such Holder that is due an aggregate amount in excess of $100,000 and has provided the Rights Agent with wiring instructions, by wire transfer of immediately available funds to the account designated in such instruction; provided, that any such wire instructions shall include an acknowledgment by the Holder that a wire fee of $50 will be subtracted from the amount paid to such Holder.

(d)

(i)             Except as otherwise provided in Section 2.4(d)(ii), with respect to a Milestone Payment Amount that is payable to an Equity Award Holder related to CVRs issued in respect of Company Equity Awards, Parent shall, or shall cause the Surviving Corporation or an Affiliate thereof to, pay, on the Surviving Corporation’s or an Affiliate’s next regularly scheduled payroll date following the applicable Milestone Payment Date (but in no event later than ten (10) Business Days after the applicable Milestone Payment Date), the aggregate applicable Milestone Payment Amount (less applicable withholding Taxes pursuant to Section 2.4(e)) due to each Equity Award Holder (whether or not employed by Parent or any of its Affiliates as of such Milestone Payment Date).

(ii)            Notwithstanding any provision of this Agreement to the contrary, if a Milestone Payment Amount is payable to an Equity Award Holder with respect to a corresponding Converted Stock Option, Converted RSU or Converted PSU which remains unvested on an applicable Milestone Payment Date, the applicable Milestone Payment shall not be paid on such Milestone Payment Date, but instead the aggregate applicable Milestone Payment Amount (less applicable withholding Taxes pursuant to Section 2.4(e)) shall be payable on the Surviving Corporation’s or an Affiliate’s next regularly scheduled payroll date following the date on which such Converted Stock Option, Converted RSU or Converted PSU vests in accordance with its terms as provided for in the Merger Agreement (but in no event later than ten (10) Business Days after the applicable vesting date and regardless of whether such Equity Award Holder is employed by Parent or any of its Affiliates as of such time). For the avoidance of doubt, in no event shall a Milestone Payment with respect to a Converted Stock Option, Converted RSU or Converted PSU be made to an Equity Award Holder unless and until the corresponding Converted Stock Option, Converted RSU or Converted PSU has vested in accordance with its terms as provided for in the Merger Agreement.

(iii)           If any such payment in accordance with this Section 2.4(d) cannot be made through the applicable payroll system or payroll provider or by the Paying Agent, then the Surviving Corporation will issue a check for such payment to such Equity Award Holder (less applicable withholding Taxes pursuant to Section 2.4(e)), which check will be sent by overnight courier to the most recent address on the Surviving Corporation’s personnel records for such Equity Award Holder as soon as reasonably practicable following the applicable payment date determined in accordance with Section 2.4(d)(i) and Section 2.4(d)(ii).

(iv)          For the avoidance of doubt, in the event an Equity Award Holder also received CVRs in respect of Common Shares held immediately prior to the Acceptance Time or Effective Time (as applicable), such CVRs in respect of Common Shares are not subject to the provisions of this Agreement relating to CVRs issued in respect of the Company Equity Awards.

(e)           Each of the Rights Agent, Parent, the Surviving Corporation and their respective Affiliates shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement such amounts as it is required to deduct and withhold by any applicable Tax Laws; provided, that with respect to Equity Award Holders, any such withholding may be made, or caused to be made, by Parent through the Surviving Corporation’s or its Affiliates’ payroll system or any successor payroll system. Prior to making any such Tax deductions or withholdings or causing any such Tax deductions or withholdings to be made with respect to any Holder (other than an Equity Award Holder, in its capacity as such), the applicable withholding agent shall, to the extent practicable, timely provide notice to the Holder of such potential withholding and, if applicable, a reasonable opportunity for the Holder to provide any necessary tax forms (Internal Revenue Service (“IRS”) Form W-9s or IRS Form W-8s) or other information in order to avoid or reduce such withholding amounts if such forms or information were not solicited pursuant to Section 2.4(a); provided, however, that the time period for payment of a Milestone Payment by the Rights Agent set forth in this Section 2.4 shall be extended by a period equal to any delay caused by the Holder providing such forms. Any amounts deducted or withheld and timely remitted to the appropriate Governmental Authority shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Parent shall deliver (or shall cause the Rights Agent, Surviving Corporation or its applicable Affiliate to deliver) to the Person with respect to whom such withholding is made an IRS Form 1099 or other reasonably acceptable evidence of such deduction or withholding.

(f)           Any portion of the aggregate applicable Milestone Payment Amount that remains undistributed to the Holders on the date that is twelve (12) months after the date of the applicable Milestone Achievement Notice shall be delivered by the Rights Agent to Parent and any Holder shall thereafter look only to Parent for payment of such Holder’s Milestone Payment Amount, without interest, but such Holder shall have no greater rights against Parent than those accorded to general unsecured creditors of Parent under applicable Laws.

(g)           None of Parent, the Rights Agent or any of their respective Affiliates shall be liable to any Person in respect of the Milestone Payment Amounts delivered to a public official in compliance with any applicable state, federal or other abandoned property, escheat or similar Law. If, despite Parent’s and/or the Rights Agent’s commercially reasonable efforts to deliver a Milestone Payment Amount to the applicable Holder, such Milestone Payment Amount has not been paid prior to the date on which such Milestone Payment Amount would otherwise escheat to or become the property of any Governmental Authority, any such Milestone Payment Amount shall, to the extent permitted by applicable Laws, immediately prior to such time become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(h)           Except to the extent any portion of a Milestone Payment Amount is required to be treated as imputed interest pursuant to applicable Laws, the Parties hereto intend to treat Milestone Payment Amounts made with respect to CVRs issued in exchange for Common Shares pursuant to the Merger Agreement for U.S. federal and applicable state and local income Tax purposes as additional consideration. Parent and the Surviving Corporation shall report imputed interest on the CVRs as required by applicable Laws.

(i)            The Parties intend, to the extent consistent with applicable Laws, to treat the payments from the CVRs received with respect to the Company Equity Awards for all U.S. federal and applicable state and local income Tax purposes as compensation payments (and not to treat the issuance of the CVR to the Equity Award Holder as a payment itself). For the avoidance of doubt, each Milestone Payment Amount payable to an Equity Award Holder is intended to constitute transaction-based compensation for purposes of Treasury Regulation § 1.409A–3(i)(5)(iv) or shall otherwise be paid in compliance with or under an alternative exemption from Section 409A of the Code. Without limiting the foregoing, the parties intend that each CVR issued on an Equity Award Holder is exempt from or in compliance with Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance therewith.

Section 2.5             No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent. Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a CVR, the right to receive dividends or the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of Parent or any constituent company to the Merger or any of their respective Subsidiaries or Affiliates or any other matter, or any other rights of any kind or nature whatsoever as a stockholder of Parent or in any constituent company to the Merger or any of their respective Subsidiaries or Affiliates, either at law or in equity. The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Subsidiaries or Affiliates. The rights of a Holder in respect of the CVRs are limited to those specifically expressed in this Agreement.

Section 2.6             Enforcement of Rights of Holders. Any actions seeking the enforcement of the rights of Holders hereunder may be brought by the Acting Holders.

Section 2.7            Ability to Abandon CVR. A Holder may, at any time and at such Holder’s option, abandon all of such Holder’s remaining rights in such Holder’s CVRs, by transferring such CVRs to Parent or any of its Affiliates without consideration therefor, which a Holder may effect by delivery of a written notice of such abandonment to Parent and the Rights Agent. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of “Acting Holders”, Article V and Section 6.3.

Article III

THE RIGHTS AGENT1

Section 3.1            Certain Duties and Responsibilities. Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Rights Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its gross negligence, bad faith, willful or intentional misconduct or willful breach (each as determined by a final non-appealable judgment of a court of competent jurisdiction). The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action, default or breach by Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any Actions or proceedings at law or otherwise or to make any demand upon Parent. All Parties shall be entitled to rely on any action by the Rights Agent as if such action is an action of the Holders, unless the Acting Holders have elected to take such action pursuant to Section 6.7.

Section 3.2            Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:

(a)           the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper Party or Parties;

(b)           whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may request and rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of willful or intentional misconduct, bad faith or gross negligence on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in good faith reliance upon such Officer’s Certificate;

[1]	Note to Draft: Subject to review by the Rights Agent.

(c)           the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection for the Rights Agent, and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)           the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)           the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the CVRs;

(f)            the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)           the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement and the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)           Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, claim, demand, suit or expense (including the reasonable expenses and counsel fees and other disbursements) (collectively, “Losses”) arising out of or in connection with the Rights Agent’s duties under this Agreement, including the reasonable and documented out-of-pocket costs and expenses of defending the Rights Agent against any such Losses, unless such Losses have been determined by a final non-appealable judgment of a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith, willful or intentional misconduct or willful breach;

(i)            the Rights Agent shall not be liable for special, punitive, indirect, consequential or incidental losses or damages of any kind whatsoever (including, but not limited to, lost profits) arising under any provision of this Agreement, even if the Rights Agent has been advised of the likelihood of such loss or damage, in the absence of gross negligence, bad faith or willful or intentional misconduct on its part (each as determined by a final non-appealable judgment of a court of competent jurisdiction);

(j)            Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the Effective Time, and (ii) to reimburse the Rights Agent for (x) all Taxes other than (A) withholding Taxes owed by the Holders and (B) Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes) and (y) governmental charges, reasonable out-of-pocket expenses and other out-of-pocket charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than Taxes). The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and documented necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder;

(k)           no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(l)            other than for guarantees of signature as provided in Section 2.3(c), no Holder shall be obligated to indemnify the Rights Agent for, or hold the Rights Agent harmless against, any loss, liability, claim, demand, suit or expense arising out of or in connection with the Rights Agent’s duties under this Agreement or to pay or reimburse the Rights Agent for any fees, costs or expenses incurred by the Rights Agent in connection with this Agreement or the administration of its duties hereunder, and the Rights Agent shall not be entitled to deduct any amount from the Milestone Payment Amount in any circumstance except as provided in Section 2.4(e);

(m)          anything to the contrary in this Agreement notwithstanding, the aggregate liability of the Rights Agent arising in connection with this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the aggregate amount of fees and charges (but not reimbursed expenses) paid or payable hereunder by Parent to the Rights Agent during the twelve (12) month period immediately preceding the event for which recovery from the Rights Agent is being sought;

(n)           the Rights Agent may exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself (through its directors, officers and employees) or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents, absent gross negligence, bad faith or willful or intentional misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof;

(o)           subject to applicable Law, nothing herein shall preclude the Rights Agent from acting in any other capacity for Parent or for any other Person; and

(p)           The provisions of Section 2.4(g), Section 3.1, and this Section 3.2 shall survive the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.

Section 3.3             Funds Received. All funds received by the Rights Agent under this Agreement that are to be distributed or applied by the Rights Agent in the performance of services hereunder (the “Funds”) shall be held by the Rights Agent as agent for Parent and deposited in one or more bank accounts to be maintained by the Rights Agent in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, the Rights Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above A or equivalent by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Rights Agent in accordance with this Section 3.3, including any losses resulting from a default by any bank, financial institution or other third party. The Rights Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Rights Agent shall not be obligated to pay such interest, dividends or earnings to Parent, any Holder or any other Party, other than as part of any repayment to Parent in accordance with Section 2.4(f).

Section 3.4             Resignation and Removal; Appointment of Successor.

(a)           The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified, but in no event shall such resignation become effective until a successor Rights Agent has been appointed. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect, but no such removal shall become effective until a successor Rights Agent has been appointed. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b)           If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall, as soon as is reasonably possible, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of sixty (60) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.5, become the successor Rights Agent.

(c)           Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent through the facilities of DTC in accordance with DTC’s procedures and/or by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

(d)           The Rights Agent will cooperate with Parent and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including transferring the CVR Register to the successor Rights Agent.

Section 3.5            Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, duties and trusts of the retiring Rights Agent.

Article IV

COVENANTS

Section 4.1             List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent, promptly after the Effective Time and in no event later than ten (10) Business Days following the Effective Time, (i) in such form as Parent receives from the Surviving Corporation’s transfer agent (or other agent performing similar services for the Surviving Corporation), the names and addresses of the Holders (other than Equity Award Holders) and, (ii) with respect to Equity Award Holders, in such form as set forth in the Capitalization Schedule. The Rights Agent (y) shall not share any such information with any Person without Parent’s consent, not to be unreasonably withheld, and (z) shall be subject to any confidentiality obligations therein.

Section 4.2             Payment of Milestone Payment. Parent will duly deposit or cause to be deposited with the Rights Agent, for payment to the Holders, when payable in accordance with the terms of this Agreement, the applicable Milestone Payment Amount to be made to each Holder in accordance with Section 2.4(a) hereof (other than Equity Award Holders, in respect of which the applicable Milestone Payment Amount shall be paid in accordance with Section 2.4(d) hereof). Such amounts shall be considered paid on the applicable Milestone Payment Date if on such date the Rights Agent has received in accordance with this Agreement money sufficient to pay all such amounts then due. If a Milestone has not been achieved prior to the expiration of the applicable Milestone Period, then neither Parent nor any of its Affiliates will be required to make any payment to the Rights Agent or the Holders pursuant to this Agreement in respect of such Milestone.

Section 4.3            Assignment Transactions; Change in Control.

(a)           During the Milestone Period, Parent shall not, and shall cause its Affiliates, including the Surviving Corporation, not to, consummate any Assignment Transaction involving development, regulatory or commercialization rights to the Product in the U.S. or the obligations set forth in Section 4.4 of this Agreement are transferred other than to a controlled Affiliate of Parent, unless (i) the acquiring Person (each such Person, an “Assignment Transaction Acquiror”) is a Significant Pharmaceutical Company, and (ii) Parent has delivered to the Rights Agent an Officer’s Certificate stating that such condition precedent has been complied with in connection with such Assignment Transaction. In the event of the consummation of an Assignment Transaction permitted by this Section 4.3(a) in which the Assignee assumes all of Parent’s obligations hereunder, Parent may elect to be released from any and all obligations hereunder only if the Assignment Transaction Acquiror in connection with such an Assignment Transaction expressly assumes, by an assumption agreement, executed and delivered to the Rights Agent, in form attached as Annex A, the due and punctual payment of the Milestone Payments if and when payable in accordance with the terms of this Agreement, and the performance or observance of every covenant of this Agreement not yet performed or observed on the part of Parent to be performed or observed.

(b)           Notwithstanding Section 4.3(a), Parent may, in its sole discretion and without the consent of any other party, consummate any Change in Control; provided, that, solely in the event that the obligations set forth in this Agreement would not continue to be obligations of Parent, or would not have been assumed by operation of law, Parent will reconfirm its obligations, duties and covenants under this Agreement and will cause the Person acquiring Parent to assume Parent’s obligations, duties and covenants under this Agreement. No later than forty-five (45) days following the consummation of any such Change in Control, Parent will deliver to the Rights Agent an Officer’s Certificate, stating that such Change in Control complies with this Section 4.3(b).

Section 4.4             Books and Records. Parent shall, and shall cause its Subsidiaries to, keep records in sufficient detail to enable the Holders to determine compliance with the terms of this Agreement, including the amounts payable hereunder.

Section 4.5             Diligent Efforts. During each Milestone Period, Parent (and its successors and assigns) shall, and shall cause its (and their) Subsidiaries and Affiliates to, use Diligent Efforts to achieve the applicable Milestone prior to the end of the applicable Milestone Period. Neither Parent nor any of its Affiliates shall take any action, or fail to take any action, whose primary purpose is to avoid the payment of the applicable Milestone Payment. For the avoidance of doubt, Parent has no obligation to achieve any Milestone and the parties acknowledge that the use of Diligent Efforts does not guarantee that Parent will achieve the Milestones at all or by a specific date.

Section 4.6             Records and Written Updates. Parent shall, and shall cause its Affiliates and any licensees or sublicensees of the rights to the Product to, keep true, complete and accurate records in sufficient detail to enable the Specified Holders and their consultants or professional advisors to document the achievement of each Milestone and the payment of the aggregate applicable Milestone Payment Amounts hereunder. Within sixty (60) calendar days after each anniversary of the Closing Date, Parent will provide the Specified Holders with a written update in reasonable detail describing the progress, status and anticipated trajectory of the development of and Regulatory Approval for the Product; provided that, Parent shall not be obligated to provide more than one (1) such update during any calendar year, or any such update after the making of the Milestone Payments. Upon the reasonable request of the Rights Agent or the Specified Holders, Parent will make available by telephone or videoconference the relevant personnel involved in the preparation of such summary for the purpose of responding to the Rights Agent’s or the Specified Holders’ reasonable questions regarding the contents of each such written update by no more than one (1) meeting by telephone or video conference for each such written update. Each such annual report shall be provided to the Specified Holders at their respective addresses as reflected in the CVR Register in accordance with the procedures for giving notices under Section 6.3 or pursuant to any such other procedures as may be agreed by Parent and each such applicable Specified Holder. No Specified Holder shall be entitled to receive an annual report unless such Specified Holder has executed a confidentiality and non-disclosure agreement with Parent or for the benefit of Parent with respect to the contents thereof and which is reasonably satisfactory to Parent.

Article V

AMENDMENTS

Section 5.1             Amendments without Consent of the Holders.

(a)           Without the consent of any Holders, Parent, at any time and from time to time, may enter into one or more amendments hereto with the Rights Agent, for any of the following purposes:

(i)             to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii)            to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall consider to be for the protection of the Holders; provided, that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)           to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement, provided that, in each case, such provisions do not materially adversely affect the interests of the Holders;

(iv)           as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws; provided, that, such amendments do not materially adversely affect the interests of the Holders;

(v)            to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.11;

(vi)           subject to Section 4.3, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent contained herein;

(vii)          to evidence the assignment of this Agreement by Parent as provided in Section 4.3; or

(viii)         any other amendment to this Agreement that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Agreement of any such Holder.

(b)           Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof in accordance with Section 6.2 to the Holders, setting forth such amendment.

Section 5.2             Amendments with Consent of the Holders.

(a)           Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders or the Rights Agent), with the prior consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)           Promptly after the execution and delivery by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3             Execution of Amendments. Prior to executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent and Parent. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, protections, covenants or duties under this Agreement or otherwise.

Section 5.4             Effect of Amendments. Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

Article VI

MISCELLANEOUS AND GENERAL

Section 6.1          Termination. This Agreement will be terminated and of no force or effect, the Parties will have no liability hereunder (other than with respect to monies due and owing by Parent to the Rights Agent) and no payments will be required to be made, upon the earlier to occur of (i) the payment by the Rights Agent of the Milestone Payment Amounts required to be paid under the terms of this Agreement in accordance with Section 2.4(a), Section 2.4(b) and Section 2.4(d), and (ii) the expiration of the Milestone Two Period. For the avoidance of doubt (y) the termination of this Agreement will not affect or limit the right to receive the Milestone Payments under Section 2.4 to the extent earned but not paid prior to termination of this Agreement, and in such case the provisions applicable thereto will survive the expiration or termination of this Agreement and (z) notwithstanding anything to the contrary set forth herein, the right of any Holder to receive an applicable Milestone Payment, and all covenants and obligations of Parent and its Affiliates with respect to such Milestone Payment, shall be irrevocably terminated and extinguished if the applicable Milestone is not achieved prior to the expiration of the applicable Milestone Period; provided, that the termination of this Agreement shall not affect or limit the Holders’ right to pursue claims for breach of covenants or other obligations which occurred prior to the expiration of the applicable Milestone Period and, in each case, the provisions applicable thereto will survive the expiration or termination of this Agreement.

Section 6.2             Notices to the Rights Agent and Parent. Any notice or other communication required or permitted hereunder will be in writing and will be deemed given when delivered in person, by overnight courier, or by email transmission (provided, that no “bounce back” or similar message of non- delivery is received with respect thereto), or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to Parent:

Aventis Inc.
55 Corporate Drive

Bridgewater, NJ 088007

Attention:	[****]
Email:	[****]

In each case, with a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 5th Avenue
New York, New York 10153

Attention:	Michael J. Aiello Sachin Kohli
Email:	michael.aiello@weil.com sachin.kohli@weil.com

If to Rights Agent:

[RIGHTS AGENT]
[●]
[●]

Attention:	[•]
Email:	[•]

Any Party hereto may by notice delivered in accordance with this Section 6.2 to the other parties hereto designate updated information for notices hereunder. Notice of any change to the address or any of the other details specified in or pursuant to this section will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this section. Nothing in this section will be deemed to constitute consent to the manner or address for service of process in connection with any legal Action, including litigation arising out of or in connection with this Agreement.

Section 6.3          Notice to Holders. Where this Agreement provides for notice to the Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to the Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to the other Holders.

Section 6.4             Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)           This Agreement, the CVRs, and all actions arising under or in connection therewith will be governed by and construed in accordance with the Laws of the State of Delaware (“Delaware Law”), regardless of any Laws that might otherwise govern under applicable principles of conflicts of law thereof, except that the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York, shall apply with respect to any matters relating to the internal affairs of Rights Agent as a New York corporation. The Parties expressly acknowledge and agree that: (i) the requirements of 6 Del. C. § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Delaware Law to this Agreement, the relationship of the Parties, the transactions contemplated hereby, and the interpretation and enforcement of the rights and duties of any Party, (ii) the Parties have a reasonable basis for the application of Delaware Law to this Agreement, the relationship of the Parties, the transactions contemplated hereby, and the interpretation and enforcement of the rights and duties any Party, (iii) no other jurisdiction has a materially greater interest in the foregoing, and (iv) the application of Delaware Law would not be contrary to the fundamental policy of any other jurisdiction that, absent the parties’ choice of Delaware Law hereunder, would have an interest in the foregoing.

(b)           Each of the Parties irrevocably agrees that any legal Action or proceeding with respect to this Agreement or the transactions contemplated hereby or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns will be brought and determined in the Court of Chancery in the State of Delaware and, if such court declines jurisdiction, any other state court of the State of Delaware or the United States District Court for the District of Delaware, and each of the Parties hereby irrevocably submits with respect to any Action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), or (iii) to the fullest extent permitted by Law, that (x) the suit, Action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, Action or proceeding is improper or (z) this Agreement, or the subject matter hereof, is not enforceable in or by such courts.

(c)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENT OR ACTION RELATED HERETO OR THERETO. Each Party to this Agreement certifies and acknowledges that (i) no Representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (ii) such Party has considered the implications of this waiver, (iii) such Party makes this waiver voluntarily, and (iv) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 6.4(c).

Section 6.5             No Waiver; Remedies Cumulative. No failure or delay by any Party in the exercise of any power, right, privilege or remedy hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

Section 6.6             Entire Agreement; Counterparts. As between Parent and the Holders, this Agreement, the Merger Agreement and the other agreements, exhibits, annexes and schedules referred to herein and therein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between such parties, with respect to the subject matter hereof and thereof. As between Parent and the Rights Agent, this Agreement and any schedule or exhibit attached hereto constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between such parties, with respect to the subject matter hereof and thereof. This Agreement may be executed in two (2) or more counterparts (including by an electronic signature, electronic scan or electronic transmission in portable document format (.pdf), including (but not limited to) DocuSign, delivered by electronic mail), each of which will be deemed an original but all of which together will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties hereto and delivered to the other Parties hereto, it being understood that all Parties hereto need not sign the same counterpart.

Section 6.7             Third-Party Beneficiaries; Action by Acting Holders. Parent and the Rights Agent hereby agree that the respective covenants and agreements set forth herein are intended to be for the benefit of, and shall be enforceable by, the Acting Holders, who (along with all other Holders) are intended to be third-party beneficiaries hereof. Parent and the Rights Agent further agree that this Agreement and their respective covenants and agreements set forth herein are solely for the benefit of Parent, the Rights Agent, the Holders and their permitted successors and assigns hereunder in accordance with and subject to the terms of this Agreement, and nothing in this Agreement, express or implied, will confer upon any Person other than Parent, the Rights Agent, the Holders and their permitted successors and assigns hereunder any benefit or any legal or equitable right, remedy or claim hereunder. Except for the rights of the Rights Agent expressly granted to the Rights Agent herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any Action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights; provided, that the foregoing shall not limit the ability of an individual Holder to seek a payment due from the applicable party pursuant to Section 2.4 (solely to the extent that such payment has been finally determined to be due and payable under this Agreement and has not been paid when due); provided, further, that all Holders and the Acting Holders must enforce any such legal or equitable rights, remedies or claims under this Agreement against Parent and not the Rights Agent. In any such action, the Acting Holders shall be deemed to represent all Holders. Amounts collected by the Acting Holders in any such suit shall be paid first to reimburse the legal fees and other costs and expenses incurred by the Acting Holders and the balance shall be distributed to all Holders. The Acting Holders, in acting pursuant to this Section 6.7 on behalf of all Holders, shall have no liability to any of the Holders for any such actions. Any Action or proceeding at law or in equity brought by the Acting Holders shall be subject to Section 6.4, the terms of which shall apply to the Acting Holders or such Holder, as applicable, and such Action or proceeding at law or in equity mutatis mutandis.

Section 6.8             Specific Performance. The Parties hereto acknowledge and agree that, in the event of any breach of this Agreement, irreparable harm would occur that monetary damages could not make whole. It is accordingly agreed that (i) Parent or Assignee (as such term is defined below), on the one hand, or the Rights Agent or the Acting Holders, on the other hand, will be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to specific performance, or other non-monetary equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement in any action without the posting of a bond or undertaking and (ii) such Parties will, and hereby do, waive, in any action for specific performance, the defense of adequacy of a remedy at law and any other objections to specific performance of this Agreement.

Section 6.9             Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties hereto will replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision; provided, however, that if an excluded or modified provision materially and adversely affects the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Parent.

Section 6.10          Assignment. This Agreement shall not be assignable by any of the Parties (whether by operation of Law or otherwise); provided, however, that (a) Parent may assign this agreement to a Person (each such Person, an “Assignee”) (i) which is a direct or indirect wholly-owned Subsidiary of Ultimate Parent (provided, that Parent remains jointly and severally liable), (ii) with the prior consent of the Acting Holders, whether evidenced in writing or by a vote taken at a meeting of the Holders, or (iii) in connection with a transaction involving an Assignment Transaction conducted in compliance with Section 4.3 and (b) the Rights Agent may assign this Agreement to a successor Rights Agent appointed in accordance with Section 3.4 and Section 3.5.

Section 6.11           Benefits of Agreement. Notwithstanding anything to the contrary contained herein, any Holder may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable. Parent may, in its sole discretion, at any time, offer consideration to any Holder, a group of Holders, or all Holders in exchange for their agreement to irrevocably renounce their rights hereunder.

Section 6.12           Legal Holidays. In the event that a Milestone Payment Date shall not be a Business Day, then (notwithstanding any provision of this Agreement to the contrary) payment need not be made on such date, but may be made, without the accrual of any additional interest thereon on account of such Milestone Payment Date not being a Business Day, on the next succeeding Business Day with the same force and effect as if made on such Milestone Payment Date.

Section 6.13           Interpretation; Construction.

(a)           The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b)           The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first written above.

AVENTIS INC.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

Annex A

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT, made as of [•] (this “Agreement”), between Aventis Inc., a Pennsylvania corporation (“Assignor”) and [•], a [•] [•] (“Assignee”). Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings given to them in the CVR Agreement referred to below.

W I T N E S S E T H:

WHEREAS, Assignor and [•], a [•] corporation (the “Rights Agent”), are parties to a Contingent Value Rights Agreement dated as of [•], 2025 (the “CVR Agreement”); and

WHEREAS, Assignor and Assignee desire to execute and deliver this Agreement evidencing the transfer to Assignee of the due and punctual payment of the Milestone Payment(s) that have not been paid to the Holders or expired pursuant to the terms of the CVR Agreement and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed and the assumption thereof of Assignee.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.             Assignment. Effective as of [•] (the “Assignment Date”), Assignor hereby assigns to Assignee, and Assignee hereby accepts the assignment of, the due and punctual payment of the Milestone Payment(s) that have not been paid to the Holders or expired pursuant to the terms of the CVR Agreement and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed.

2.             Assumption. Effective as of the Assignment Date, Assignee hereby assumes the due and punctual payment of the Milestone Payment(s) that have not been paid to the Holders or expired pursuant to the terms of the CVR Agreement and the performance or observance of every covenant of the CVR Agreement not yet performed or observed on the part of Assignor to be performed and observed.

3.             Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto and their respective successors and assigns.

4.             Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any laws, rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware.

5.             Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

A-1

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

AVENTIS INC.

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title: